As filed with the Securities and Exchange Commission on February 11, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

PASSPORT BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1377061
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
252 West 37th Street	10018
New York, NY	(Zip code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (646) 459-2600

Securities Registered Pursuant to Section 12(b) of the Act: None

Securities Registered Pursuant to Section 12(g) of the Act:

Title of class:

Common Stock, $0.0001 par value per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” ‘accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

PASSPORT BRANDS, INC.

FORM 10

IMPORTANT INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This Registration Statement on Form 10 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements, written, oral or otherwise made, include statements regarding the intent, belief or current expectations of the Company and its management, including the Company’s beliefs regarding the prominence of branded, licensed and owned apparel, in general, the Girbaud, Flow Society, and Brandina, The Original, in particular, in the Company’s future, the Company’s expectations for men’s and women’s sportswear and jeanswear, and the Company’s beliefs regarding its relationship with its employees, suppliers, and customers. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statement are statements that are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control and could cause actual results to differ materially from those contemplated in such forward-looking statements, including, though not limited to, the following specific risks and uncertainties: (i) changes in the marketplace for the Company’s products, including customer taste, (ii) the introduction of new products or pricing changes by the Company’s competitors, (iii) changes in the economy both domestic and international, (iv) termination of one or more Company’s license agreements, and (v) the Company’s ability to secure and maintain adequate working capital. Existing and prospective investors are cautioned not to place undue reliance on these aforementioned forward-looking statements, as they apply only to the date hereof. Such forward-looking statements do not purport to be predictions of future events or circumstances, and therefore, there can be no assurance that any forward-looking statement contained herein will prove to be accurate. Furthermore, the Company undertakes no obligation to update or revise the forward-looking statements contained in this Registration Statement on Form 10 whether as a result of new information, future events, or other circumstances.

ITEM 1.	BUSINESS

INTRODUCTION

Passport Brands, Inc. (“Passport” or the “Company”) (formerly known as I.C. Isaacs & Company, Inc.) together with its predecessors and subsidiaries, including I.C. Isaacs & Company L.P.  (the “Partnership”) and Isaacs Design, Inc. (“Isaacs Design” together with the Partnership and Passport where the context so requires, also referred to as the “Company”) is a designer and marketer of branded apparel (including jeanswear and sportswear) and accessories. In this Registration Statement on Form 10, unless the context otherwise requires, references to “we”, “our” or “us” refer to the Company. Founded in 1913 and incorporated in the State of Delaware, the Company offers products under licensing arrangements with Marithé + François Girbaud (“Girbaud”) and Brandina, The Original (“Brandina”) as well as under the Company developed brand, Flow Society. Flow Society is a registered trademark that is jointly owned by Isaacs and Jenno Holdings (“Jenno”).

HISTORY

Passport was incorporated in Delaware on August 16, 1984, under the name Isbuyco, Inc.  The business of the Company was founded by Mr. Isaac C. Isaacs in Baltimore in 1913 and remained a family-owned business until 1984, when it was reorganized as the Partnership by a group comprised of management and outside investors.  Passport has served as the general partner of the Partnership since it was formed on December 20, 1984.  In preparation for Passport’s initial public offering in 1997, a wholly owned subsidiary of the Company, Isaacs Design, acquired the outstanding limited partnership interests in the Partnership.  The Partnership, now a wholly owned subsidiary of the Company, is the licensee of a number of the intellectual property rights used in the Company’s business.  Isaacs Design’s sole function is to be the limited partner of the Partnership, and I.C. Isaacs Far East Ltd., is an inactive wholly owned Hong Kong subsidiary of Passport.

BUSINESS

The Company completed an Initial Public Offering in December 1997 and subsequently filed Form 15 Notice of Termination of Registration in August 2008. Since August 2008, the Company has sold an office facility in Baltimore, MD, sold a warehouse facility in Milford, DE and contracted out certain business operations and logistics functions. The Company has also begun marketing two additional brands, Flow Society and Brandina. Based on these changes to the Company’s business strategy, brand portfolio, and a desire to create added liquidity for the common stock, par value $0.0001, of the Company (the “Common Stock”), the Company is voluntarily filing this Registration Statement on Form 10 to re-register its Common Stock under Section 12(g) of the Exchange Act.

The Company’s business strategy has changed significantly from one of being a  single brand marketer of apparel products to a more strategically marketing and sourcing platform that is currently home to three distinct, carefully positioned brands that feature upper market positioning in well defined niche categories, that possess improved margins and, we believe, growth potential. The platform features a flexible global sourcing base and a back office infrastructure that is capable of servicing its existing portfolio as well as taking on additional brands that may fit the Company’s strategic profile.

STRATEGY

In pursuit of its new strategic direction the Company has: A) repositioned the Girbaud brand in a broader market segment, more consistent with the brand heritage and positioning worldwide; B) brought additional Girbaud segments into the Company that are targeted at high margin, niche opportunities; C) created a global sourcing platform that could accommodate a diverse product offering and multiple brands; D) leveraged multiple niche brands across a single back-end operating platform to deliver efficiency and effectiveness for all the businesses; and E) focused on broadening the brand portfolio with niche, high margin branded opportunities that we believe have a distinct point of difference and competitive advantage and can be leveraged over and serviced by the Company’s existing operating platform.

The strategy is designed to build a diverse portfolio across product categories and consumer segments so that the Company is not reliant on a single category or segment for its success. The strategy focuses on strong brand positioning, focused product creativity, global sourcing and efficient back-end operations. The Company believes strongly in locally based guerilla marketing techniques in place of broad-based general advertising strategies for all of its brands. For all of its brands the Company believes that it has a series of strong creative partners that drive unique but commercial products toward a well-defined consumer segment. We believe that this disciplined and focused approach is a key to the Company’s success.

The Company has funded its marketing strategy through funds raised from a significant shareholder.  However, future growth will require additional funding from the capital markets.

Recent Accomplishments

In 2010, the Company made significant strides in refining its business strategy and improving its operational execution, with a primary focus on: stronger gross margins, operational cost reductions and distribution shifts.

Gross margins are expected to improve through sourcing improvements, more aggressive pricing, better inventory management and a reduction in close out sales. The company’s strategic relationship with Samsung America, Inc. (“SAI”) and SAI’s great financial strength compared to the Company was a major factor in the Company’s ability to source products at lower cost, yielding higher margins. Overall, the Company successfully took a more aggressive position with pricing increases of both its core and fashion Girbaud brand. This move increased margins without reducing the sell thru rates with its retail customers.

Finally, the Company improved its inventory management and close out percentage through a greater focus on core and seasonal core product offerings, a more focused and reduced offering of Girbaud fashion products and a better flow of production from vendors. This mix shift also resulted in significantly lower markdown requests from key retailers throughout the year, which also aided margins.  The results of all of these efforts impacted margins in the last 6 months of 2010 and will affect the full year margins in 2011.

Operational costs were reduced in 2010, primarily through Selling, General and Administrative expense (“SGA”) reduction, which we believe will improve further in 2011 through the move of the Company’s headquarters and showrooms in late 2010, which resulted in a decrease in required space from approximately 19,000 square feet to 10,000 square feet. This move will result in an annual cost reduction of approximately $250,000 per year for the Company beginning in 2011.  Additionally, the Company reduced its fixed selling costs, its Information Technology (“IT”) costs and administrative costs in 2010.

Distribution shifts Throughout  2010, the Company strategically re-oriented its focus from an urban target to the Young Men’s target segment. This product shift also required a transition from specialty stores to a more focused concentration on key department stores across the country.  This distribution shift in 2010 resulted in increased customer penetration of over 80% (75 new branch stores) and a significant increase in floor space for the Girbaud brand.  Primary expansion of branch stores was accomplished at Dillards (60 branch stores added) and Macys (10 branch stores added), while floor space was added in most existing Bon Ton branch stores.  Based on retail selling success at these expanded branch stores and spaces, we anticipate that the rollout will continue nationwide in these major customers in 2011, as there is still significant branch store penetration available at all three of these customers.

The Company also launched the Flow Society brand in 2010 with a distribution strategy that focused on key retail chains. Stores operated by Dick’s Sporting Goods, Inc. (“Dick’s”) were a primary target during the launch of Flow Society. After a successful 25 branch store test and a mini-rollout to 100 branch stores, Dick’s fully committed to a 325 branch store expansion in the beginning of 2011. This rollout is for Men’s, Women’s and kids departments. Additionally, Flow Society socks are being rolled out to 100 branch stores in the first quarter of 2011.  In 2011, exclusive of Dick’s, we expect Flow Society to be in over 200 stores including Sports Authority, Modell’s and Champs.

Strategic Growth Plan

In 2009, the Company made the strategic decision to aggressively shift from a single- brand business model to a multi-brand portfolio business model.  The Company began to identify niche segments of high margin businesses that could be added to and operated by its current operational platform. The long range plan was to add multiple brands for the next five years that would diversify the Company across apparel and accessory product categories.  The Company believes that this will help insulate the Company from the risk of being one dimensional, while providing defensible niche businesses that could deliver increased gross margins over an extended period of time.

The first installment of this strategy was the development and launch of Flow Society Brand (www.flowsocietylacrosse.com) into the active wear market segment. The Flow Society Brand was developed around an authentic lacrosse heritage and branding to provide apparel to the lacrosse market that to date was dominated by hard goods companies. The launch was successfully executed at both the specialty store and big box store levels and will have its first full year of sales and shipments in 2011.

The second phase of the portfolio strategy is in the process of being completed with the December 2010 signing of a letter of intent with Brandina, The Original (Brandina), (www.Brandinatheoriginal.it) a Women’s handbag, footwear and accessory brand from Italy. As of February 11, 2010, the company has not entered into a final agreement. Brandina, currently distributed only in Europe, will be launched in the United States (the “US”) through series of Company stores beginning in the first half of 2011. The Company has the right to purchase the brand outright at the end of the third year of the proposed agreement. Brandina is strongly positioned as a high end but accessible brand of handbags between the mid-priced and luxury handbag segments. It has a broad appeal to women of all ages from 16-60 and is recognized by the use of its unique fabrication and proprietary color schemes. The brand is uniquely presented through its positioning and imagery of the nostalgic era on the Italian Riviera, giving the brand an authentic and global appeal.

The third leg of this expansion strategy will be to obtain and launch additional segments of the Marithé + François Girbaud  (Girbaud) brand.  (www.liveontheflygirbaud.com) The Company currently has a long term licensing agreement with the Girbaud brand for its Men’s jeans segment, and has a right of first refusal for the women segment as well. The women jeans line has not been available in the US market in the last five years and at one time accounted for 50% of US sales. The premium segment has been launched very successfully in Europe but has not been launched in the US yet.

Longer term, the Company believes that its strategic partnership with SAI gives it the financial resources to partner with many smaller niche companies and brands that have compelling ideas but lack the infrastructure and financial resources to effectively bring their ideas and brands to market. The Company believes that this partnership will provide a continuing competitive advantage as it seeks to expand its portfolio of niche opportunities.

BRANDS

Marithé + François Girbaud

With the extension of the Company’s licensing agreement with Latitude Licensing Corp. (“Latitude”), the wholly owned licensing subsidiary for Marithé + François Girbaud through 2014, with two additional five-year extensions beyond 2014 at the Company’s option and a focus only on the men’s segment, the Company began the task of cleaning, repositioning and re-launching this iconic Marithé + François Girbaud (“Girbaud”) brand back into the men’s market segment. We believe the Girbaud brand had been improperly positioned in the urban segment for over eight years and, accordingly, had suffered a significant drop in distribution and pricing as well as perception. The product line has now moved from an “urban collection” to a “European jeans line” aimed at the young men’s segment. The product improvements have driven price and margin improvements and the Girbaud brand is now positioned in the young men’s department of most department stores as opposed to the urban department.

The target consumer for this branded line is the 18-35 year old male who exhibits a youthful, self-expressive attitude in their jeans wardrobe. They are more concerned with style and look than price and tend to prefer value added products to lower priced alternatives. They tend to shop online, in department and specialty store environments.

The branded product line consists primarily of jeans, pants, and shorts (75%) along with a focused offering of seasonal, coordinated shirts (25%).

The Company also had a licensing agreement with Latitude, the wholly owned licensing subsidiary for Marithé + François Girbaud since 1998 for women’s collections. On July 29, 2009 the Company and Latitude agreed to suspend the Women’s Agreement.  Both parties agreed to meet regularly to review possibilities to reactivate the Agreement and the Company shall have a preferential right for five years to propose a business plan to reactivate the Agreement at its original terms and conditions.

Based on the strong relationship between the management of the Company and the licensor, the Company believes that it will have the opportunity to acquire additional licenses for additional product categories and consumer segments from within the Girbaud portfolio in the future. The Company currently has the rights to the footwear license for the United States but has not begun using this license to date.

Flow Society

Consistent with the strategy to acquire and develop brands targeted at strong niche market segments and product categories, the Company has developed and launched the “Flow Society” brand, an authentic lacrosse gear brand aimed at the young men’s and boys’ consumer segments. The Company developed, registered and owns “Flow Society” in collaboration with Jenno. The “Flow Society” brand name, logo and concept were developed within the Company to capture the authentic heritage of the sport and the contemporary words and phrases that are unique to the sport and those who play it and is flavored with contemporary graphics and prints that express the lifestyle and spirit that surround the game, its players and its spectators. Flow Society is a lifestyle brand that designs, sources and markets active and casual apparel and accessory products aimed at the consumers who are involved and interested in the sport of lacrosse. The product line is driven by athletic shorts and t-shirts. The shorts feature sublimation printing techniques that allow for the use of vivid, detailed and intricate patterns and graphics to be printed over a complete garment.

The target consumer for the “Flow Society” brand is the male between 12 and 25 years old that has an interest in the sport of lacrosse as a participant or spectator and lives an active sports oriented lifestyle. They use the product for both functional and casual end use situations.

The line is premium priced and is sold to sporting goods chains such as Dicks Sporting Goods, Inc., Modell’s, and Sports Authority, independent specialty stores such as Lacrosse Unlimited, and key lacrosse specific internet websites such as Lacrosse.com. Launched in the third fiscal quarter of 2010, the Company anticipates that the “Flow Society” brand will have national distribution as well as full year sales in 2011. The Company believes that as the brand matures in the functional segment of the active wear market it can be expanded into both the technical performance segment and the casual off field segment of the category because of its lifestyle orientation.

Brandina, The Original

In December 2010, the Company signed a letter of intent to enter into a five-year licensing agreement with a five-year extension clause at the Company’s option with Brandina, The Original for the United States territory and expects to launch branded bags, shoes, and accessories products that feature the seaside lifestyle of the Italian Riviera in 2011. As of February 11, 2010, the company has not entered into a final agreement. The “Brandina, The Original” (“Brandina”) brand is expected to be launched via Company owned and operated retail stores in key geographic locations along with pop up stores in seasonal locations and a mobile store concept that will move from location to location throughout the summer months. The Brandina brand is the brainchild of Italian designer Marco Morosini and his wife Barbara. Founded in 2006, the brand uses unique materials in handbags and accessories that capture the spirit, fun, and lifestyle of life at the Italian seaside in the 1950’s. The Brandina brand is currently only sold in Italy through mono-brand stores and will be brought to the United States by the Company. The Brandina brand, the lifestyle it embodies and the products themselves are unique because of the materials used in their construction, the distinctive color story within the brand, and the lifestyle retail environment in which the brand is presented. The product line consists of a wide range of shapes and sizes of handbags and purses, along with secondary categories such as flip-flops, sandals, sunglasses, accessories, and some home décor products.

The consumer for the Brandina brand will be a female between 9 and 90 years old who has a high interest level in handbags and accessories and prefers fashionable, colorful bags for casual and dress up situations. The target is the young and adventuresome at heart that is looking to express a fun, spirited attitude through their accessories. Because of the lively spirited image of the brand, we believe it appeals to females of all ages. Its core target age group is 18-35 years old.  A Brandina product has been selected as one of the celebrity gifts at the 2011 Grammy Awards.

The retail concept is a small footprint of 500-1000 square feet that portrays the Italian seaside lifestyle of fun, spirit and nostalgia. The concept is built around the old retail concept of a “bottega” in which the product featured was the “fresh product of the day” and when sold out was no longer available but was replaced with a new style, color, or pattern. We believe this concept promotes frequent store visits and a “see it, buy it” sense of urgency among shoppers. The Company believes that this lifestyle, the products, and the retail footprint and concept are unique and will have a high level of appeal to the female consumer in the United States. The Brandina brand is positioned in the upper price points of $150-$225 and offers a strong value proposition when compared to the premium handbag segment that ranges from $250-$500+. The Company plans to launch 2-5 stores in 2011 and a more extensive rollout in 2012. Initially, the Brandina brand will not be sold to traditional multi-brand retail stores, but an exclusive distribution arrangement would be considered depending on the potential retail partner.

DESIGN AND MERCHANDISING

One of the core skills of the Company is its design and merchandising abilities. The Company employs a disciplined and focused approach to product line design and development that features a primary emphasis on core product development, seasonal enhancements to existing products and a secondary emphasis on volume fashion and fashion products. The Company segments each product line into core products, volume fashion products, and fashion image products. It attempts to maintain a balanced offering that is 75% core and seasonal core products and 25% fashion products. We believe this increases volume per product, extends life cycles, and limits obsolescence risk. The system discipline is similar to the system used by well known companies such as The Gap, J. Crew, and VF Corporation.

The actual design work for products for Girbaud and Brandina brands is done by the licensor and is adapted, interpreted, and re-sourced by the Company to fit into the target market, price range and distribution channels used by the Company in the territory. Product development and creation for Flow Society is done within the Company with the ancillary use of outsourced freelance help.

RESEARCH AND DEVELOPMENT

As a licensee, the Company performs little internal research and development.  Most of the research and development performed in connection with the development of new products is conducted by the licensor.  The amount currently spent by the Company has been immaterial; however, as the Company begins developing new brands, this expenditure will increase.

GLOBAL SOURCING

The Company outsources 100% of its manufacturing and production needs to a global community of production vendors. Based on the particular quality, quantity and pricing needs of each product and brand, the sourcing function of the Company researches, solicits, and contracts with various production vendors around the globe in an effort to meet the specific needs of the Company for each specific product and market segment. In some cases, the Company contracts with agents to do the research, testing and oversight work for multiple factories. This arrangement is used in only one situation where multiple factories are involved. In all other current situations, the Company works directly with the production factory that is doing the work for the Company. In 2009, approximately 86% of all the Company’s purchases were from three suppliers. The Company currently uses 20-25 factories to produce products for its brands. No one factory represents more than 15% of total annual production. The Company sources in a wide range of countries with China having the largest geographical concentration. Other countries in the Company sourcing mix include but are not limited to Vietnam, Bangladesh, Thailand, Morocco, Italy, Columbia, Peru, and Guatemala.

The Company handles internally the development and distribution of all packages of technical production specifications for all products as well as the oversight and approval of all pre-production and fit approval garments. Production samples are also reviewed and approved by the Company using internal personnel.

FINANCE AND LOGISTICS

In October 2009, the Company entered into a Sales Representative Agreement (“SAI Agreement”) with Samsung America, Inc. (SAI) in which SAI provides back end logistics services, certain business operations functions and specific financial services to the Company in exchange for a variable fee based compensation. This relationship provides, through SAI, the Company with working capital for inventory purchases and accounts receivable financing. Additionally, for the same fee, SAI provides all warehousing, receiving, pick/pack/ship and billing functions on behalf of the Company. SAI provides Letters of Credit to all production vendors of the Company and pays upon presentation of documents from the vendor. We believe this payment method allows the Company favorable status when negotiating price and delivery terms from vendors because the payment method used by SAI is a preferred payment method versus other payment methods used by competitors.

The SAI Agreement serves two main purposes for the Company: A) it allows the Company to outsource it distribution, logistics, credit, collection and IT functions to a more efficient provider and allows the Company to focus more time and resources on its core skills of design, merchandising and marketing; and B) it substitutes the financial resources of SAI for any other working capital lender or financial factoring arrangement. The SAI Agreement consists of a five-year contract for services in exchange for a set percentage fee and an option for either an equity stake or a profit share. In connection with the SAI Agreement, SAI was granted warrants pursuant to a Warrant Agreement (as defined below) to purchase 15% of the aggregate number of the Company’s Common Stock deemed outstanding as of the close of business on November 6, 2012 (termination date), as defined in the Warrant Agreement.  The Warrants become exercisable in three equal installments over three years, enabling SAI to purchase such number of shares that will equal 5% of the Company’s outstanding Common Stock per year.

As part of the SAI Agreement the Company operates on the IT platform provided by SAI and has real time access to all levels of information required to run the business on a day to day basis. SAI receives and ships its products from their facility in Secaucus, New Jersey. The Company believes that in the current financial environment this financial arrangement for working capital is advantageous and will allow the Company to fund expansion working capital for inventory and receivables at no additional cost of capital. The Company is responsible for additional capital needed for expansion and growth outside of inventory and receivables financing.

SALES AND DISTRIBUTION

The Company uses in house senior level sales management to run the selling and distribution function of its business. Each brand features a senior level manager that is responsible for leading and managing the sales and distribution efforts for their respective brand. Those individuals also maintain personal responsibility for a number of major volume house accounts as part of their responsibilities. Additionally, they manage a network of independent sales representatives that cover various geographic territories for their respective brands. The Company’s field sales staff is independent contractors who work on a variable commission basis based on the volume sold. The Company does not have contracts with its customers and order size varies with each customer. The Company currently does not have any foreign sales.

The Girbaud brand is distributed in over 1,000 specialty store accounts across the United States. Its major customers are three department store groups: Dillards, Inc., Macy’s, Inc., and Bon-Ton Stores, Inc. These stores represent 25% of the brand volume. In 2008 and 2009 one customer accounted for 13% and 12%, respectively, of total sales. Geographic concentration is strongest in the central part of the United States from Minneapolis through Texas. The Southeast region from Texas across Louisiana, Mississippi, and Florida is also an area of strength. We believe the biggest opportunity for future growth is in the Northeast and on the West coast. The backlog at December 31, 2010 for Girbaud is approximately $2,880,000 compared to $1,896,000 for the same period the prior year.  Sales for the Girbaud brand in department stores for December 2010 and January 2011 averaged approximately 7% per week (7% selling of all Girbaud retail inventory per week by the department store customers (Dillard’s, Macys’s, Bon Ton)), which is nearly twice the national average.

The Flow Society brand is focused in the major sporting goods chain stores throughout the United States. Independent sporting goods stores and Internet sites represent 20-25% of the overall brand volume.  Major customers include Dick’s, Sports Authority, and Modell’s. These customers account for the majority of the volume of the Flow Society brand. The backlog at December 31, 2010 for Flow Society is approximately $1,389,000. There was no comparable amount last year at this time.

The Brandina brand is expected to be launched through a direct to customer distribution strategy in 2011. The focus is on 500-1,000 square feet locations in markets that feature the following: A) consistent population base of 350,000 or greater year-round; B) an additional significant, seasonal influx of population as tourists or part time residents; C) close proximity to a body of water; and D) existence of a destination, high end retail concentration center. The initial market will be in the Southeastern United States with a focus on an area from North Carolina through Florida and across to the Texas coastal areas. The Northern markets that have a limited warm weather season will be the focus of pop-up stores and the mobile retail concepts of the brand. The Company believes that there are over 75-100 viable target locations within the United States. There is no backlog for Brandina at this time.

EMPLOYEES

At September 30, 2010 the Company employed 31 full time employees including 6 in an administrative office in Baltimore, MD and 25 located in the Company headquarters in New York, NY. This includes 10 in merchandising and design, 7 in sales and customer service, 6 in finance and accounting, 6 in production and sourcing and 2 in general administration. The Company also has contracts with 6 independent sales representatives who operate outside of the Company offices. Additionally, the Company uses on an as needed basis various design, creative and marketing free-lance personnel to handle specific projects and short-term assignments for the Company.

The Company feels that its labor relationship with its employees is very good.  In 2011, the Company is instituting a new Incentive Stock Option Plan for key employees.  The Company does anticipate adding more employees as new brands are developed.

LICENSING ARRANGEMENTS

The Company has had a licensing contract with the Girbaud brand since 1997. The current agreement allows the Company to merchandise, source, market, and distribute young men’s jeans products in the United States and Canada through 2014 plus extensions. The Company, because of its strong relationship with the Girbaud brand, has a right of first refusal for other products and consumer segments offered by the brand. These areas include women’s jeans, premium denim products, footwear, casual wear products, outerwear, and designer sportswear products. The Company is optimistic that the license contract will be extended for another five years prior to the end of 2012 and that the women’s and premium jeans segments will be added to the contract within the next five years. The contract calls for the Company to pay a licensing and technical service fee as a percentage of net sales on all regular priced merchandise and a percentage on all closeout merchandise sold by the Company. In 2010, the minimum royalty clause of the Girbaud contract was waived by Girbaud in an effort to re-establish a base line of business for the Company.

In December 2010, the Company signed a letter of intent to enter a licensing agreement with Brandina, The Original for the rights to produce, market, and distribute the Brandina brand of handbags, accessories, and shoes in the United States. This will be an exclusive arrangement between Brandina and the Company for the United States. We expect that the definitive agreement, once executed, will provide for a term of five years with an extension clause for another five years.  The license calls for the Company to pay a fee for use of the mark and a fee for technical product and marketing development. The contract calls for a minimum royalty clause that begins in year two and exists for the life of the agreement.

During November 2009, the Company signed a Memorandum of Understanding (MOU) with Jenno, as its independent contractor to develop the Flow Society brand. The Company is responsible for the daily operations of the business and Jenno receives a percentage of net revenue of the brand annually as compensation for performing the sales management and key account management of the brand on behalf of the Company as an independent contractor.  As of February11, 2010, the Company and Jenno have not entered into a final agreement.

COMPETITION

The Company competes in several different markets, product categories, and distribution channels. The markets are highly fragmented and feature many competitors. The Company continuously works on building and maintaining a competitive advantage in each category in which it competes. It attempts to refrain from competing in low price, low margin commodity business categories in which it believes there is little room for differentiation and profitability. The Company focuses on finding and taking advantage of market niches in which product and brand differentiation is valued.

Several factors influence and guide the Company on determining the proper niches in which to compete. These factors are as follows: 1) brand oriented segments; 2) product categories where differentiation is possible and valued; 3) niche segments that offer higher margin opportunities; 4) growing consumer segments; 5) categories where merchandising and marketing skills are valued; 6) categories that fit the sourcing abilities of the Company; 7) categories that afford flexibility in pricing and higher margin opportunities. The Company constantly looks to exploit its core competencies in product design, product line merchandising, brand positioning and management, and global sourcing.

The apparel industry is very fragmented. As such, the Company competes against a wide array of competitors that range from multi-billion dollar companies such as VF Corporation and Levi Strauss to smaller relatively new companies such as True Religion and Rock and Republic.

MANAGEMENT INFORMATION SYSTEMS

The Company believes that effective and efficient information processing is critical to maintaining its position in the marketplace. The Company operates the majority of its information processing from within the highly sophisticated operating system at SAI. This is a real time, fully integrated system that covers every aspect from order entry to logistics planning, shipping and credit and collection processes. Additionally, the Company houses on its own internal system the basic financial operating and reporting systems for the business. The two systems interface seamlessly to allow the Company to import and export data on an as needed basis for analysis and reporting. This configuration with the SAI partnership has afforded the Company access to a broader, more comprehensive and effective information technology base than it could otherwise afford on its own. The Company believes that on this point alone the SAI partnership provides the Company with a competitive advantage against other niche competitors. SAI is continuously upgrading its system and the improvements are readily available to the Company at no additional cost of operation.

GOVERNMENTAL REGULATION

The Company is subject to federal, state and local laws, regulations and ordinances that govern the activities and operations of all businesses that operate in the United States. In addition, as an importer of foreign made apparel it is subject to rules and regulations of the U.S. Customs Department. Any major negative change in the United States foreign trade policy would have a negative effect on the Company’s business. Increases in tariffs, restrictions on products, quotas, embargoes, or increased regulation could have a material effect on the Company’s operations.

ENVIRONMENTAL MATTERS

The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects or (ii) impose liability for the cost of cleanup or other remediation. The Company has not incurred any significant expenditures or liabilities for environmental matters and believes that its environment obligations will not have a material adverse effect on its financial condition or results of operations. Environmental compliance matters are subject to inherent risks and uncertainties.

ITEM 1A.	RISK FACTORS

An investment in the Company’s Common Stock involves risks. Investors should read and carefully consider the following risk factors in addition to all other information in this Registration Statement on Form 10 before making an investment in the Company’s Common Stock.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern. This could make it more difficult for us to raise funds and adversely affect our relationships with lenders, investors and suppliers.

Our independent registered public accounting firm included an explanatory sentence that expresses substantial doubt as to our ability to continue as a going concern in its audit report contained in this Registration Statement on Form 10. We cannot provide any assurances that we will in fact operate our business profitably, maintain existing financings, or obtain sufficient financing in the future to sustain our business in the event we are not successful in our efforts to generate sufficient revenue and operating cash flow.

Our ability to continue as a going concern will be determined by our ability to obtain additional funding to generate sufficient revenue to cover our operating expenses. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Because the Company has a history of operating losses, there can be no assurance that it will operate profitably or generate positive cash flow in the future.

The Company incurred a net loss of approximately $10,847,000 for the year ended December 31, 2008 and a net loss of approximately $4,413,000 for the year ended December 31, 2009. For the nine months ended September 30, 2010, the Company had a net loss of approximately $4,584,000. The Company’s ability to continue as a going concern is dependent upon its ability to generate additional revenue and reduce operating costs to meet its anticipated cash requirements.

Because the Company has a recent history of operating losses, it has negative working capital and a stockholders deficiency.

At December 31, 2008, the Company had negative working capital of approximately $4,937,000 and at December 31, 2009 it had negative working capital of approximately $2,998,000. At September 30, 2010 the Company had negative working capital of approximately $4,057,000.

At December 31, 2008, the Company had a stockholders deficiency of approximately $5,475,000 and at December 31, 2009 it had a stockholders deficiency of approximately $5,738,000. At September 30, 2010, the Company had a stockholders deficiency of approximately $8,454,000. In 2009, the Company received approximately $2,950,000 of proceeds from issuance of shares of its common stock. The Company’s continuation as a going concern is dependent on its ability to generate income, reduce costs and raise additional capital.

The Company has significant short-term debt obligations owed to certain significant shareholders and directors.

The Company has significant liabilities in the form of promissory notes and a credit agreement to certain of its shareholders and directors (the “Related Party Debt”).  If the Company repays the Related Party Debt, such payments may constrain our liquidity, reduce financing needed for investment in our operations, and result in not having enough capital to undertake our business plans.  Further, we cannot provide assurance that the Company will have sufficient cash flow to meet these liabilities.  See Item 7 “Certain Relationships and Related Transactions and Director Independence” of this Registration Statements on Form 10 for information concerning the amounts and terms of the Related Party Debt.

The Company’s directors, executive officers and entities affiliated with them beneficially own a substantial number of shares of the Company’s Common Stock, which gives them significant control over certain major decisions on which its stockholders may vote and may discourage an acquisition of the Company.

The Company’s executive officers, directors and affiliated persons beneficially own a substantial number of shares of the Company’s Common Stock and as a result they have significant influence over all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders may vote, including the following actions:

•	elect or defeat the election of the Company’s directors;

•	amend or prevent amendment of the Company’s articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the stockholders for vote.

In their capacity as stockholders, the interests of the Company’s officers and directors may differ from the interests of other stockholders.  Moreover, management’s ownership of the Company’s securities may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce its stock price or prevent the Company’s stockholders from realizing a premium over its stock price.  See Item 4 “Security Ownership of Certain Beneficial Owners and Management” of this Registration Statements on Form 10 for information concerning the share ownership of the Company’s Directors and entities affiliated with them.

The Company has an immediate need for capital and will need to raise capital to continue to operate the Company’s business, which would have a dilutive effect on current shareholders’ investments in the Company.

The Company needs an immediate infusion of capital to fund its operations and believes that it will need to seek additional sources of financing to continue its operations in the near term.  Any additional sources of financing will likely involve the issuance of the Company’s equity securities, which would have a dilutive effect on the current shareholders’ investments in the Company.  If the Company is not able to raise sufficient capital in the near future, the Company’s continued operations will be in jeopardy and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets.

Sale of a substantial number of shares of the Common Stock may cause the price of the Company’s Common Stock to decline.

If any of the Company’s stockholders sell substantial amounts of the Common Stock in the public market, the market price of the Company’s Common Stock could fall.  These sales also may make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that it deems reasonable or appropriate.

If the Company fails to identify and respond appropriately to changing consumer demands and fashion trends, consumer acceptance of its products could be adversely affected which  could have a material adverse effect on the Company’s financial condition and results of operations.

The apparel industry is highly competitive, fragmented and subject to rapidly changing consumer demands and preferences. The Company believes that its success depends in large part upon its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner and upon the continued appeal to consumers of the Girbaud and Flow Society brands. The Company competes with numerous apparel manufactures and distributors, many of which have greater financial resources than the Company possesses. The Company’s products also compete with a substantial number of designer and non-designer lines. Although the level and nature of competition differ among the Company’s product categories, the Company believes that it competes primarily on the basis of brand image, design quality and value pricing. Increased competition by existing and future competitors could result in a reduction of sales or profit margins of the Company’s products, which could have a material adverse effect on the Company’s financial condition and results of operations. In addition, there is no assurance that the Company will be able to introduce new products or brands that will achieve market acceptance. The apparel industry historically has been subject to cyclical variations due to the general economy that could have a material adverse effect on the Company’s operations.

The Company is primarily dependent upon the license of the Girbaud brand.

The Company has been completely dependent upon the Company’s use of the Girbaud brand name, which is in turn dependent upon the existence and continuation of a license agreement granted by Latitude Licensing Corp. (Latitude), which is wholly owned by Francois Girbaud and Marithe Bachellerie. The Company’s license for use of the Girbaud brand name extends through December 31, 2014. There can be no assurance that the Company will be able to renew this license.  Loss of the Girbaud license would have a material adverse effect on the Company’s financial condition and results of operations

The Company is completely dependent on foreign unaffiliated manufacturers for the production of all its products.

All of the Company’s manufacturing and sourcing needs are currently met through foreign independent contractors. The inability of a manufacturer to ship the Company’s products in a timely manner or to meet the Company’s quality standards could adversely affect the Company’s ability to deliver products to its customers in a timely manner.  The Company currently uses 20-25 different factories with no factory representing more than 15% of production to minimize risk. The Company’s operation could be affected adversely by political instability, the imposition of additional duties, tariffs, and regulations or significant fluctuation in currency valuations.

The Company is completely dependent upon on SAI to meet its logistics needs and for the performance of certain business operations.

In October 2009, the Company entered in a Sales Representative Agreement (SAI Agreement) with SAI to provide all back end logistics services, certain business operations functions and specific financial services.  SAI provides all the receiving, warehouse, shipping, and billing functions. SAI also provides all of the inventory financing and receivables factoring. The SAI Agreement expires on December 31, 2014 with a renewal option of three years. The SAI Agreement may be terminated by either party under defined circumstances.  A disruption in service would have material adverse affect on the Company.

The Company’s stock is a penny stock. Trading of the Company’s stock may be restricted by the Securities and Exchange Commission’s (the “SEC”) penny stock regulations which may limit a stockholder’s ability to buy and sell the Company’s stock.

The price of the Company’s stock has fallen below $5.00 per share for the past several years and has fallen within the SEC’s definition of a penny stock. The penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The Company believes that the penny stock rules have discouraged investor interest in and have limited the marketability of the Company’s Common Stock.

Trading of the Company’s Common Stock may be sporadic because it is not listed on a stock exchange, and stockholders may have difficulty reselling their shares.

The Company’s Common Stock is quoted on the OTC Pink market tier of OTC Markets Group, Inc. (“OTC Markets”) (aka Pink Sheets) quotation system under the symbol “PBIX”.  Trading in stock quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the Company’s operations or business prospects. Moreover, the OTC Markets is not an exchange and trading is more sporadic.

Investors may experience dilution of their ownership interest and the Company’s stock price may be adversely affected due to its future issuance of common or preferred stock, or securities that are convertible into, exchanged for or exercisable for shares of common or preferred stock.

The Company may in the future issue previously authorized and unissued securities, resulting in dilution of the ownership interests of its present stockholders. The Company is currently authorized to issue 60 million shares of common stock and 5 million shares of preferred stock with such designations, preferences and rights as may be determined by the Company’s Board of Directors. As of the date of filing of this Registration Statement on Form 10, there are 5,054,146 shares of Common Stock were issued (including 23,534 shares in treasury).  In addition, the Company has issued options and warrants for the purchase of 46,747,135 shares of the Company’s Common Stock.

The potential issuance of additional shares of the Company’s common and preferred stock, as well as securities convertible into, exchangeable for or exercisable for shares of the Company’s common or preferred stock, may create downward pressure on the trading price of the Company’s Common Stock. The Company may also issue additional shares of common stock or other securities that are convertible into, exchangeable for or exercisable for common or preferred stock in connection with the hiring of personnel, future acquisitions, future issuances of the Company’s securities for capital raising purposes or for other business purposes. Future sales of substantial amounts of the Company’s common or preferred stock, or the perception that sales could occur, could have a material adverse effect on the price of the Company’s Common Stock.

Other factors that could cause the Company’s actual results to differ materially from those predicted include, but are not limited to, the Company’s ability to obtain capital to fund any growth or expansion plans; the Company’s ability to hire and retain key personnel; changes in laws and regulations, including changes in accounting standards, tax statutes or regulations, environmental and land use regulations; uncertainties of litigation; and labor strikes or other work interruptions.

The Company’s internal control over financial reporting contains significant deficiencies in a number of areas.

We expect to incur additional expenses and diversion of management’s time in an effort to correct deficiencies in internal control over financial reporting.  We also intend to initiate measures to remediate and refine our internal controls to address this identified significant deficiency as the Company grows and we obtain stronger cash position that would justify additional expenditures.  There can be no assurance that the Company will be able to correct these deficiencies  and such failure could directly or indirectly have an adverse effect on the Company’s financial condition and results of operations

ITEM 2.	FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company, which operates in one business segment, is a designer and marketer of branded jeanswear and sportswear. The Company offers a collection of jeanswear and sportswear for men under the Marithé + François Girbaud (Girbaud) brand in the United States, Puerto Rico and the United States Virgin Islands. The Girbaud brand is an internationally recognized designer label with a distinct European influence. The Company has positioned its Girbaud line with a broad assortment of products, styles, and fabrications. The Company has also recently developed and launched the Flow Society brand of authentic lacrosse themed shorts and t-shirts.

Our independent registered public accounting firm included an explanatory paragraph that expresses substantial doubt as to our ability to continue as a going concern in its audit report contained in this Registration Statement on Form 10. We cannot provide any assurances that we will in fact operate our business profitably, maintain existing financing, or obtain sufficient financing in the future to sustain our business in the event we are not successful in our efforts to generate sufficient revenue and operating cash flow.

Our ability to continue as a going concern will be determined by our ability to obtain additional funding to generate sufficient revenue to cover our operating expenses. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, particularly regarding valuation of accounts receivable, inventory and stock-based compensation expenses associated with equity awards that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates

INCREASE IN AUTHORIZED SHARES AND REVERSE STOCK SPLIT

On January 3, 2011 the Company’s Board of Directors adopted resolutions approving an increase in the authorized number of common stock to 1.9 billion shares and a 1-for-50 reverse stock split.  The holders of the majority of the Company’s Common Stock approved the increase in the authorized common stock and reverse stock split by written consent. All the share amounts and per share prices in this Registration Statement on Form 10 have been retroactively adjusted for the reverse split.  On February 5, 2011, the Company’s Board of Directors approved an increase in the authorized number of common stock to 60,000,000 shares and the holders of the majority of the Company’s Common Stock approved the increase in the authorized common stock.

REVENUE RECOGNITION

COMMISSION INCOME

In 2010, the Company earns commission upon the sale of goods by SAI to the customers as discussed below:

On October 6, 2009, the Company entered into a Sales Representative Agreement (“SAI Agreement”) with Samsung America, Inc. (“SAI”). SAI appointed the Company as its exclusive sales representative for the sale of products to be purchased by SAI and then sold to customers by SAI in the territory, as defined in the SAI Agreement. The Company receives monthly commission equal to: (i) 21% of the net invoice amount, if the gross profit ratio is equal to or greater than 35% or (ii) if the gross profit ratio is less than 35%, 21% minus the percentage amount that the gross profit ratio is less than 35%, for the services rendered pursuant to the SAI Agreement. Under the terms of the SAI Agreement, SAI does all invoicing and shipping of goods to the customers and receives 11% of the gross invoice amount defined as “SAI Overhead.” During January 2010 and thereafter, the SAI Overhead increased to 13%.

SALE OF GOODS

Revenue is recognized upon the transfer of title and risk of ownership to customers. Net revenue is recorded net of discounts and provisions for estimated returns and allowances on a historical basis. On a seasonal basis, the Company negotiates price adjustments with its retail customers as sales incentives. Shipping and handling fees billed to customers are classified in net sales on the consolidated statement of operation.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

An allowance for uncollectible accounts receivable is recorded based on a combination of write-off history, aging analysis and any specific troubled accounts. Accounts are written-off when uncollectibility is confirmed. Subsequent recoveries, if any, are credited to the allowance account.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and depreciated over its estimated useful lives ranging from five to eighteen years using the straight-line method. Leasehold improvements are amortized using the straight-line method over the lesser of the life of the lease or the estimated life of the improvement. Maintenance and repairs are charged to expense as incurred.

ASSET IMPAIRMENT

The Company evaluates long-lived assets, including property and equipment, for impairment in accordance with Topic 360 of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

INCOME TAXES

The Company provides for taxes under the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts and their respective tax bases.

EQUITY AWARDS AND SHARE BASED COMPENSATION

The Company accounts for its share-based incentive plan in accordance with Topic 718 of FASB ASC, “Compensation – Stock Compensation”. Under Topic 718, share based payments are measured at the estimated fair value on the date of the grant and are recognized as an expense over the requisite service period (generally the vesting period).

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AS COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2009

	For the three months ended September 30,
	2010	2009

Net Sales	$5,584	$3,326,640
Cost of Sales		2,329,340
Gross Profit	5,584	997,300
Commission Income	458,675

Income before operating expenses	464,259	997,300

Operating Expenses
Selling	1,088,500	950,821
Distribution and Shipping	41,613	260,325
General and Administrative	996,724	820,134
Depreciation and Amortization	56,279	136,918
Loss on impairment of fixed asset	779,656
	2,962,772	2,168,198
Operating Loss	(2,498,513)	(1,170,898)
Other (Expenses)/Income
Interest Expense	(120,141)	(41,557)
Other expense
Other income	80,075
Gain on Sale of Property	524,873
Total Other Income	484,807	(41,557)

Net Loss	$(2,013,706)	$(1,212,455)

COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AND SEPTEMBER 30, 2009

SALES  The actual shipments to customers for the three months ended September 30, 2010 were approximately $3,490,000 up 2% from approximately $3,408,000 for the three months ended September 30, 2009. The change in financial statement presentation is due to a change in operations dictated by the SAI Agreement and the Sublicense Agreement discussed in the Summary of Significant Accounting Policies. There is zero cost of sales for 2010 as the Company reserved all of its inventory at December 31, 2009. Commission income was 13% of sales for the three months ended September 30, 2010 and gross profit was 30% for the three months ended September 30, 2009.

INCOME BEFORE OPERATING EXPENSES  Income Before Operating Expenses is used for comparison instead of Gross Profit because of the change in financial statement presentation due to a change in operations dictated by the SAI Agreement and the Sublicense Agreement discussed in the Summary of Significant Accounting Policies. Income Before Operating Expenses for the three months ended September 30, 2010 was $464,260 down 53% compared to $997,300 for the three months ended September 30, 2009.  Decrease in income before operating expenses was mainly due to lower commission rate compared to gross profit percentage in 2009.

SELLING  Selling Expense for the three months ended September 30, 2010 was $1,088,500 up 14%  from $950,821 for 2009. The increase was mainly due to salaries were approximately $126,000 up 36% compared to approximately $93, 000 in 2009.

Design cost for the three months ended September 30, 2010 was approximately $317,000 up significantly from $ 237,000 for the same period in the prior year. The increase in design cost was due to the start up design expense of the new brand Flow Society which started shipping in the fourth quarter of 2010.

Royalty cost for the three months ended September 30, 2010 was approximately $131,000 compared to $300,000 for the same period in the prior year. The Company negotiated modifications to its Girbaud licensing agreements in 2009 and 2010.

Advertising cost for the three months ended September 30, 2010 was approximately $213,000 up significantly from approximately $70,000 for the same period in the prior year. The Company cut back on advertising during the same period in the prior year because of cash flow issues. The Company increased advertising in 2010 as it repositioned the Girbaud from “urban” to “young mens”.

SHIPPING  Shipping expense for the three months ended September 30, 2010 was approximately $42,000 down 84% from approximately $260,000 for the same period in the prior year because of the change in operations as result of the SAI Agreement.

ADMINISTRATION  Administration cost for the three months ended September 30, 2010 was $996,724 up 22% from $820,134 for the same period in the prior year. The Company reduced administrative personnel and reduced bank fees by approximately $80,000 as a result of the SAI Agreement, offset by approximately $253,000 in Flow Society start up expenses of which $205,000 was salaries.

DEPRECIATION AND AMORTIZATION  Depreciation and amortization expense for the three months ended September 30, 2010 was $56,279 compared to $136,918 for the same period in the prior year. Last year, the Company sold its Baltimore MD office facility and in 2010, the Company sold its Milford DE warehouse facility. The Company no longer owns any real estate.

LOSS ON ASSET IMPAIRMENT  The Company recorded a loss $779,656 on the impairment of leasehold improvements and equipment in connection the Company’s move to new office space in October 2010.

OTHER INCOME  The Company recorded a gain of $524,873 on the sale of its Milford warehouse facility in the third quarter of 2010.

NET LOSS  The Company had a Net Loss of $2,013,706 for the three months ended September 30, 2010 compared to a Net Loss of $1,212,455 for the same period in the prior year. The Company has taken several steps to change its operations (e.g. the SAI Agreement), increase its revenue (e.g. Flow Society) and reduce cost (e.g. sale of facilities).

ORDER BACKLOG  The Girbaud Order Backlog as of September 30, 2010 was approximately $3,906,000 compared to approximately $2,836,000 for the same period in the prior year, a 38% increase. The Flow Society Order Backlog as of September 30, 2010 was $616,000, there was no comparable number in the 2009 period.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AS COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2009.

	For the nine months ended September
	2010	2009

Net Sales	$52,050	$11,493,214
Cost of Sales	0	7,405,830
Gross Profit	52,050	4,087,384
Commission Income	1,832,975	0

Income before operating expenses	1,885,025	4,087,384

Operating Expenses
Selling	2,843,847	2,405,330
Distribution and Shipping	151,846	775,546
General and Administration	2,874,134	2,603,235
Depreciation and Amortization	230,115	410,754
Loss on impairment of fixed asset	779,656	0
	6,879,598	6,194,865

Operating (Loss)	(4,994,573)	(2,107,481)

Other (Expenses) Income
Interest Expense	(195,829)	(103,572)
Other expense	0	(40,214)
Other income	82,012	15,582
Gain on Sale of Property	524,873	0

Total Other Income (Expense)	411,056	(128,204)

Net (Loss)	$(4,583,517)	$(2,235,685)

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND SEPTEMBER 30, 2009

SALES  The actual shipments to customers for the nine months ended September 30, 2010 were approximately $10,390,000 down 10% from approximately $11,493,000 for the nine months ended September 30, 2009. The change in financial statement presentation is due to a change in operations dictated by the SAI Agreement and the Sublicense Agreement - discussed in the Summary of Significant Accounting Policies. The decrease in shipments is the result of the repositioning of the Girbaud brand and weak economic climate in the first half of the year. The rate of decline has slowed significantly from previous years. There is zero cost of sales for 2010 as the Company reserved all of its inventory at December 31, 2009. Commission income was approximately 18% for the nine months ended September 30, 2010 and gross profit was approximately 35.5% for the nine months ended September 30, 2009.

INCOME BEFORE OPERATING EXPENSES  Income before Operating Expenses is used for comparison instead of Gross Profit because of the change in financial statement presentation due to a change in operations dictated by the SAI Agreement and the Sublicense Agreement discussed in the Summary of Significant Accounting Policies. Income before Operating Expenses for the nine months ended September 30, 2010 was $1,885,025 decreased by approximately 54% compared to $4,087,384 for the nine months ended September 30, 2009. Actual shipments were down approximately 10% and margins were also lower for the nine months ended September 30, 2010 compared to the same period the prior year. There were significant inventory markdowns of approximately $850,000 that occurred in the fourth quarter of 2009 as a result of the change in operations that will not be repeated in 2010. Approximately $623,000 in shipping costs are deducted from commission income due to the change in operations for the nine months ended September 30, 2010.

SELLING  Selling Expense for the nine months ended September 30, 2010 was $2,843,847 up 18% from $2,405,330 for the nine months ended September 30, 2009.

Design cost for the nine months ended September 30, 2010 was $802,240 up 13% from $711,972 for the same period in the prior year. The increase in design cost was due to the start up design expense of the new brand Flow Society which started shipping in the fourth quarter of 2010.

Royalty cost for the nine months ended September 30, 2010 was $389,384 compared to $300,000 for the same period in the prior year. The Company negotiated a modification to the Girbaud license for 2009 and 2010.

Advertising cost for the nine months ended September 30, 2010 was $334,604 up 281% from $88,229 for the same period in the prior year. The Company cut back on advertising in 2009 because of cash flow issues. The Company increased advertising in 2010 to upgrade the Girbaud image in the marketplace and reposition it from “urban” to “young mens” and spent $41,912 to introduce its new Flow Society brand.

SHIPPING  Shipping expenses for the nine months ended September 30, 2010 were $151,846 down significantly from $775,546 for the same period in the prior year because of the change in operations as a result of the SAI Agreement.

ADMINISTRATION  Administration cost for the nine months ended September 30, 2010 was $2,874,134 up 10% from $2,603,235 for the same period in the prior year. The Company made reductions in administrative personnel to reduce cost. Data processing costs were greatly reduced as many of these functions are provided under the SAI Agreement. These cost reductions were offset by $539,172 in Flow Society start up costs of which $432,127 were salaries.

DEPRECIATION AND AMORTIZATION  Depreciation and amortization expense for the nine months ended September 30, 2010 was $230,115 compared to $410,754 for the same period in the prior year. In 2009, the Company sold its Baltimore MD office facility and in 2010, the Company sold its Milford DE warehouse facility. The Company no longer owns any real estate.

LOSS ON IMPAIRMENT OF FIXED ASSET  The Company recorded a loss of $779,656 on the impairment of leasehold improvements and equipment in connection with the Company’s move to new office space.

OTHER INCOME  The Company recorded a gain of $524,873 on the sale of its Milford DE warehouse facility in the third quarter of 2010.

NET LOSS  The Company had a Net Loss of $4,583,517 for the nine months ended September 30, 2010 compared to a Net Loss of $2,235,685 for the same period in the prior year. There were significant inventory markdowns of approximately $850,000 in the fourth quarter of 2009 that resulted from the change in operations that will not be repeated in 2010. The Company has taken several steps to change operations its operations (SAI Agreement), increase its revenue (Flow Society), and reduce cost (Sales of Facilities). Net Loss has stabilized compared to previous years.

ORDER BACKLOG  The Girbaud Order Backlog as of September 30, 2010 was approximately $3,906,000 compared to approximately $2,836,000 for September 30, 2009, a 38% increase. The Flow Society Order Backlog as of September 30, 2010 was approximately $616,000.

LIQUIDITY AND CAPITAL RESOURCES

The following summarizes the key components of the Company’s cash flows for the nine months ended September 30;

	2010	2009

Net Cash used in operations	$(3,065,464)	$(2,602,878)
Net Cash provided by investing and financing	2,769,794	2,641,633

Net increase (decrease) in cash	$(295,670)	38,755

The Company’s net cash in operating activities was adversely affected by the net loss of  $4,583,517 for the nine months ended September 30, 2010 and a net loss of  $2,235,685 for the nine months ended September 30, 2009.

The Company was able to offset the loss of cash from operations by raising funds from certain of its largest shareholders. In the nine months ended September 30, 2010 the Company received proceeds from a $1,640,000 note and $500,000 from the sale of Company Common Stock. In the nine months ended September 30, 2009 the Company received proceeds from a $2,450,000 note.

At December 31, 2009, the Company had a working capital deficit of approximately $(2,998,000) which has since increased to a deficit of approximately $(4,057,000) as of September 30, 2010. The Company entered into the SAI Agreement to finance inventory and factor accounts receivable to alleviate some of the working capital requirements of the Company.

Additionally, at December 31, 2009 the Company had a stockholders’ deficiency of approximately $(5,738,000) which has since increased to a stockholders’ deficiency of approximately $(8,454,000) as of September 30, 2010.

The accompanying financial statements have been prepared under the assumption that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations. The Company will require additional funds and may seek to raise such funds though public and private financing or from other sources. There is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2009 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 2008

	For the year ended December 31,
	2009	2008
	(audited)	(audited)

Net Sales	$14,330,647	$19,206,317
Cost of Sales	10,538,232	16,464,254
Gross Profit	3,792,415	2,742,063
Commission Income	604,780

Income before operating expenses	4,397,195	2,742,063

Operating Expenses
Selling	3,268,074	6,381,631
Shipping	795,095	1,332,342
Administration	4,217,797	5,125,101
Depreciation & Amortization	547,671	543,277
Total Operating Expenses	8,828,637	13,382,351

Operating (Loss)	(4,431,442)	(10,640,288)

Other (Expenses)/Income
Interest expense	(209,396)	(247,023)
Other expense	(48,281)	(54,540)
Interest Income	-	6,954
Other Income		89,992
Gain on Sale of Property	296,840	-
Total Other Income (Expense)	39,163	(204,617)

(Loss) before income tax	(4,392,279)	(10,844,905)

Income tax expense	20,461	1,600

Net (Loss)	$(4,412,740)	$(10,846,505)

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2009 AND THE YEAR ENDED DECEMBER 31, 2008

SALES  The actual shipments to customers for the year ended December 31, 2009 were approximately $17,600,000 down 8% compared to approximately $19,200,000 for the year ended December 31, 2008. The change in financial statement presentation is due to a change in operations dictated by the SAI Agreement and the Sublicense Agreement that were entered into on October 6, 2009.

INCOME BEFORE OPERATING EXPENSES  Income Before Operating Expenses is used for comparison instead of Gross Profit because of the change in financial statement presentation due to a change in operations dictated by the SAI Agreement and the Sublicense Agreement that were entered into on October 6, 2009. Income Before Operating Expenses for the year ended December 31, 2009 was $4,397,195 compared to $2,742,063 for the year ended December 31, 2008. Gross Profit Margins on Sales improved from 14.3% to 26.5% from 2008 to 2009 because of the repositioning of the Girbaud brand. The fourth quarter of 2009 was negatively impacted by the markdown to zero of all its inventory as the Company changed its method of operation.

SELLING  Selling expenses for the year ended December 31, 2009 were $3,268,074 down 51% significantly from $6,381,631 for the year 2008.

Royalty expense for the year ended December 31, 2009 was $830,000 compared to $375,000 for the year ended December 31, 2008. Both of these amounts were at negotiated rates.

Advertising expense for the year ended December 31, 2009 was approximately $343,000 compared to $1,967,000 for the year ended December 31, 2008. The Company reduced advertising during fiscal 2009 to reduce cost and conserve cash.

SHIPPING  Shipping expense for the year ended December 31, 2009 was $795,095 down 40% from $1,332,342 in 2008 because of a change in operations. As of October 2009, SAI provided the warehouse and shipping function for the Company.

ADMINISTRATION  Administration expenses for the year ended December 31, 2009 were $4,217,797 down 18% from $5,125,101 for the year ended December 31, 2008. The Company made cut backs in administrative personnel to reduce cost.

NET LOSS  The Company significantly cut its net loss to $(4,412,740) for the year ended December 31, 2009 from $(10,846,505) for the year ended December 31, 2008. This reduction was achieved by a combination of improved profit margins on the repositioning of the Girbaud brand and major cuts in expenses, many of which we anticipate to have a long lasting effect.

LIQUIDITY AND CAPITAL RESOURCES

The following summarizes the key components of the Company’s cash flows for the years ending December 31, 2009 and 2008.

	2009	2008

Net Cash used in operations	$(1,157,863)	$(6,736,745)
Net Cash provided by investing and financing	1,429,492	5,571,514
Net increase (decrease) in cash	271,629	(1,165,231)

The Company’s net cash provided in operations has been adversely affected by net loss $(4,412,740) for the year ended December 31, 2009 and the net loss of $(10,846,505) for the year ended December 31, 2008.

The Company reduced the effect on cash used in operations by disposing of inventory and accounts receivable as part of the change of operations due to the SAI Agreement.  In addition, the Company sold $2,950,000 of common stock to one of its largest shareholders.

At December 31, 2009, the Company had a negative working capital of approximately $(2,998,000). At December 31, 2008, the Company had a negative working capital of approximately $(4,937,000). The SAI Agreement and the Sublicense Agreement of October 6, 2009 improved the Working Capital position of the Company. The reduction in Accounts Receivable provided approximately $1,778,000 of cash and the reduction of Inventory provided approximately $2,722,000 of cash.

At December 31, 2009, the Company had a stockholders’ deficiency of approximately $(5,738,000). At December 31, 2008, the Company had a stockholders’ deficiency of approximately $(5,475,000). In 2009, the Company issued $2,950,000 of common stock. In 2008, the Company received a $1,394,799 advance from a stockholder and issued $1,794,603 of common stock.

The accompanying financial statements have been prepared under the assumption that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.

The Company will require additional funds and may seek to raise such funds through public and private financings or from other sources. There is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company.

ITEM 3.	DESCRIPTION OF PROPERTY

The Company had previously leased its principal offices at 475 10th Avenue, 9th Floor, New York, NY 10018. The Company leased this office space under an operating lease expiring December 2014. During the year ended December 31, 2009, the Company amended a Stipulation of Settlement signed with the landlord. Per the amendment, the Company will pay approximately $1,700 on the first day of the month for fifty-six months beginning June 2010, related to rent due for 2009. In addition, the Company will pay $33,333 from December 2009 to May 2010 instead of monthly rent of $39,712. This lease was terminated in October 2010.

On October 29, 2010, the Company entered into a new lease for approximately 10,500 square feet of office space at 252 West 37th Street, 6th Floor, New York, New York. The rate is approximately $257,000 per year and expires in 2017.

The Company also leases office space at 6610 B Tributary Street, Suite 205, Baltimore MD 21224. The Company leases this office space under an operating lease that expires on April 1, 2015. The monthly rent is $2,080.

The Company believes these leased facilities are adequate for its present needs. The Company does not own any real estate.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of Common Stock of the Company, as of February 9, 2011 (except as otherwise noted), by: (i) each person or entity (including such person’s or entity’s address) who is known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each of the Company’s directors; (iii) each of the Company’s current Named Executive Officers (as defined under the Executive Compensation section this Registration Statement on Form 10); and (iv) all executive officers and directors as a group. Unless otherwise indicated, the Common Stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as  entities owned or controlled by the named person, and also includes options to purchase shares of our common stock exercisable within 60 days that have been granted under our incentive stock plans. The information presented in the table is based upon information provided by such persons to the Company.

Name and Address(1)	Shares Beneficially Owned (2)
Beneficial Owner	Shares	%	Notes

Freedom Brands Holdings LLC	669,333	1.3	(3)
Freedom Capital Partners Limited	15,505,368	83.6	(4)
The Jacquet Family Foundation	180,000	3.6	(5)
Wurzburg Holdings S.A.	1,175,837	23.3	(6)
Akil Trust	14,600	*	(7)

Directors and Named Executive Officers:
Ernest K. Jacquet	43,514,701	96.8	(8	)(9)(5)
Robert Stec	44,533	*	(10)
Jon Hechler	19,682	*	(11)
Neal Fox	14,440	*	(12)
Laurent Frerebaut	-	*	(13)
Jonathan Spier	15,000		(14)
Eugene Wielepski	500	*	(15)
Marc Goldenberg	500	*	(16)
Liviu Goldenberg	-	*

Executive Officers and Directors as a Group	43,609,356	98.6

* Less than one percent

(1)	Unless otherwise noted, the address of each stockholder is c/o the Company, 252 West 37th Street, 6th Floor, New York, NY 10018.

(2)
Based on 5,054,146 shares outstanding as of February 9, 2011. With the exception of shares that may be acquired by employees pursuant to our 401(k) retirement plan, a person is deemed to be the beneficial owner of Common Stock that can be acquired within 60 days after the Record Date upon the exercise of options.  Each beneficial owner’s percentage ownership of Common Stock is determined by assuming that options that are held by such person, but not those held by any other person, and that are exercisable within 60 days after the Record Date have been exercised.

(3)	Represents 669,333 shares of our common stock issuable upon exercise of stock options held by Freedom Brands Holdings LLC.

(4)
Represents 2,005,368 shares of our common stock and 13,500,000 shares of our common stock upon exercise of warrants held by Freedom Capital Partners Limited (“Freedom Capital”).  Freedom Capital has issued warrants or options for, or otherwise pledged, 2,862,733 shares of the Company Common Stock (prior to anti-dilution adjustments, if any) held by it in connection with Freedom Capital debt obligations. The address of Freedom Capital is 2600 N. Flagler Dr. Suite 909 West Palm Beach FL 33407.

(5)	Represents 180,000 shares of our common stock held by The Jacquet Family Foundation. The address for The Jacquet Family Foundation is Oppenheimer & Co., One Federal Street, Boston, MA 02110.

(6)
Represents 1,175,837 shares of our common stock held by Wurzburg Holding S.A.  The address of Wurzburg Holding S.A. is 41, Avenue de la Gare, L-1611 Luxembourg. Wurzburg Holding is controlled by Marithe Bachellerie and Francois Girbaud.

(7)	Represents 14,600 shares of our common stock held by Akil Trust.

(8)	Mr. Jacquet’s address is 2600 N. Flagler Dr. Suite 909 West Palm Beach FL 33407.

(9)
Represents 1,420,000 shares of common stock and 25,740,000 shares of our common stock issuable upon exercise of warrants held by Mr. Jacquet individually; 2,005,368 shares of our common stock and 13,500,000 shares of our common stock upon exercise of warrants held by Freedom Capital Partners Limited; 180,000 shares of our common stock held by The Jacquet Family Foundation; and 669,333 shares of common stock upon exercise of stock options held by Freedom Brands Holdings LLC.  Mr. Jacquet is the managing partner of Freedom Capital Partners Limited, the managing member of Freedom Brands Holding LLC, the trustee of The Jacquet Family Foundation, and is deemed to possess all rights to vote and dispose of these shares.

(10)	Represents 10,000 shares of common stock and 34,533 shares of our common stock issuable upon exercise of stock options held by Mr. Stec.

(11)	Represents 3,042 shares of common stock and 16,640 shares of our common stock issuable upon exercise of stock options held by Mr. Hechler.

(12)	Represents 14,440 shares of our common stock issuable upon exercise of stock options held by Mr. Fox.

(13)
Mr. Frerebaut’s address is 34 Rue de la Victoire 75003, Paris, France.  Mr. Frerebaut is a director designee of Wurzburg Holdings, but does not have the power to vote or dispose of the shares of Common Stock held by Wurzburg Holdings.

(14)	Represents 15,000 shares of our common stock issuable upon exercise of stock options held by Mr. Spier.

(15)	Represents 500 shares of our common stock held by Mr. Wielepski.

(16)	Represents 500 shares of our common stock issuable upon exercise of stock options held by Mr. Goldenberg

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Current Offices with the Company	Since

Directors
Robert Stephen Stec	55	Director Chief Executive Officer	2002 2007

Neal J. Fox	75	Lead Independent Director Chairman of Audit Committee Member of Compensation Committee	1998

Jon Hechler	57	Independent Director Chairman of Compensation Committee Member of Nominating Committee Member of Audit Committee	1984

Laurent Frerebaut	38	Director	2008

Ernest Jacquet	63	Director Chairman of the Board Chairman of Nominating Committee	2008 2010

Jonathan Spier	49	Independent Director Member of Audit Committee Member of Nominating Committee	2010

Named Executive Officers

Liviu Goldenberg	60	Vice President Operations and Secretary	2007 2011

Marc Goldberg	51	Vice President Sales	2005

Significant Employees

Eugene Wielepski	64	Interim Chief Financial Officer and Treasurer	2010 2011

Directors.

Robert Stephen Stec.  Mr. Stec has served as the Company’s President and Chief Executive Officer (“CEO”) since August 2007 and was previously appointed as Company’s interim CEO in April 2007.  Mr. Stec has been a director of the Company since 2002.  From 1999 to 2006,  Mr. Stec served as CEO and as a director of Lexington Home Brands, Inc. a $200+mm branded marketer of furniture and accessories at which time he worked closely with brands such as Tommy Bahama, Liz Claiborne, Nautica and Donald Trump. Mr. Stec also worked as a consultant before joining the Company, specializing in marketing strategy. Mr. Stec was the CEO of Hat Brands, Inc., a headwear and accessories company, and the President of London Fog Industries.  Mr. Stec previously held multiple senior management positions at both the corporate and divisional levels over a period of 16 years at VF Corporation, including division President of the Marithé + François Girbaud brand.  Mr. Stec earned his BSBA and MBA in Marketing from Appalachian State University in Boone, NC in 1976 and 1977 respectively. He has been honored as a Distinguished Alumni at ASU in 1996, served on the Advisory Board of the College of Business as well as the Advisory Board for the School of Environmental Sciences at University of North Carolina, Greensboro. He currently serves as a business advisor to the global business of Marithé + François Girbaud. We believe that Mr. Stec’s direct experience building the Girbaud Brand in the USA and his broad managerial experience make him qualified to serve on the Company’s Board of Directors. Mr. Stec has been a director since 2002.

Neal J. Fox.  Mr. Fox had been a director since 1998 and has served as the Company’s Non-Executive Chairman of the Board from April 2007 until December 2010, at which time he has appointed Lead Independent Director. Since 1999, Mr. Fox has worked as a corporate consultant, specializing in brand management and business development in the apparel, accessories, cosmetics, and footwear industries, through his firm, NJF Associates. Since January 2006, Mr. Fox has served as the President and CEO of Mark W. Cross  & Co, LLC  and is one of the management principals leading the relaunch of Mark Cross, a luxury leather goods brand established in 1845. From 1989 through 1999, Mr. Fox served as President and CEO of Sulka, an international menswear wholesaler and retailer. From 1983 to 1988, he was Chairman, CEO and principal stockholder of Garfinckel’s (including its predecessor, Raleigh and Co.).  Before holding his positions with Garfinckel’s, Mr. Fox held senior management positions at Neiman Marcus, Bergdorf Goodman, and I. Magnin. We believe that Mr. Fox’s experience as a manager and a consultant to the apparel industry make him qualified to serve on the Company’s Board of Directors.

Jon Hechler.  Mr. Hechler has been a director of the Company since 1984.  Since March 1994, Mr. Hechler has served as President of T. Eliot, Inc., manufacturer of the Sani Seat® hygienic toilet seat system. Mr. Hechler was employed by Ira J. Hechler and Associates, an investment company, from 1980 to 1999. Mr. Hechler received a B.A. from Grinnell College and an MBA from Emory University. We believe that Mr. Hechler’s experience in the private investing field makes him qualified to serve on the Company’s Board of Directors.

Ernest Jacquet.  Mr. Jacquet has been a director of the Company since 2008 and has served as Non-Executive Chairman of the Board since December 2010. Since 2007, Mr. Jacquet has been Managing Partner, Mentor Partners and CEO and Executive Producer of AMERICA UNITED: In Support of our Troops. From 1998 to 2009, he was Managing Partner of Parthenon Capital, a $1.7 billion private equity firm. Prior to co-founding Parthenon Capital, Mr. Jacquet was a General Partner at Summit Partners and was a Principal at Bain Capital. Before that he worked at Morgan Stanley & Co., New York and he served four years as a U.S. Navy Diving Officer. Currently, he serves on the Board of Directors of Interline Brands, Inc. (“IBI”) , a leading distributor and direct marketer of maintenance, repair and operations products, where he was Chairman for a number of years. Mr. Jacquet earned his BSE and MSE with Honors from the University of Michigan and his MBA from Stanford Business School. For 10 years, he served as regional and national judge in the Entrepreneur of the Year Program sponsored by Ernest & Young. He serves as an Overseer of the Boston Symphony Orchestra, and for six years Trustee of the Stanford Business School Trust. Mr. Jacquet is the Managing Director of Freedom Capital Partners Ltd. and the manager of the Jacquet Foundation, both of which entities are shareholders of the Company and controlled by Mr. Jacquet.  He has served on the board of directors for numerous public and private companies, including: Interline Brands (Chairman), Acurex (Chairman), Astech (Chairman), Paragon Vision Sciences, Academic Management Services (Chairman), CIDCO Inc., First Marketing Company, Rosco Laboratories, Spheris Inc., Somero Enterprises and Chase Federal Bank. We believe that his role as an active majority stockholder and his investment banking/private equity experience and his serving as Chairman of Interline Brands while it grew to over 700 million dollars in market capitalization make Mr. Jacquet qualified to serve on the Company’s Board of Directors.

Jonathan Spier.  Mr. Spier has been a director of the Company since August 2010. In October 2000, Mr. Spier, as lead Founder and Chief Executive Officer of the Apparel Holdings Group (“AHG”), acquired the assets of an apparel company from a division of Wells Fargo and engineered the growth AHG to nearly $300 Million in revenue, with manufacturing presence in over 37 countries with a staff of approximately 300.  While expanding its sales and operations across seven divisions, AHG created the Caribbean Joe brand of Men’s and Women’s casual sportswear, which was distributed throughout mid-tier department stores in the US.  In 2006, Mr. Spier sold AHG to Hilco Consumer Capital, brand owners of Halston, Ellen Tracy, Polaroid, Sharper Image and other well known consumer oriented brands.  Since the sale of AHG, Mr. Spier has been a private investor.  We believe that Mr. Spier’s experience in apparel brand development and finance make him qualified to serve on the Company’s Board of Directors. Mr. Spier has been a director since August, 2010.

Laurent Frerebaut.  Mr. Frerebaut has been a director of the Company in July 2008. Since 2006, he has served as License & Development Director of Marithé + François Girbaud. From 2002 through 2006, Mr. Frerebaut was the Group Leasing Director of Value Retail and served as Export Director of KENZO (LVMH) from 1996 through 2002. Mr. Laurent has served as a director of GIR+A&F, an Italian company being a master licensee of Marithé+François Girbaud for Europe since September 2007 and as a director  of CRAVATATAKILLER, a European licensee of Marithé+François Girbaud, since September 2006.  Mr. Frerebaut is a Wurzburg Designee.  We believe that Mr. Frerebaut’s experience in the apparel industry and in license development make him qualified to serve on the Company’s Board of Directors.

Wurzburg Designees

Pursuant to an Investor Rights Agreement, dated as of May 9, 2008 (as amended on July 1, 2008, the “Investor Rights Agreement”), by and between the Company and Wurzburg Holding S.A. (“Wurzburg”) and Textile Investment International S.A. (“Textile”) (an affiliate of Wurzburg),  Wurzburg has the right to designate three individuals to be appointed to the Company’s Board of Directors (each such individual, a “Wurzburg Designee”). Currently Mr. Frerebaut is the only Wurzburg Designee. Mr. Jacquet who was previously a Wurzburg Designee is no longer considered as such.

Named Executive Officers.

Liviu Goldenberg.  Mr. Goldenberg is Senior Vice President of Operations and Sourcing at Passport Brands, Inc.  Mr. Goldenberg joined the Company in 2006 as Director of Sourcing and in 2007 was promoted to his current position as Vice President.  Since 2008, he has also acted as a sourcing and manufacturing consultant to Marithe + Francois Girbaud global brand and is responsible for operations planning.  Mr. Goldenberg has over 33 years of sourcing and operations experience in both the textile and apparel industries, covering the retail, wholesale and manufacturing aspects.  Mr. Goldenberg was previously the sourcing and production manager at Hilltex, Inc., a manufacturer of private label for brands such as Bill Blass, Chadwick’s of Boston, Esprit and Fetish by Eve. Mr. Goldenberg was also a shareholder of Hilltex, Inc.

Marc Goldberg. Mr. Goldberg was appointed Vice President of Sales in 2005, after joining the Company as a salesman in 2000.  Mr. Goldberg has over 29 years of sales and sales management experience in the apparel field. His experience ranges across both the retail and wholesale segments of the apparel industry. Mr. Goldberg previously held senior sales positions at Hank Player, Designer Holdings, and Bill Blass as well as with Isaacs’ Marithe+Francois Girbaud brand. He has extensive experience managing interaction both the department store and specialty store segments of the industry.

Significant Employees.

Eugene Wielepski. Mr. Wielepski has served as the Company’s Interim Chief Financial Officer since October 2010.  He joined the Company in 1973 and was part of the management team that purchased the Company in a leveraged buyout in 1984.  Mr. Wielepski was the Vice President for the Company from 1984 until 2005.  He served as a director of the Company from 1997 to 2002.  Before rejoining the Company in 2010, Mr. Wielepski had previously retired from the Company in 2005.  He is the Treasurer and Director of the Baltimore Chapter of the American Institute of Wine and Food, a non-profit organization.  Mr. Wielepski has an MBA and is a retired Certified Public Accountant.

RISK MANAGEMENT

The Company’s Board of Directors is actively involved in overseeing the Company’s risk management process. The Board of Directors focuses on the Company’s general risk management strategy and ensures that appropriate risk mitigation is implemented by management. The Chairman and Chief Executive Officer functions are separated. Operational and strategic presentations are delivered to the Board of Directors for consideration.

In addition, each committee of the Board of Directors considers risk within its area of responsibility. The Audit Committee oversees legal and compliance issues. The Compensation Committee oversees executive compensation.

ITEM 6.	EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation awarded to, paid to or earned by the following executive officers  (the “Named Executive Officers”)  for the year ended December 31, 2009 and December 31, 2008: (i) individuals who served as, or acted in the capacity of, the Company’s principal executive officer for the year ended December 31, 2009 (of which there was one); (ii) the Company’s two most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers at the end of the year ended December 31, 2009 (of which there was two); and (iii) up to two additional individuals, other than former principal executive officers, for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the year ended December 31, 2009 (of which there were none).  The Company’s “Named Executive Officers” for the years ended December 31, 2009 and December 31, 2008 were Messrs. Stec, Goldenberg and Goldberg.  Neither Mr. Wielepski nor the Company’s previously appointed interim CFOs (or controllers or officers performing such functions) in 2010 and 2009 fell within the Named Executive Officer definition of for Smaller Reporting Companies.

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary	Option Awards		Total
Robert Stec	2010	$411, 032	$456,300	(1)	$867,332
Chief Executive Officer	2009	$410,000			$410,000

Liviu Goldenberg	2010	$197,811			$197,811
Vice President and	2009	$200,465			$200,465
Secretary

Marc Goldberg	2010	$325,552			$325,552
Vice President	2009	$338,073			$338,073

Narrative Disclosure to Summary Compensation Table

(1) On December 13, 2010, the Company’s Board of Directors granted stock options to certain key employees including Mr. Stec.  No options were granted to Named Executive Officers in 2009.  The dollar amount listed in the table above reflects the aggregate grant date fair values of the option awards in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly Statement of Financial Accounting Standards 123(R)). The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the Named Executive Officer.

EMPLOYMENT CONTRACTS

Stec Agreement

Under that employment agreement between the Company and Mr. Stec, dated April 19, 2007, as amended (the “Stec Agreement”), Mr. Stec is entitled to an annual base compensation of $700,000 beginning in January 2009 until December 31, 2011.  During the year ended December 31, 2009, Mr. Stec voluntarily accepted the reduced payment of approximately $410,000 and waived the remaining payment for his minimum salary.  In addition to his base salary, Mr. Stec received an option to purchase 1,500 shares of the Company’s Common Stock, subject to the Company’s Omnibus Stock Plan, and subject to an Amended and Restated Omnibus Stock Plan Non-Statutory Stock Option Grant Agreement entered into on April 19, 2007, between the Company and Mr. Stec. These options expired in April 2010.

On December 13, 2010 the Board of Directors extended the term of Stec Agreement until December 31, 2012.  In addition, the Board granted Mr. Stec a non-qualified option, pursuant to the 2010 Stock Option Plan, to acquire 200,000 shares of the Company’s Common Stock vesting over two year period at a price ranging from $0.25 per share to 80% of Fair Market Value (as defined  in the January 13, 2011 Stock Option Agreement.  In January 2011, the Company’s Board of Directors increased this option grant to an option to acquire 300,000 shares of the Company’s Common Stock.

The Company does offer employment contracts to key personnel.  Mr. Stec and Mr. Goldberg are subject to Non-Compete agreements or other arrangements.  While the loss of any key employee to a competitor or otherwise could negatively affect the operations of the Company, this risk is mitigated by the fact that the Company’s key employees are able to perform multiple overlapping functions.  The Company is in the process of developing a new stock incentive plan, but is not otherwise planning to change compensation of any of its employees, including the Named Executive Officers, at this time.  The Company does not carry key employee life insurance.

Potential Payments upon Termination or Change of Control

The Stec Agreement provides that upon termination (including termination by reason of non-renewal, death or disability) by the Company without cause (as defined in the Stec Agreement), Mr. Stec will be entitled to a severance payment equal to 18 months of  the amount of such his then-current base salary. In addition, Mr. Stec will be entitled to receive a pro-rata portion of any bonus, through the date of termination, that would otherwise become due and payable the year the termination occurs. In these circumstances, he is also entitled to continued participation in all of the Company’s benefit plans, programs, arrangements and practices (excluding the option plan and any pension, 401(k), or similar retirement income or profit sharing plans) for a benefit period of one year. In addition, the Stec Agreement provides that if he is terminated by the Company without cause or if he terminates his employment for good reason on or before the end of the agreement, the Company will pay him an amount equal to one and one-half times the annual compensation and the benefit period during which he would be entitled to continue to participate in the Company’s benefit plans, programs and arrangements would be increased to 18 months.

The Stec Agreement provides that if his employment is terminated other than for cause by the Company within 90 days prior to a change of control (as defined below), other than for cause by the Company (or a successor entity) at any time after a change of control, or as a result of the his resignation within 60 days after a change of control, Mr. Stec will be entitled to a severance payment equal to 18 months of  the amount of his then-current base salary. In addition, pursuant to his employment agreement, Mr. Stec would be entitled to receive a pro rata portion of any bonus, through the date of termination, for the year the termination occurs.

Under the Stec Agreements, change of control is defined generally as the acquisition of more than 50% of the voting power of the Company by any person or group other than François Girbaud, Marithé Bachellerie and/or any of their affiliates; any merger or similar transaction in which holders of our voting stock do not hold at least 51% of the voting stock of the surviving entity; any sale, merger, dissolution or other disposition of the Company; the sale or other disposition of all or substantially all of our assets; or a change in the composition of the Company’s Board of Directors occurring within a two-year period, as a result of which a majority of the members of the Board are no longer “continuing directors” or any other directors whose elections or nominations were supported by a majority of “continuing directors.” In connection with the change of control resulting from the May 9, 2008 definitive agreements entered into between the Company and certain shareholders and directors (see “Security Ownership of Certain Beneficial Owners and Management”), the Stec Agreement was extended on May 9, 2008 through December 2011.  As noted above, on December 13, 2010 the term of the Stec Agreement was again extended until December 31, 2012

In the event that Mr. Stec’s employment with the Company is terminated other than for cause or due to his death or disability, any unexercised portion of the options that were vested as of the date of termination of employment may be exercised in whole or in part at any time within the 90-day period following his termination of employment, but not later than the expiration date of the options. In the event that Mr. Stec’s employment with the Company is terminated for cause, the options shall terminate on the date of his termination with respect to all shares not purchased prior to his termination. In the event that Mr. Stec ceases, by reason of disability, to be an employee of the Company, any unexercised portion of the options may be exercised in whole or in part at any time within one year after the date of his termination, but not later than the expiration date of the options. Upon Mr. Stec’s death, his executor may exercise all or any part of the outstanding options within one year after his death, but not later than the expiration date of the options.

Goldenberg Agreement

Under the employment agreement between the Company and Mr. Goldenberg dated June 14, 2006, as amended, Mr. Goldenberg is entitled to an annual base salary and the Company’s normal employee benefits.  Mr. Goldenberg’s current base salary is set forth in the Summary Compensation Table.

Potential Payments upon Termination

If Mr. Goldenberg was terminated without cause, he would be entitled to a severance payment equal to one year’s base salary. All such payments would be made during the one year period following the termination. The severance payment would be reduced by any other employment compensation.

Goldberg Agreement

Under the employment agreement between the Company and Mr. Goldberg dated July 2, 2007 (the “Goldberg Agreement”), Mr. Goldberg is entitled to an annual base compensation of $325,000. In addition to base compensation, Mr. Goldberg, is entitled in 2007 to incentive compensation of 1% of the net margin earned by the Company on sales of Girbaud brand in excess of $8 million. For the years 2008 and thereafter, the incentive compensation is 1% of net margin earned by the Company on sales of Girbaud between $16 million and $32 million plus .5% of net margin in excess of $32 million. Incentive compensation is limited to 70% of base compensation.  Mr. Goldberg’s current base salary is set forth in the Summary Compensation Table.

Potential Payments upon Termination or Change of Control

In the event of termination without cause, Mr. Goldberg will receive a payment equal to 50% of his then current base compensation. If Mr. Goldberg resigns within 60 days following a change of control, it is deemed termination without cause.

STOCK INCENTIVE PLANS

Omnibus Stock Option Plan

Under the Omnibus Stock Option Plan (the “Omnibus Plan”), the Company may grant qualified and nonqualified stock options, stock appreciation rights, restricted stock or performance awards, payable in cash or shares of common stock to selected employees. The Company reserved 44,000 shares of common stock for issuance under the Omnibus Plan. No options were granted under the Omnibus Plan during the years ended December 31, 2008 to December 31, 2010

2005 Non-Employee Directors Stock Option Plan

Under the 2005 Non-Employee Directors Stock Option Plan (the “2005 Plan”), non-employee directors receive automatic grants of options to purchase common stock in amounts that are specified by the 2005 Plan.  The exercise prices of all options granted under the 2005 Plan are fixed at 100% of the market price of the common stock on each automatic grant date.  The Company has reserved 9,000 shares of common stock for issuance under the plan. No options were granted under the 2005 Plan during the years ended December 31, 2008 to December 31, 2010.

2010 Stock Incentive Plan

The 2010 Stock Incentive Plan (the “Incentive Plan”) allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and unrestricted stock and performance shares.  The Incentive Plan was initially approved by the Board in June 2007 and then amended and restated as the “2010 Stock Incentive Plan” in December 2010.  Subject to certain adjustments contained in the Incentive Plan, the total number of shares of Company Common Stock, with respect to which awards may be granted pursuant to the Incentive Plan, shall not exceed the sum of 472,000 shares. The Company reserved 472,000 shares of Common Stock for issuance under the Incentive Plan.  No options were granted under the Incentive Plan during the years ended December 31, 2008 to December 31, 2009.

In December 2010 and January 2011, the Board of Directors authorized the grant of a total of 472,000 non-qualified stock options to acquire Company Common Stock under the 2010 Plan to certain key executives and independent directors. This option grant includes options to acquire 300,000 shares of Common Stock granted to the Company’s CEO (described above); option grants to acquire 94,000 shares of the Common Stock were granted to certain key employees; and options acquire 78,000 shares of Common Stock granted to independent directors.

Option awards generally vest over periods of zero to three years and have contractual terms of five to ten years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

NAME	Number of Securities Underlying Unexercised Options Exercisable*		Number of Securities Underlying Unexercised Options Unexercisable*	Number of Securities Underlying Unearned Options Options	Exercise Price	Expiration Date
Robert Stec	600	(1)	0	0	$29.00	12/19/2012
CEO	300	(2)	0	0	$280.00	6/28/2015
	300	(2)	0	0	$290.00	6/28/2016
	22,222	(3)	177,778	0	$0.25	12/13/2015

Marc Goldberg	500	(4)	0	0	$220.00	12/1/2011

(1) These options vested in December 2004.
(2) These options vested on the grant date, June 2005 and June 2006, respectively.
(3) These options vested December 2010
(4) These options vested December 2009

* In the event that the Participant’s service with the Company terminates for any reason other than cause: (i) the option, to the extent that it was exercisable at the time of such termination, will remain exercisable until the expiration of the applicable 60-day exercise period and (ii) the option, to the extent that it is not exercisable at the time of termination, will expire at the close of business on the date of such termination and thereafter null and void.

DIRECTOR COMPENSATION

Directors who are employed by the Company receive no compensation for serving on the Board. Directors who are not employed by the Company receive an annual retainer fee of $10,000 for their services and an attendance fee of $750 per Board or Committee meeting attended. The Chairman of the Audit Committee receives an additional $10,000 for the services he renders in that capacity. All directors are reimbursed for expenses incurred in connection with attendance at Board or Committee meetings. Non-employee directors receive automatic grants of options to purchase Common Stock in amounts that are specified by the 2005 Plan.  Notwithstanding the foregoing, the Company’s directors were not paid for their services in 2008 or 2009, and did not receive any options under the 2005 Plan.

In 2010, the Board approved a $25,000 retainer fee plus an attendance fee of $750 per meeting for the Lead Independent Director, Neil Fox, and a $10,000 retainer fee plus an attendance fee of $750 per meeting for the Independent Directors.

DIRECTOR COMPENSATION

NAME	FEES PAID		OPTION AWARDS(1)		All Other		TOTAL
Ernest Jacquet	0		0	(2)	$110,000	(3)	$110,000
Neal Fox	0	(4)	$113,942	(4)	$65,000		$178,942
Jon Hechler	0		$35,607	(5)	0		$35,607
Olivier Bachellerie	0		0		0		0
Laurent Frerebaut	0		0		0		0
Jonathan Spier	0		$35,607	(5)	0		$35,607
Robert S. Stec(6)	-		-		-		-

(1) The dollar amount listed in the table above reflects the aggregate grant date fair values of the option awards in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly Statement of Financial Accounting Standards 123(R)). The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the Directors.

(2) Mr. Jacquet received options and warrants to purchase 39,909,333 shares of common stock of the Company as part of a financing inducement. These options were not granted as compensation for his serves as a director.  See “Item 7. Certain Relationships and Related Transactions and Director Independence.”

(3) On December 13, 2010, the Board of Directors appointed Ernest K. Jacquet to serve as Non-Executive Chairman of the Company until the election or appointment of his successor or his earlier resignation or removal.  Mr. Jacquet received $110,000 in consulting fees for 2010.

(4) On December 13, 2010, the Board of Directors authorized the payment of $65,000 to Neal Fox in consideration of his service as Non-Executive Chairman of the Company. Mr. Fox received options to purchase 16,000 shares of common stock of the Company at a strike price of $0.25 per share of which 4,000 vested in 2010.  In January 2011, the Company’s Board of Directors increased this option grant to an option to acquire 48,000 shares of the Company’s Common Stock.

(5) Mr. Hechler and Mr. Spier each received options to purchase 15,000 shares of common stock of the Company at a strike price of $0.25 per share of which all vested in 2010.

(6) Mr. Stec does not receive any compensation for his service as a director.  Mr. Stec’s compensation for service as the Company’s CEO is set forth in the Summary Compensation Table in this ITEM 6.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Resent sales of unregistered securities (including notes) are incorporated herein by reference from “ITEM 10 “RECENT SALES OF UNREGISTERED SECURITIES” - Sales to Related Parties”

On September 26, 2008, the Company entered into a Junior Creditor Agreement with Wurzburg to open a line of credit with maximum borrowings of EUR 1,300,000. The debt was subordinated to Wachovia Bank, the Company’s commercial bank. At December 31, 2009 and 2008, $1,473,761 and $1,449,339, respectively, was outstanding under this facility. The credit facility bears interest at 5%, which is payable annually. At December 31, 2009, the term loan is payable on demand. Interest expense and late fees for non-payment of interest charged to operations for the year ended December 31, 2009 and 2008 amounted to approximately $66,000 and $21,000, respectively. At December 31, 2009 and 2008, the accrued interest on this loan of $89,890 and $21,465, respectively, is included in accrued expenses and other current liabilities.

At September 30, 2010 and December 31, 2009, $1,399,351 and $1,473,761, respectively, was outstanding under this facility. The credit facility bears interest at 5%, which is payable annually. At September 30, 2010 the term loan is payable on demand. Interest expense and late fees for non-payment of interest charged to operations for the nine months ended September 30, 2010 amounted to approximately $51,000. At September 30, 2010, the accrued interest on this loan of $52,000 is included in accrued expenses and other current liabilities on the consolidated balance sheet. The loan was converted into U.S. dollars at current exchange rates at the balance sheet date.  A transaction gain of approximately $80,000 is included in other expense on the consolidated statement of operations for the nine months ended September 30, 2010.

The two exclusive licensing agreements with Latitude were amended to defer the minimum monthly royalty payments of $375,000 due in the months of February, March, April and May 2008 and interest at the rate of 10% to no later than December 31, 2009.  In March 2009, Latitude and the Company agreed to reduce the minimum annual royalty of $4,500,000 to $375,000 for the fiscal year 2008. The Company paid and expensed $375,000 for the year ended December 31, 2008. In addition, the minimum royalty payments for 2009 were reduced from $4,500,000 to $830,000 for fiscal year 2009, which is included in general and administrative expense on the consolidated statement of operations

  At December 31, 2009, the Company owed $342,913 to Latitude for the samples received during the year, which amount is included in accrued expenses and other current liabilities on the consolidated balance sheet. This was paid during 2010.

Related Party Services

The Company has entered into a contract with a firm Bang Bang New York to provide marketing services. One of the principals of the marketing firm is the daughter of  Mr. Stec, the Company’s CEO. The value of the contract is approximately $60,000.

Related Party Professional Services

During 2010, the Company paid $110,000 to Ernest Jacquet, a director of the Company, as professional fees and is included in operating expense on the consolidated statement of operations for the three and nine months ended September 30, 2010.

Director Independence

In assessing the independence of our directors, our Board reviewed the standards for independence required under NASDAQ Listing Rules and applicable SEC regulations. As a controlled Company with more than 50% of the shares held by one stockholder, the Company is not required to have a majority of independent directors.

After reviewing any material relationships that any of our directors may have with the Company that could compromise their ability to exercise independent judgment in carrying out their responsibilities, the Board determined that Mr. Neal Fox, Mr. Jon Hechler and Mr. Jonathan Spier qualified as “independent directors”.

ITEM 8.	LEGAL PROCEEDINGS

In Walter Bud Nixson v. the Company, brought before the Occupational Safety and Health Administration of the Department of Labor, a former independent sales representative, Nixson, asserted that he was terminated in violation of the whistleblower provision of the Sarbanes-Oxley Act of 2002. Nixson claimed economic damages in excess of $1,000,000, including $1,000,000 in non-economic damages, exemplary damages, and reasonable costs and fees. The Company denies that Nixson was subjected to discrimination or retaliation of any kind, but rather was terminated in connection with a reorganization of the Company's sales department. The proceedings were settled in December 2010. The settlement was covered by insurance.

ITEM 9.	MARKET PRICE AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED MANNERS

Common Stock

The Company’s stock is not trading on any stock exchange, but is quoted on the OTC Pink market tier of OTC Markets Group (OTC Markets) quotation system under the symbol “PBIX”.  The quarterly high and low bid information, as provided by OTC Markets, for each full quarterly period within the two most recent fiscal years and for any subsequent interim period for which financial statements are attached, is set forth below.

PBIX

Quarter	Year	High	Low
Q1	2008	$29.50	$20.00
Q2	2008	21.00	6.00
Q3	2008	6.00	.15
Q4	2008	.75	.25
Q1	2009	.25	.015
Q2	2009	1.75	.015
Q3	2009	2.50	1.75
Q4	2009	2.00	.50
Q1	2010	.60	.25
Q2	2010	1.50	.25
Q3	2010	1.25	.555

On February 9, 2011, the Company’s Common Stock closed at $5.45.  The quarterly high and low bid information, as provided by OTC Markets, for the fourth fiscal quarter of 2010 was:  $6.50 high and $0.50  low.

The Company has 60,000,000 shares of Common Stock authorized, of which 5,054,146 shares have been issued and are outstanding as of February 9, 2011.  Of the 5,054,146 shares of Common Stock that have been issued, 23,534 are treasury shares.

As of February 9, 2011, approximately 4,769,170 of the 5,054,146 issued and outstanding shares of the Company’s common stock are restricted securities as defined under Rule 144 of the Securities Act and under certain circumstances may be resold without registration pursuant to Rule 144.   Many of these transactions are described below in Item 10 “Recent Sales of Unregistered Securities”

As of February 9, 2011, approximately 160,000 restricted shares of our Common Stock are held by non-affiliates who may avail themselves of the public information requirements and sell their shares in accordance with Rule 144.  On February 5, 2011, the Company’s Board of Directors authorized issuing an additional 160,000 restricted shares of our Common Stock are held by non-affiliates, but such shares were not issued as of February 9, 2011.  As a result, some or all of these shares may be sold in accordance with Rule 144 potentially causing the price of the Company’s shares to decline.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a six month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate, as such term is defined in Rule 144(a)(1), of the Company and who has satisfied a one year holding period.

Dividend Policy

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying any dividends in the foreseeable future.  As of February 9, 2011 there are approximately 30 record holders of the Company’s Common Stock. The Company has only one class of common stock.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock, $0.0001 par value per share.  No shares of the Company’s preferred stock are currently outstanding.

Options and Warrants

As of February 9, 2011, the Company had issued and outstanding options to purchase 1,145,866 shares of Common Stock and outstanding warrants issued to SAI to purchase 6,964,002 shares of Common Stock, Freedom Capital to purchase 13,500,000 shares of Common Stock, and Ernest Jacquet to purchase 25,740,000 shares of Common Stock. Of these issued and outstanding options, options for 396,667 shares of Common Stock are currently unexercisable and all of the SAI warrants of 6,756,689 are unexercisable.

Of the options that are outstanding, none of such options have anti-dilution rights. All of the warrants that are outstanding do have anti-dilution rights.

Warrants issued to SAI include anti-dilution adjustment provisions and by virtue of the fact such warrants enable SAI to purchase 5% of the Company’s outstanding Common Stock per year, if the amount of outstanding shares of Common Stock increases, SAI will be able to exercise the warrants it holds for a greater number of shares. The exercise period for the warrants issued to SAI is between October 6 and November 6 in each of 2010, 2011 and 2012.  SAI did not exercise the warrants in 2010.  Warrants issued to Freedom Capital and Ernest Jacquet increase by 50% of any new issue of securities.

The warrants that the Company has issued to SAI, Freedom Capital and Ernest Jacquet have anti-dilution features.  If all the warrants could be exercised as of February 9, 2011, such exercise would result in 6,964,002 shares of Common Stock being issued to SAI; 13,500,000 shares of Common Stock being issued to Freedom Capital; and 25,740,000 shares of Common Stock being issued to Ernest Jacquet for a total of 46,204,002 shares.

Equity Compensation Plan Information

Information relating to securities authorized for issuance under equity compensation plans as of December 31, 2010, is as follows:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2010 Stock Incentive Plan	440,000	$0.25	-
Equity compensation plans not approved by security holders:
Omnibus Stock Option Plan	500	$220.00	43,500
2005 Non-Employee Director Stock Option Plan	5,280	$118.58	3,720

TOTAL:	445,780		47,220

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

All of the securities (including Common Stock, Options and Notes) were offered and sold in the transactions described below in reliance on the private placement exemption from registration under Section 4(2) of the Securities Act.

Sales to Related Parties

On May 2008, Textile Investment International S.A. (“Textile”) (a significant stockholder of the Company and an affiliate of Latitude Licensing Corp. (“Latitude”)), Wurzburg Holding S.A. (“Wurzburg”), (a stockholder, an affiliate of both Textile and Girbaud Design, Inc. (“Girbaud Design”) and the assigned holder by Latitude of the Company’s Girbaud licensing agreements), and two members of the Company’s Board of Directors at that time, Olivier Bachellerie and Renee Faltz, (“two Directors”) and the Company entered into a series of definitive agreements pursuant to which:

•
The amended and restated subordinated secured promissory note, dated as of December 30, 2004, by and between the Company (as borrower) and Textile (as purchaser and lender), was fully discharged and cancelled such that $2,865,040 including interest accrued through May 9, 2008 of $761,579 was converted into approximately 286,504 shares of the Company’s Common Stock at a conversion price of $10.00 per share.

•	Textile and the two Directors collectively purchased 200,000 shares of the Company’s Common Stock at a price of $10.00 per share. The Company received $2,000,000 for issuance of these shares.

•
Textile, Wurzburg, the two Directors and the Company entered into an investor rights agreement whereby Textile, Wurzburg, and the two Directors were granted certain registration rights, representation on the Company’s Board of Directors and other rights as set forth therein.

•	Mr. Stec, the Company’s CEO purchased 10,000 shares of the Company’s Common Stock at a price of $10.00 per share. The Company received $100,000 for the issuance of these shares.

•
The two exclusive licensing agreements with Latitude were amended to defer the minimum monthly royalty payments of $375,000 due in the months of February, March, April and May 2008 and interest at the rate of 10% to no later than December 31, 2009.  In March 2009, Latitude and the Company agreed to reduce the minimum annual royalty of $4,500,000 to $375,000 for the fiscal year 2008. The Company paid and expensed $375,000 for the year ended December 31, 2008. In addition, the minimum royalty payments for 2009 were reduced from $4,500,000 to $830,000.

On August 15, 2008, the Company issued a promissory note to Textile in the amount of $600,000 which bears interest at LIBOR plus 1%. At December 31, 2008, the interest rate was 4.255%.  The note was amended during 2009. It is due no later than February 15, 2014 and bears interest at 5%. Interest expense and late fees for non-payment of interest charged to operations for the year ended December 31, 2009 and 2008 were approximately $28,000 and $8,000, respectively.  At December 31, 2009 and 2008, the accrued interest on this note of $36,402 and $7,943 was included in accrued expenses and other current liabilities. At December 31, 2009 and 2008, the outstanding balance of the note was $600,000. Interest expense and late fees for non-payment of interest charged to operations for the nine months ended September 30, 2010 amounted to $43,250. At September 30, 2010, the accrued interest on this note of $22,500 is included in accrued expenses and other current liabilities on the consolidated balance sheet. At September 30, 2010 and December 31, 2009, the outstanding balance of the note was $600,000.

On July 2, 2009, the Company issued 1,216,667 shares of its common stock to Wurzburg, Freedom Capital and Ernest Jacquet at prices of $0.75 to $1.00 per share, for which the Company received $1,150,000.

On July 2, 2009, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Freedom Brands to sell 3,066,667 shares of the Company’s Common Stock at a price of $0.75 per share. In 2009, the Company issued 1,733,333 shares of its Common Stock to Freedom Brands in 2009 and received proceeds of $1,300,000.  In addition, the Company received proceeds of $1,000,000 in 2009  for which  1,333,333 shares of Common Stock were issued during  February 2010.  From the $1,000,000 proceeds, $500,000 was paid directly to Latitude for royalty payments due.  In addition, as part of the Purchase Agreement, the Company granted options to Freedom Brands to purchase an additional 669,333 shares of its Common Stock at a price of $0.75 exercisable on or before March 31, 2010. On October 20, 2010, the option was extended to December 31, 2014.

During the nine months ended September 30, 2010, Mr. Jacquet purchased 666,667 unregistered shares of common stock at a purchase price of $.75 per share. The shares were issued in February 2011.

During May 2010, Mr. Stec, the Company’s CEO, loaned $60,000 to the Company, which is due on demand. The Company agreed to pay $5,000 interest for the period from May 2010 to December 31, 2010.

During April through June 2010, Freedom Capital, advanced the Company a total of $900,000. These advances are evidenced by a promissory note bearing interest at 10% per annum, dated June 14, 2010. The promissory note matures on December 31, 2012.  In addition, on the same date, the Company granted 1,800,000 options at $0.50 exercise price per share to Freedom Capital as a financing incentive to enter into the promissory note. These options have an anti-dilution feature that will increase the amount of the option based upon an increase in authorized shares. The options expire on December 31, 2014. The unpaid balance including accrued interest was $927,794 at September 30, 2010.

In August 2010 and in September 30, 2010, Mr. Jacquet advanced the Company $250,000 and $320,000, respectively. The advances are evidenced by the promissory notes of $250,000 dated August 12, 2010 and $320,000 dated September 23, 2010, bearing interest at 10% per annum. The promissory note of $250,000 matures on December 31, 2012 and the promissory note of $320,000 matures on January 14, 2013.  In addition, the Company granted 1,140,000 options to Mr. Jacquet as financing incentive on the same date of the notes.  The Company received additional advances of $110,000 and $100,000 from this stockholder during September 2010 and November 2010, respectively. In November 2010, the Company canceled previously granted 1,140,000 options and replace with 1,560,000 options which includes additional 420,000 options granted as financing incentive for $210,000 advances received.  These options have an anti-dilution feature that will increase the amount of the option based upon an increase in authorized shares.  These advances of $210,000 and the two promissory notes of $250,000 and $320,000 consolidated into one note of $780,000, dated November 12, 2010 maturing on December 31, 2012.

On October 30, 2010 the Company issued a promissory note to Mr. Jacquet in the amount of $936,000 which is due on December 31, 2014 and bears interest at the rate of 10%. In addition, the stockholder received an option grant for 1,872,000 shares of common stock at a purchase price of $.13 per share. These options have an anti-dilution feature that will increase the amount of the option based upon an increase in authorized shares. The option expires on December 31, 2014.

On November 11, 2010 the Company issued a bridge note to Ernest Jacquet in the amount of $400,000 which is due on December 31, 2010 and bears interest at the rate of 10%. In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 3, 2011, a partial payment of $20,000 was paid on this note.  On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On December 1, 2010 the Company issued a bridge note to Mr. Jacquet in the amount of $140,000 which is due on December 31, 2010 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On December 28, 2010 the Company issued a bridge note to Mr. Jacquet in the amount of $220,000 which is due on January 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On December 30, 2010 the Company issued a bridge note to Mr. Jacquet in the amount of $130,000 which is due on January 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On January 14, 2011 the Company issued a bridge note to Mr. Jacquet in the amount of $100,000 which is due on January 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On January 20, 2011 the Company issued a bridge note to Mr. Jacquet in the amount of $50,000 which is due on January 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On February 8, 2011 the Company replaced the 1,800,000 stock options granted to Freedom Capital during June 2010 with warrants to purchase 13,500,000 shares of Common Stock at an exercise price of $0.13 per share; the 1,560,000 stock options granted to Ernest Jacquet during November 2010 with warrants to purchase 11,700,000 shares of Common Stock at an exercise price of $0.13 per share; and the 1,872,000 stock options granted to Ernest Jacquet during November 2010 with warrants to purchase 14,040,000 shares of Common Stock at an exercise price of $0.13 per share.

On January 26, 2011 the Company issued a bridge note to a Ernest Jacquet in the amount of $117,000 which is due on February 28, 2011 and bears interest at the rate of 10%. In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

Sales to Other Parties

On October 6, 2009, the Company entered into a warrant agreement (Warrant Agreement) with SAI to issue 15% of the aggregate number of Common Shares deemed outstanding as of the close of business on November 6, 2012 (termination date), as defined in the Warrant Agreement. The Company entered into the warrant agreement in connection with the Sales Representative Agreement defined in Note 1. The warrants are subject to following terms and conditions:

•	The warrant is effective from the original issue date (October 6, 2009) until November 6, 2012.

•
These warrants are exercisable as below: i) on or after October 6, 2010 and on or before November 6, 2010, the warrant shall be exercisable for such number of shares of the Company’s Common Stock as shall equal five percent (5%) of the aggregate number of common shares deemed outstanding as of the close of business on the date of exercise; ii) on or after October 6, 2011 and on or before November 6, 2011, the warrant shall be exercisable for such number of shares of the Company’s Common Stock as shall be equal to the excess of (a) ten percent (10%) of the aggregate number of the common shares deemed outstanding as of the close of business on the date of exercise, over (b) the number shares of common stock previously issued upon exercise(s) of the warrant; iii) on or after October 6, 2012 and on or before November 6, 2012, the warrant shall be exercisable for such number of shares of the Company’s Common Stock as shall equal to the excess of (a) fifteen percent (15%) of the aggregate number of the common shares deemed outstanding as of the close of business on the date of exercise, over (b) the number shares of  common stock previously issued upon exercise(s) of the warrants.

•
The exercise price for the common stock issuable upon the exercise of the warrant shall be: (i) $1.50 per share, if exercised between October 6, 2010 and November 6, 2010; (ii) $2.00 per share, if exercised between October 6, 2011 and November 6, 2011; and (iii) $3.00 per share if exercised between October 6, 2012 and November 6, 2012

On November 1, 2010 the Company entered into an agreement to engage Cameron Associates, Inc. (“Cameron”) to provide investor relations services commencing on November 1, 2010. Cameron is a 34-year old New York based full-service investor relations firm that represents a wide variety of publicly-held companies in the U.S., Canada and Australia. The monthly fee for these services will be $5,000 and 120,000 shares of the Company’s Common Stock, restricted under Rule 144, due and earned upon signing of the agreement.  Company raising an aggregate of $5,000,000 in equity capital from the date of this agreement, the monthly fee will be increased to $10,000.

On November 1, 2010, the Company entered into a consulting agreement with ProActive Capital Resources Group LLC (“ProActive”), pursuant to which ProActive provides consulting services on a month-to-month basis to the Company in connection with its business operations. The Company pays a monthly fee of $2,000 and issued 40,000 shares of the Company’s Common Stock, restricted under Rule 144, upon signing of the agreement.

On February 8, 2011 the Company issued a convertible bridge note to an investor in the amount of $200,000 which is due on July 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note.

On February 8, 2011 the Company issued a convertible bridge note to an investor in the amount of $50,000 which is due on July 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Holders of the Company’s Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s Second Amended and Restated Certificate of Incorporation, as amended, does not provide for cumulative voting in the election of directors.  Directors are elected by a plurality of the votes cast at a meeting of the stockholders, subject to preferences that may be applicable to any Preferred Stock outstanding at the time. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any then outstanding preferred stock. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and any amounts payable to holders of Preferred Stock.  Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Board of Directors may designate and that the Company may issue in the future.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Section 145 of the General Corporation Law of Delaware (the “Delaware Corporation Law”), Article IX of the Company’s Amended and Restated By-Laws (the “By-Laws”) provides that the Company shall indemnify any person in connection with any threatened, pending or completed legal proceeding, (other than a legal proceeding by or in the right of the Company) by reason of the fact that he is or was our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such legal proceeding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the Company’s best interest and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding is by or in the right of the Company, the director or officer may be indemnified by the Company against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company’s best interest and except that he may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Company unless a court determines that he is fairly and reasonably entitled to be indemnified.

The Company maintains liability insurance on behalf of any person who is or was our director, officer, employee or agent or who serves or served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our request as permitted under Article IX of our By-Laws.

Article Ninth of our Second Amended and Restated Certificate of Incorporation, as amended, provides  that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the Delaware Corporation Law, as  same may be amended and supplemented.

Pursuant to Section 102(b)(7) of the Delaware Corporation Law provides that none of the Company’s directors shall be personally liable to us or the Company’s stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his loyalty to the Company or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 13.	FINANCIAL STATEMENTS.

See pages F-1 through F-43 appearing at the end of this Registration Statement on Form 10.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS.

There have been no changes or disagreements with accountants on accounting or financial disclosure matters.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
3.01*	Second Amended and Restated Certificate of Incorporation dated January 3, 2011.

3.02*	Certificate of Amendment dated January 18, 2011 to the Second Amended and Restated Certificate of Incorporation.

3.03*	Second Certificate of Amendment dated February 8, 2011 to the Second Amended and Restated Certificate of Incorporation.

3.04	Amended and Restated By-laws (a copy of which was filed as Exhibit 3.02 to the S-1 Registration Statement, and is hereby incorporated herein by this reference).

3.05
Amendment to the Amended and Restated By-laws of I.C. Isaacs & Company, Inc. (a copy of which  filed with the SEC on April 24, 2007 as Exhibit 3.1 to the Company’s Current Report on Form 8-K, and is hereby incorporated herein by this reference).

10.01
Employment Agreement, dated April 19, 2007, and effective as of April 5, 2007, between the Company and Robert S. Stec (a copy of which was filed with the SEC on April 25, 2007 as Exhibit 10.1 to the Company’s Current Report on Form 8-K/A, and is hereby incorporated herein by this reference).

10.02
Amendment No. 11 to Trademark and License and Technical Assistance Agreement, dated November 8, 2007, by and between Latitude Licensing Corp. and I.C. Isaacs & Company, L.P. covering Women’s Products (a copy of which was filed as Exhibit 10.2 to the September 2007 10-Q, and is hereby incorporated herein by this reference).

10.03
Second Amendment to Loan and Security Agreement, dated November 13, 2007, by and among I.C. Isaacs & Company, L.P., I.C. Isaacs & Company, Inc., Isaacs Design, Inc. and Wachovia Bank, National Association (a copy of which was filed as Exhibit 10.3 to the September 2007 10-Q, and is hereby incorporated herein by this reference).

10.04
First Amendment to Intercreditor and Subordination Agreement, dated November 13, 2007 by and among I.C. Isaacs & Company, L.P., I.C. Isaacs & Company, Inc., Isaacs Design, Inc. and Wachovia Bank, National Association (a copy of which was filed as Exhibit 10.4 to the September 2007 10-Q. and is hereby incorporated herein by this reference).

10.05
Employment Agreement between I.C. Isaacs & Company, Inc. and Robert S. Stec dated November 13, 2007 (a copy of which was filed as Exhibit 10.5 to the September 2007 10-Q, and is hereby incorporated herein by this reference).

10.06	Separation Agreement and General Release, dated December 18, 2007, by and between Gregg A. Holst and I.C. Isaacs & Co., Inc.

10.07
Agreement of Purchase and Sale, dated March 14, 2008, between I.C. Isaacs & Company, L.P. and D&R Realty II, LLC, (a copy of which was filed with the SEC on March 27, 2008 as Exhibit 10.1 to the Company’s Current Report on Form 8-K, and is hereby incorporated herein by this reference).

10.08
Conversion Agreement, dated May 9, 2008, by and between I.C. Isaacs & Company, Inc., as borrower and seller, and Textile Investment International S.A., as lender and purchaser (a copy of which was filed with the SEC on May 12, 2008 as Exhibit 10.1 to the Company’s Current Report on Form 8-K, and is hereby incorporated by this reference).

10.09
Debt Forgiveness Agreement, dated May 9, 2008, by and between I.C. Isaacs & Company, Inc., as borrower, and Textile Investment International S.A., as lender (a copy of which was filed with the SEC on May 12, 2008 as Exhibit 10.2 to the Company’s Current Report on Form 8-K, and is hereby incorporated by this reference).

10.10
Stock Purchase Agreement, dated May 9, 2008, by and among I.C. Isaacs & Company, Inc., Textile Investment International S.A., Olivier Bachellerie and René Faltz (a copy of which was filed with the SEC on May 12, 2008 as Exhibit 10.3 to the Company’s Current Report on Form 8-K, and is hereby incorporated by this reference).

10.11
Investor Rights Agreement, dated May 9, 2008, by and between I.C. Isaacs & Company, Inc., Textile Investment International S.A., Wurzburg Holding S.A., Olivier Bachellerie and René Faltz (a copy of which was filed with the SEC on May 12, 2008 as Exhibit 10.4 to the Company’s Current Report on Form 8-K, and is hereby incorporated by this reference).

10.12
Stock Purchase Agreement, dated May 9, 2008, by and among I.C. Isaacs & Company, Inc. and Robert S. Stec (a copy of which was filed with the SEC on May 12, 2008 as Exhibit 10.5 to the Company’s Current Report on Form 8-K, and is hereby incorporated by this reference).

10.13
Amendment No. 11, dated May 9, 2008, to the Trademark License and Technical Assistance Agreement Covering Men’s Collections, by and between Latitude Licensing Corp. and I.C. Isaacs & Company L.P. (a copy of which was filed with the SEC on May 12, 2008 as Exhibit 10.6 to the Company’s Current Report on Form 8-K, and is hereby incorporated by this reference).

10.14
Amendment No. 13, dated May 9, 2008, to the Trademark License and Technical Assistance Agreement Covering Women’s Collections, by and between Latitiude Licensing Corp. and I.C. Isaacs & Company L.P. (a copy of which was filed with the SEC on May 12, 2008 as Exhibit 10.7 to the Company’s Current Report on Form 8-K, and is hereby incorporated by this reference).

10.15
Employment Extension Agreement, dated May 9, 2008, between Robert S. Stec and I.C. Isaacs & Company, Inc. (a copy of which was filed with the SEC on May 12, 2008 as Exhibit 10.8 to the Company’s Current Report on Form 8-K, and is hereby incorporated by this reference).

10.16
Amendment and Restated Licensor Agreement, dated May 8, 2008, among Latitude Licensing Corp., Wachovia Bank, National Association and I.C. Isaacs & Company, L.P. (a copy of which was filed with the SEC on May 12, 2008 as Exhibit 10.9 to the Company’s Current Report on Form 8-K, and is hereby incorporated by this reference).

10.17
Third Amendment to the Loan and Security Agreement, dated April 21, 2008 by and among I.C. Isaacs & Company, L.P., I.C. Isaacs & Company, Inc., Isaacs Design, Inc. and Wachovia Bank, National Association (a copy of which was filed with the SEC on May 12, 2008 as Exhibit 10.10 to the Company’s Current Report on Form 8-K, and is hereby incorporated by this reference).

10.18*	$600,000 Promissory Note dated August 15, 2008 between I.C. Isaacs & Company, Inc. and Textile Investment International S.A., lender.

10.19*	Junior Creditor Agreement dated September 26, 2008 between I.C. Isaacs & Company, Inc. and Wurzburg Holding S.A., lender.

10.20*	Confirmation letters dated April 8, 2009 and May 7, 2009 between I.C. Isaacs & Company, Inc. and Latitude Licensing Corp.

10.21*	Women’s Amendment #11 dated June 1, 2009 to Trademark License and Technical Assistance Agreement between I.C. Isaacs & Company, Inc. and Latitude Licensing Corp.

10.22*	Men’s Amendment #12 dated June 1, 2009 to Trademark License and Technical Assistance Agreement between I.C. Isaacs & Company, Inc. and Latitude Licensing Corp.

10.23*	Amendment #1 July 3, 2009 to $600,000 Promissory Note dated August 15, 2008 between I.C. Isaacs & Company, Inc. and Textile Investment International S.A., lender

10.24*	Amendment #1 dated July 3, 2009 to Junior Creditor Agreement dated September 26, 2008 between I.C. Isaacs & Company, Inc. Wurzburg Holding S.A., lender

10.25*	Men’s Amendment #13 dated July 29, 2009 to Trademark License and Technical Assistance Agreement between I.C. Isaacs & Company, Inc. and Latitude Licensing Corp.

10.26*	Women’s Amendment #12 dated July 29, 2009 to Trademark License and Technical Assistance Agreement between I.C. Isaacs & Company, Inc. and Latitude Licensing Corp.

10.27*	Sales Representative Agreement dated October 6, 2009 between I.C. Isaacs & Company, Inc. and Samsung America, Inc.

10.28*	Limited Trademark Sublicense Agreement dated October 6, 2009 between I.C. Isaacs & Company, Inc. and Samsung America, Inc.

10.29*	Samsung Warrant Agreement dated October 6, 2009 between I.C. Isaacs & Company, Inc. and Samsung America, Inc.

10.30*	Jenno Holding Contract Agreement dated November 12, 2009 between I.C. Isaacs & Company, Inc. and Jenno Holdings, Inc.

10.31*
Baltimore Lease Agreement dated December 2, 2009 between I.C. Isaacs & Company, Inc. and the Steamship Trade Association of Baltimore, Incorporated-International Longshoremen’s Association Pension Plan, the landlord.

10.32*	Flow Society Limited Trademark License Agreement dated March 10, 2010 between I.C. Isaacs & Company, Inc. and Samsung America, Inc.

10.33*	Agreement of Sale for Delaware Land dated May 17, 2010 between I.C. Isaacs & Company, Inc. and GrowUSA, LLC, buyer.

10.34*	$900,000 Promissory Note dated June 14, 2010 between I.C. Isaacs & Company, Inc. and Freedom Capital Partners, LTD, lender.

10.35*	New York Lease Agreement dated October 29, 2010 between I.C. Isaacs & Company, Inc. and SHEVA 7 LLC, landlord.

10.36*	Cameron Agreement dated November 1, 2010 between I.C. Isaacs & Company, Inc. and Cameron Associates, Inc.

10.37*	Proactive Agreement dated November 1, 2010 between I.C. Isaacs & Company, Inc. and ProActive Capital Resources Group LLC.

10.38*	$900,000 Replacement Promissory Note dated June 14, 2010 between I.C. Isaacs & Company, Inc. and Freedom Capital Partners, LTD, lender.

10.39*	90,000,000 Option Agreement dated June 14, 2010 between I.C. Isaacs & Company, Inc. and Freedom Capital Partners, LTD, optionee.

10.40*	$780,000 Replacement Consolidated Promissory Note dated November 12, 2010 between I.C. Isaacs & Company, Inc. and Ernest Jacquet, lender.

10.41*	78,000,000 Replacement Consolidated Option Agreement dated November 12, 2010 between I.C. Isaacs & Company, Inc. and Ernest Jacquet, optionee.

10.42*	$936,000 Replacement Consolidated Promissory note dated October 30, 2010 between I.C. Isaacs & Company, Inc. and Ernest Jacquet, lender.

10.43*	93,600,000 Option Agreement dated October 30, 2010 between I.C. Isaacs & Company, Inc. and Ernest Jacquet, optionee.

10.44*	$400,000 Bridge Note dated November 11, 2010 between I.C. Isaacs & Company, Inc. and Ernest Jacquet, lender.

10.45*	$140,000 Bridge Note dated December 1, 2010 between I.C. Isaacs & Company, Inc. and Ernest Jacquet, lender.

10.46*	$220,000 Bridge Note dated December 28, 2010 between I.C. Isaacs & Company, Inc. and Ernest Jacquet, lender.

10.47*	$130,000 Bridge Note dated December 30, 2010 between I. C. Isaacs & Company, Inc. and Ernest Jacquet, lender.

10.48*	$100,000 Bridge Note dated January 14, 2011 between I Passport Brands, Inc. and Ernest Jacquet, lender.

10.49*	$200,000 Convertible Bridge Note dated February 8, 2011 Passport Brands, Inc. and Francois de Visscher, lender

10.50*	$50,000 Bridge Note dated January 20, 2011 between Passport Brands, Inc. and Ernest Jacquet, lender

10.51*	$117,000 Bride Note, dated January 26, 2011 between Passport Brands, Inc. and Ernest Jacquet, lender.

10.52*	$50,000 Senior Convertible Note, dated February 8, 2011 between Passport Brands, Inc. and Michael Barnes.

10.53*	Passport Brands, Inc. Warrant No. 2011-1, dated February 8, 2011 issued to Freedom Capital Partners Limited for 13,500,000 Shares of Common Stock.

10.54*	Passport Brands, Inc. Warrant No. 2011-2, dated February 8, 2011 issued to Ernest Jacquet for 11,700,000 Shares of Common Stock.

10.55*	Passport Brands, Inc. Warrant No. 2011-3, dated February 8, 2011 issued to Ernest Jacquet for 14,040,000 Shares of Common Stock.

10.56*	Bridge Loan Amendment Letter Agreement, dated February 8, 2011, between Passport Brands, Inc. and Ernest Jacquet.

10.57*	Employment Agreement, dated June 14, 2006, between I. C. Isaacs & Company, Inc. and Liviu Goldenberg.

10.58*	Employment Agreement, dated July 2, 2007, between I. C. Isaacs & Company, Inc. and Marc Goldberg.

10.59*	Amended Stock Option Agreement, dated October 20, 2010 between I.C. Isaacs & Company, Inc, and Freedom Brands Holding LLC.

10.60*	Employment Agreement, dated February 10, 2011, between Passport Brands, Inc. and Robert S. Stec.

10.61*	Stock Option Grant Agreement, dated February 9, 2011 between Passport Brands, Inc. and Robert S. Stec.

21.01*	List of Subsidiaries

* Filed herewith

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:	PASSPORT BRANDS, INC.

	By:	/s/ Robert Stec
		Name:	Robert Stec
		Title:	Chief Executive Officer

PASSPORT BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

INDEX

PAGE
DECEMBER 31, 2009
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets at December 31, 2009 and 2008	F-3
Consolidated Statements of Operations for the years ended December 31, 2009 and 2008	F-4
Consolidated Statement of Stockholders’ Deficiency for the years ended December 31, 2009 and 2008	F-5
Consolidated Statement of Cash Flow for the years ended December 31, 2009 and 2008	F-6
Notes to Consolidated Financial Statements	F-7-F-27
SEPTEMBER 30, 2010
Consolidated Balance Sheet at September 30, 2010 (unaudited) and December 31, 2009 (audited)	F-28
Consolidated Statements of Operations (unaudited) for the three and nine months ended September 30, 2010 and 2009	F-29
Consolidated Statements of Cash Flow (unaudited) for the nine Months ended September 30, 2010 and 2009	F-30
Notes to Consolidated Financial Statements (unaudited)	F-31-F-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Passport Brands, Inc. (formerly known as I.C. Isaacs & Company, Inc.) and Subsidiaries

We have audited the accompanying consolidated balance sheets of Passport Brands, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Passport Brands, Inc. and Subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficit and a stockholders’ deficiency. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Mayer Hoffman McCann CPAs
(The New York Practice of Mayer Hoffman McCann P.C.)
New York, New York
March 1, 2010, except for Note 14 which is dated February 8, 2011

PASSPORT BRANDS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,2009	December 31,2008
ASSETS
Current assets:
Cash and cash equivalents	$297,092	$25,463
Accounts receivable, net of allowance for doubtful accounts (Note 3)	859,524	2,638,503
Commission receivable, net (Note 3)	290,101	-
Inventories (Note 2)	-	2,273,672
Prepaid expenses and other current assets (Note 4)	25,443	229,489
Total current assets	1,472,160	5,167,127

Property and equipment, net (Note 5)	1,184,397	1,770,642

Other assets (Notes 4 and 12)	176,381	1,110,870

	$2,832,938	$8,048,639

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities
Revolving line of credit (Note 12)	$-	$2,784,961
Accounts payable (Note 3)	1,954,352	4,676,569
Accrued expenses and other current liabilities (Notes 3, 6, 8 and 12)	1,009,570	584,978
Deferred lease obligation - current portion (Note 12)	32,817	-
Promissory note payable to stockholder	-	607,943
Term loan - stockholder (Note 8)	1,473,761	1,449,339
Total current liabilities	4,470,500	10,103,790

Long-term liabilities:
Promissory note payable to stockholder (Note 8)	600,000	-
Liability for pension benefits (Note 11)	3,161,936	3,158,000
Deferred lease obligation - long-term portion (Note 12)	252,581	261,559
Other long-term liability (Note 13)	85,472	-
Total long-term liabilities	4,099,989	3,419,559

Commitments and contingencies (Note 13)

Stockholders' deficiency (Notes 9, 10 and 13):
Preferred stock: $.0001 par value; 5,000,000 shares authorized, none outstanding	-	-
Common stock: $.0001 par value; 7,000,000 shares authorized, 3,721,307 and 771,307 shares issued at December 31, 2009 and 2008, respectively; 3,697,772 and 747,772 shares outstanding at December 31, 2009 and 2008, respectively	370	75
Additional paid-in capital	53,984,012	50,518,707
Accumulated deficit	(51,509,361)	(47,096,621)
Accumulated other comprehensive loss (Note 11)	(5,889,701)	(6,574,000)
Treasury stock, at cost (23,534 shares)	(2,322,871)	(2,322,871)
Total stockholders' deficiency	(5,737,551)	(5,474,710)

	$2,832,938	$8,048,639

The accompanying notes are an integral part of the consolidated financial statements.

PASSPORT BRANDS, INC. AND SUBSIDIARIES
Consolidated Statement of Operations
For the Year Ended

	December 31, 2009	December 31, 2008

Net sales (Note 3)	$14,330,647	$19,206,317

Cost of sales (Note 3)	10,538,232	16,464,254

Gross profit	3,792,415	2,742,063

Commission income (Note 2)	604,780	-

Income before operating expenses	4,397,195	2,742,063

Operating expenses:
Selling	3,268,074	6,381,631
Distribution and shipping	795,095	1,332,342
General and administrative (Notes 8 and 10)	4,217,797	5,125,101
Depreciation and amortization	547,671	543,277
Total operating expenses	8,828,637	13,382,351

Operating loss	(4,431,442)	(10,640,288)

Other income (expense):
Interest expense (Note 8)	(209,396)	(247,023)
Interest Income	-	6,954
Other expense (Note 8)	(48,281)	(54,540)
Other Income	-	89,992
Gain on sale of property and equipment (Note 5)	296,840	-
Net other income	39,163	(204,617)

Loss before income tax expense	(4,392,279)	(10,844,905)

Income tax expense (Note 7)	20,461	1,600

Net loss	$(4,412,740)	$(10,846,505)

Basic and diluted loss per share	$(1.79)	$(18.85)

Weighted average number of common shares outstanding - basic and diluted	2,459,827	575,488

The accompanying notes are an integral part of the consolidated financial statements.

PASSPORT BRANDS, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders’ Deficiency
For the Years Ended December 31, 2009 and 2008

	Common Stock				Accumulated Other Comprehensive Loss
	No. of		Additional		Other
	Shares		Paid-In	Accumulated	Comprehensive	Treasury
	Outstanding	Amount	Capital	Deficit	Loss	Stock	Total

Balance, January 1,2008	251,268	$25	$45,812,862	$(36,250,116)	$(2,936,000)	$(2,322,871)	$4,303,900

Comprehensive loss:
Net loss		-	-	(10,846,505)	-	-	(10,846,505)
Minimum pension liability adjustment		-	-	-	(3,638,000)	-	(3,638,000)
Total comprehensive loss							(14,484,505)

Share-based compensation expense		-	46,252	-	-	-	46,252

Issuance of shares, net of cost of $305,397	210,000	21	1,794,582		-	-	1,794,603

Issuance of shares on note conversion	286,504	29	2,865,011	-	-	-	2,865,040

Balance, January 1, 2009	747,772	$75	$50,518,707	$(47,096,621)	$(6,574,000)	$(2,322,871)	$(5,474,710)

Comprehensive loss:
Net loss	-	-	-	(4,412,740)	-	-	(4,412,740)
Pension adjustment	-	-	-	-	684,299	-	684,299
Total comprehensive loss							(3,728,441)

Share-based compensation expense	-	-	15,600	-	-	-	15,600

Issuance of common shares	2,950,000	295	3,449,705	-	-	-	3,450,000

Balance, December 31, 2009	3,697,772	$370	$53,984,012	$(51,509,361)	$(5,889,701)	$(2,322,871)	$(5,737,551)

The accompanying notes are an integral part of the consolidated financial statements.

PASSPORT BRANDS, INC. AND SUBSIDIARIES
Consolidated Statement of Cash Flows

	December 31,2009	December 31,2008

Cash flows from operating activities:
Net loss	$(4,412,740)	$(10,846,505)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	547,671	543,277
Deferred rent expense	11,915	25,485
Royalty expense	530,000	-
Other income	(30,000)	-
Foreign currency transaction loss	48,281	54,540
Interest expense upon conversion of note payable	-	60,299
Gain on sale of property and equipment	(296,840)	-
Share-based compensation	15,600	46,252
Change in operating assets and liabilities:
Accounts receivable	1,778,979	(159,477)
Commission receivable	(290,101)	-
Inventories	2,273,672	1,493,980
Prepaid expenses and other current assets	209,496	375,528
Accounts payable	(2,722,217)	3,070,513
Accrued expenses and other current liabilities	404,714	(1,520,637)
Liability for pension benefits	688,235	120,000
Other long-term liability	85,472	-
Net cash used in operating activities	(1,157,863)	(6,736,745)

Cash flows from investing activities:
Decrease (increase) in restricted cash	1,004,039	(845,586)
Proceeds from sale of property and equipment, net	270,700	-
Purchase of property and equipment	(10,286)	(165,206)
Net cash provided by investing activities	1,264,453	(1,010,792)

Cash flows from financing activities:
Net repayment on revolving line of credit	(2,784,961)	2,784,961
Proceeds from note to stockholder	-	607,943
Advances from stockholders	-	1,394,799
Proceeds from issuance of common shares	2,950,000	1,794,603
Net cash provided by financing activities	165,039	6,582,306

Net increase in cash and cash equivalents	271,629	(1,165,231)

Cash and cash equivalents, beginning of year	25,463	1,190,694

Cash and cash equivalents, end of year	$297,092	$25,463

The accompanying notes are an integral part of the financial statements.

Supplemental Disclosures of Cash Flow Information

Cash paid during the year for:
Income taxes	$14,300	$-
Interest	$114,354	$114,571

Supplemental Schedule of Non-Cash Investing and Financing Activities

Note receivable from sale of property and equipment	$75,000	$-
Royalty expense paid to related party upon issuance of shares	$500,000	$-
Conversion of notes payable to common stock	$-	$2,865,040

The accompanying notes are an integral part of the consolidated financial statements.

PASSPORT BRANDS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1 -                      Basis of Presentation, Organization and Going Concern

The accompanying consolidated financial statements include the accounts of Passport Brands, Inc. (“Passport”) (formerly known as I.C. Isaacs & Company, Inc.) and its subsidiaries, I.C. Isaacs & Company L.P. (the “Partnership”), Isaacs Design, Inc. (“Design”) and I.C. Isaacs Far East Ltd. (collectively, the “Company”). I.C. Isaacs Far East Ltd. did not have any significant revenue or expenses in 2008 or in 2009..  All intercompany balances and transactions have been eliminated in consolidation

Organization

The Company is a designer and marketer of branded jeanswear. The Company offers collections of jeanswear for men under the Marithé and François Girbaud brand (“Girbaud brand”) in the United States, Puerto Rico and the U.S. Virgin Islands. The Girbaud brand is an internationally recognized designer label with a distinct European influence. The Company has positioned its Girbaud brand line with a broad assortment of products, styles and fabrications, reflecting a contemporary European look. The Company markets a full collection of men’s jeanswear under the Girbaud brand, including a broad array of bottoms, tops and outerwear.

Financing - Sales Representative Agreement

On October 6, 2009, the Company entered into a Sales Representative Agreement (“SAI Agreement”) with Samsung America, Inc. (“SAI”). SAI appointed the Company as its exclusive sales representative for the sale of products to be purchased by SAI and then sold to customers by SAI in the territory, as defined in the SAI Agreement. The Company receives monthly commission equal to: (i) 21% of the net invoice amount, if the gross profit ratio is equal to or greater than 35% or (ii) if the gross profit ratio is less than 35%, 21% minus the percentage amount that the gross profit ratio is less than 35%, for the services rendered pursuant to the SAI Agreement. Under the terms of the SAI Agreement, SAI does all invoicing and shipping of goods to the customers and receives 11% of the gross invoice amount defined as “SAI Overhead.” From January 1, 2010 and thereafter, the SAI Overhead increased to 13%. As additional compensation for SAI’s services thereunder, the Company shall distribute fifteen percent (15%) of the net profits (excluding all expenses related to debt servicing costs and expenses committed to prior to the effective date of the SAI Agreement) to SAI within ten business days after the end of each calendar quarter from the effective date until the earlier of (i) the termination or expiration of the SAI Agreement; or (ii) the date SAI fully exercises its option under the Warrant Agreement between SAI and the Company.  (For detail of warrant, see Note 9) The SAI Agreement expires on December 31, 2014 with a renewal option of three years, unless terminated by the Company or SAI, as defined in the SAI Agreement, and contains certain non-financial covenants.

On October 6, 2009, the Company also entered into a Limited Trademark Sublicense Agreement (“Sublicense Agreement”) with SAI pursuant to which it grants rights to use its trademarks (as defined) in connection with the manufacture, import, promotion, distribution and sale of licensed products.  The Sublicense Agreement expires concurrently with the SAI Agreement.

Going Concern

The Company incurred a net loss of approximately $4,413,000 for the year ended December 31, 2009 and has a negative working capital of approximately $2,998,000 and a stockholders’ deficiency of approximately $5,738,000 (which includes approximately $5,890,000 of accumulated other comprehensive loss related to its defined benefit pension plan) at December 31, 2009. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  The Company will require additional funds and may seek to raise such funds through public and private financing or from other sources. There is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company.

In 2009, the Company has implemented cost reduction initiatives and received approximately $2,950,000 of proceeds from issuance of shares of its common stock (see Note 9). In addition, the Company entered into the SAI Agreement with SAI, which assisted the Company in financing its operations in 2009 (see Financing - Sales Representative Agreement above), and revised its royalty arrangement with a related party in 2010 (see Note 12).

Note 2 -                      Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, particularly regarding valuation of accounts receivable, inventory and stock-based compensation expenses associated with equity awards that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Sale of Goods

Revenue is recognized upon the transfer of title and risk of ownership to customers. Net revenue is recorded net of discounts and provisions for estimated returns and allowances on a historical basis. On a seasonal basis, the Company negotiates price adjustments with its retail customers as sales incentives. Shipping and handling fees billed to customers are classified in net sales on the consolidated statement of operations.

Commission Income

The Company earns commission upon the sale of goods by SAI to the customers as discussed in Note 1.

Shipping and Handling Costs

The Company includes shipping and handling costs in distribution and shipping expense. Shipping and handling costs for the year ended December 31, 2009 and 2008 were approximately $940,000 and $1,120,000 respectively.

Inventory

Inventory is valued at the lower of cost (first-in, first-out method) or market. The Company provides an allowance for obsolete and slow-moving inventory based on its periodic reviews of salability and product demand.

On December 31, 2008 inventory consist of:

Work-in-progress	$566,740
Finished goods	1,706,932
$2,273,672

At December 31, 2009, the Company had no inventory balance. The Company fully reserved or disposed of its inventory in connection with the sales representative agreement with SAI.

Allowance for Doubtful Accounts

An allowance for uncollectible accounts receivable is recorded based on a combination of write-off history, aging analysis and any specific troubled accounts. Accounts are written off when uncollectibility is confirmed. Subsequent recoveries, if any, are credited to the allowance account.

Property and Equipment

Property and equipment is stated at cost and depreciated over its estimated useful lives ranging from five to eighteen years using the straight-line method. Leasehold improvements are amortized using the straight line method over the lesser of the life of the lease or the estimated useful life of the improvement. Maintenance and repairs are charged to expense as incurred.

Asset Impairment

The Company evaluates long-lived assets, including property and equipment, for impairment in accordance with Topic 360 of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

Income Taxes

The Company provides for taxes under the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and their respective tax bases.

The Company accounts for uncertainty in income taxes in accordance with Topic 740 of FASB ASC.  At December 31, 2009 and 2008, there were no unrecognized tax benefits. Interest and penalties related to uncertain tax positions will be recognized in income tax expense.  The Company’s income tax returns for the tax years 2006 to 2009 are subject to examination by the Internal Revenue Service.  As of December 31, 2009 and 2008, no interest and penalties related to uncertain tax positions had been accrued.

Equity Awards and Share-Based Compensation

The Company accounts for its share-based incentive plan in accordance with Topic 718 of FASB ASC, “Compensation – Stock Compensation.”  Under Topic 718, share-based payments are measured at the estimated fair value on the date of grant and are recognized as an expense over the requisite service period (generally the vesting period).

Advertising Costs

Direct advertising costs included in selling expense are expensed as incurred and were approximately $343,000 and $1,967,000 for the year ended December 31, 2009 and 2008 respectively.

New Accounting Pronouncements

In June 2009 the FASB issued SFAS No.168, “The FASB Accounting Standard Codification and the Hierarchy of Generally Accepted Accounting Principles (“US GAAP”) a replacement of FASB No.162” (SFAS 168”) (primarily codified into Topic 105 of FASB ASC). The FASB Accounting Standards Codification is intended to be the source of authoritative U.S. GAAP and reporting standards as issued by the Financial Accounting Standards Board. Its primary purpose is to improve clarity and use of existing standards by grouping authoritative literature under common topics. This statement is effective beginning with the quarter ended September 15, 2009. All references to GAAP in the consolidated financial statements also use the new codification numbering system. The Codification does not change or alter existing GAAP, therefore, it does not have an impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued new guidance that defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In February 2008, the FASB deferred the effective date of the new accounting guidance for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The Company adopted this guidance for financial assets and liabilities effective January 1, 2008 and for nonfinancial assets and liabilities effective January 1, 2009. The adoption of this statement did not have a material impact on the Company’s consolidated financial condition or results of operations.

In February 2007, the FASB issued guidance, which amends the accounting for assets and liabilities in financial statements, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This statement does not affect any existing literature that requires certain assets and liabilities to be carried at fair value. Entities that choose the fair value option will recognize unrealized gains and losses on items for which the fair value option was elected in earnings at each subsequent reporting date. The Company adopted the new accounting guidance on January 1, 2008. The Company has currently chosen not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with accounting principles generally accepted in the United States of America.

FASB ASC 805, “Business Combinations”. In December 2007, the FASB issued new accounting guidance under ASC 805 which  i) expands the definition of transactions and events that qualify as business combinations; ii) requires that the acquired assets and liabilities, including contingencies be recorded at the fair value determined on the acquisition date and changes thereafter reflected in operations, not goodwill; iii) changes the recognition timing for restructuring costs; iv) and requires acquisition costs to be expensed as incurred. Adoption of this topic is required for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption and retroactive application of this topic to fiscal years preceding the effective date are not permitted. The Company adopted this guidance effective January 1, 2009. This new accounting guidance will change the Company’s accounting treatment for business combinations on a prospective basis.

FASB ASC 820, “Fair Value Measurements and Disclosures”. During April 2009, the FASB issued new accounting guidance under ASC 820 addressing concerns regarding (1) determining whether a market is not active and a transaction is not orderly, (2) recognition and presentation of other-than-temporary impairments and (3) interim disclosures of fair values of financial instruments. The guidance is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial condition or results of operations

FASB ASC 855, “Subsequent Events”. In May 2009, the FASB issued new accounting guidance under ASC 855 which incorporates accounting guidance that originated as U.S. auditing standards into the body of authoritative literature issued by the FASB. This guidance is based on the same principles as those that currently exist in the auditing standards. However, the new guidance does make a few changes such as eliminating Type I and Type II subsequent events and requiring an entity to determine whether events and transactions occurring subsequent to the balance sheet date through the date the financial statements are filed require disclosure. This guidance is effective for interim or annual periods ending after June 15, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In February 2010, FASB issued Accounting Standards Update (“ASU”) 2010-09, Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements, which amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC’s requirements. ASU 2010-09 is effective upon issuance. The adoption of ASU 2010-09 did not have a material impact on the Company’s consolidated financial statements.

In January 2010, FASB issued ASU 2010-02, “Accounting and Reporting for Decreases in Ownership of a Subsidiary- a Scope Clarification”, which addresses the accounting for non-controlling interests and changes in ownership interests of a subsidiary. ASU 2010-02 is effective for the interim or annual reporting periods ending on or after December 15, 2009, and must be applied retrospectively to interim or annual reporting periods beginning on or after December 15, 2008. The adoption of ASU 2010-02 had no impact on the Company’s consolidated financial statements.

In January 2010, FASB issued ASU 2010-06, “Improving Disclosures about Fair Measurements”, which provides amendments to subtopic 820-10 that require separate disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and the presentation of separate information regarding purchases, sales, issuances and settlements for Level 3 fair value measurements. Additionally, ASU 2010-06 provides amendments to subtopic 820-10 that clarify existing disclosures about the level of disaggregation and inputs and valuation techniques. ASU 2010-06 is effective for financial statements issued for interim and annual periods ending after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the rollforward of activity in Level 3 fair value measurements, which are effective for interim and annual periods ending after December 15, 2010. The Company is currently evaluating the impact of the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. The Company adopted provisions of ASU 2009-06 that were affective after December 15, 2009 and the application of those provisions had no impact on the Company’s consolidated financial statements.

ASU 2009-17 - “Consolidations (Topic 810) - Improvements to Financial Reporting by Enterprises Involved With Variable Interest Entities” - this is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. The Company adopted this guidance effective January 1, 2010 and the adoption did not have a material impact on the Company’s consolidated financial condition and results from operations.

ASU 2010-13 - “ Compensation - Stock Compensation” (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades” - this is effective for fiscal years, and interim periods within those years. beginning after December 15, 2010. This guidance will be effective January 1, 2011 and is not expected to have a material impact on the Company’s consolidated financial condition and results from operations.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common and common equivalent shares outstanding during the period. Basic and diluted net loss per share is the same.

	Year Ended December 31, 2009	Year Ended December 31, 2008
Numerator:
Net loss - basic and diluted	$(4,412,740)	$(10,846,505)

Denominator:
Weighted average shares – basic	2,459,827	575,488

Effect of dilutive stock options and warrants
	2,459,827	575,488
Denominator for diluted earnings per share
Loss per share
Basic	$(1.79)	$(18.85)

Diluted	$(1.79)	$(18.85)

At December 31, 2009 and 2008, the Company’s stock options outstanding of 9,667 and 10,033, respectively, were excluded from above calculations.   Inclusion of the Company’s options in diluted loss per share for the years ended December 31, 2009 and 2008 have an anti-dilutive effect because the Company incurred a net loss from operations.

Note 3 -                      Concentration of Credit Risk, Major Suppliers and Major Customer

Cash

The Company maintains cash balances at several financial institutions.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000 at December 31, 2009 and December 31, 2008

Accounts Receivable/Commission Receivable

Accounts receivable consists of trade receivables recorded at original invoice amounts, less an estimated allowance for uncollectible accounts.  Trade credit is generally extended on a short-term basis; thus, trade receivables do not bear interest, although a finance charge may be applied to receivables that are past due.  Trade receivables are periodically evaluated for collectability based on past credit history with customers and their current financial condition.  Changes in the estimated collectability of trade receivables are recorded in the results of operations for the year in which the estimate is revised.  Trade receivables that are deemed uncollectible are offset against the allowance for uncollectible accounts.  Credit losses have been within management’s expectations. Commission receivable represents amounts due under the SAI Agreement with SAI (see Note 1).

Major Suppliers

Approximately 86% of all purchases for the year ended December 31, 2009 were from three suppliers.  Included in accounts payable at December 31, 2009 is approximately $857,000 due to these suppliers.

Approximately 69% of all purchases for the year ended December 31, 2008 were from two suppliers. Included in accounts payable at December 31, 2008 is approximately $1,900,000 due to these suppliers.

Major Customer

For the year ended December 31, 2009, approximately 12% of the Company’s sales were made to one customer.  Included in accounts receivable at December 31, 2009 is approximately $245,000 due from this customer.

For the year ended December 31, 2008, approximately 13% of the Company’s sales were made to one customer. Included in accounts receivable at December 31, 2008 is approximately $429,000 due from this customer.

Note 4 -                      Note Receivable

At December 31, 2009, the Company maintains a note receivable of $75,000, which represents the amount from the sale of its Baltimore building and related property and equipment as discussed in Note 5. The note is payable in monthly installments of approximately $900, with a balloon payment of approximately $45,000 in November 2014 and bears interest at the rate of 6.75%, which is payable monthly.  At December 31, 2009, the current portion of the note receivable of $5,450 is included in prepaid expenses and other current assets and the long-term portion of $69,550 is included in other assets on the consolidated balance sheet.

Note 5 -                      Property and Equipment

Property and equipment at December 31, 2009 and 2008 consists of:

	2009	2008

Land	$100,300	$149,160
Building and improvements	963,000	1,262,892
Machinery, equipment and fixtures	4,097,133	6,002,757
Leasehold improvements and other	3,636,557	3,776,215
	8,796,990	11,191,024
Less: Accumulated depreciation and amortization	7,612,593	9,420,382
	$1,184,397	$1,770,642

During the year ended December 31, 2009, the Company sold its Baltimore building and machinery, equipment and fixtures, for total of $345,700, net of selling expenses. The proceeds include cash of $270,700 and a note receivable of $75,000 (see Note 4). The Company recorded a gain on sale of assets of approximately $297,000.

The depreciation and amortization expense related to property and equipment was approximately $548,000 and $543,000 for the year ended December 31, 2009 and 2008, respectively.

Note 6 -                      Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities at December 31, 2009 and 2008 consist of:

	2009	2008

Accrued franchise taxes	$120,048	$120,048
Accrued compensation and related withholdings	43,964	101,299
Accrued interest (Note 8)	126,292	21,465
Accrued sample expenses (Note 8)	354,722	70,000
Accrued marketing and advertising expense	332,250	-
Accrued Severance	-	69,907
Customer Credit Balances	-	53,644
Other accrued expenses	-	114,370
Accrued rent expense (Note 12)	12,210	-
Sales commissions payable	15,584	34,245
Income tax payable (Note 7)	4,500	-
	$1,009,570	$584,978

Note 7 -                      Income Taxes

Income tax expense for the year ended December 31, 2009 and 2008 is comprised of the following:

Current	2009	2008
Federal		$1,600
State and Local	$20,461

The Company’s effective income tax rate for the year ended December 31, 2009 and 2008 is higher than what would be expected if the federal statutory rate were applied to loss from operations primarily because of expenses deductible for financial reporting purposes that are not deductible for tax purposes.

Deferred income taxes result from the tax effect of items reported in different periods for income tax and financial reporting purposes. As of December 31, 2009 and 2008, deferred tax assets were as follows:

	2009	2008
Current:
Deferred tax asset	$912,000	$1,022,000

Long-term:
Deferred tax asset	28,197,000	26,385,000

Valuation allowance	(29,109,000)	(27,407,000)

Net deferred tax asset	$-	$-

Topic 740 of FASB ASC requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized.  A review of all available positive and negative evidence needs to be considered, including expected reversals of significant deductible temporary differences, the Company’s recent financial performance, the market environment in which a company operates and tax planning strategies.  Based on a review of the available evidence, management of the Company believes that realization of deferred tax assets at December 31, 2009 and 2008 of $29,109,000 and $27,407,000, respectively was not considered more likely than not and, accordingly, a valuation allowance of $29,109,000 and $27,407,000, respectively has been provided, which is approximately $1,702,000 more than the valuation allowance provided as of December 31, 2008 and approximately $8,000,000 more than the valuation allowance as of December 31, 2007, respectively. At December 31, 2009, the net operating loss carryforward was approximately $64,000,000, which expires through 2029.

Note 8 -                      Related Party Transactions

In May 2008, Textile Investment International S.A. (“Textile”) (a significant stockholder of the Company and an affiliate of Latitude Licensing Corp. (“Latitude”)), Wurzburg Holding S.A. (“Wurzburg”), (a stockholder, an affiliate of both Textile and Girbaud Design, Inc. (“Girbaud Design”) and the assigned holder by Latitude of the Company’s Girbaud licensing agreements), and two members of the Company’s Board of Directors at that time, Olivier Bachellerie and Renee Faltz, (“two Directors”) and the Company entered into a series of definitive agreements pursuant to which:

•
The amended and restated subordinated secured promissory note, dated as of December 30, 2004, by and between the Company (as borrower) and Textile (as purchaser and lender), was fully discharged and cancelled such that $2,865,040 including interest accrued through May 9, 2008 of $761,579 was converted into approximately 286,504 shares of the Company’s Common Stock at a conversion price of $10.00 per share.

•	Textile and the two Directors collectively purchased 200,000 shares of the Company’s Common Stock at a price of $10.00 per share. The Company received $2,000,000 for issuance of these shares.

•
Textile, Wurzburg, the two Directors and the Company entered into an investor rights agreement whereby Textile, Wurzburg, and the two Directors were granted certain registration rights, representation on the Company’s Board of Directors and other rights as set forth therein.

•	Mr. Stec, the Company’s CEO purchased 10,000 shares of the Company’s Common Stock at a price of $10.00 per share. The Company received $100,000 for the issuance of these shares.

•
The two exclusive licensing agreements with Latitude were amended to defer the minimum monthly royalty payments of $375,000 due in the months of February, March, April and May 2008 and interest at the rate of 10% to no later than December 31, 2009.  In March 2009, Latitude and the Company agreed to reduce the minimum annual royalty of $4,500,000 to $375,000 for the fiscal year 2008. The Company paid and expensed $375,000 for the year ended December 31, 2008. In addition, the minimum royalty payments for 2009 were reduced from $4,500,000 to $830,000 for fiscal year 2009, which is included in general and administrative expense on the consolidated statement of operations.

During the year ended December 31, 2008, the Company incurred approximately $305,000 of legal and other costs relating to the issuance of shares of the Company’s Common Stock.

Due to Related Party

At December 31, 2009, the Company owed $342,913 to Latitude for the samples received during the year, which amount is included in accrued expenses and other current liabilities on the consolidated balance sheet.

Promissory Note Payable to Stockholder

On August 15, 2008, the Company issued a promissory note to Textile in the amount of $600,000 which bears interest at LIBOR plus 1%. At December 31, 2008, the interest rate was 4.255%. The note was amended during 2009. It is due no later than February 15, 2014 and bears interest at 5%. Interest expense and late fees for non-payment of interest charged to operations for the year ended December 31, 2009 and 2008 were approximately $28,000 and $8,000, respectively.  At December 31, 2009 and 2008, the accrued interest on this note of $36,402 and $7,943 was included in accrued expenses and other current liabilities At December 31, 2009 and 2008, the outstanding balance of the note was $600,000.

Term Loan - Stockholder

On September 26, 2008, the Company entered into a Junior Creditor Agreement with Wurzburg to open a line of credit with maximum borrowings of EUR 1,300,000. The debt was subordinated to Wachovia Bank, the Company’s commercial bank. At December 31, 2009 and 2008, $1,473,761 and $1,449,339, respectively, was outstanding under this facility. The credit facility bears interest at 5%, which is payable annually. At December 31, 2009, the term loan is payable on demand. Interest expense and late fees for non-payment of interest charged to operations for the year ended December 31, 2009 and 2008 amounted to approximately $66,000 and $21,000, respectively. At December 31, 2009 and 2008, the accrued interest on this loan of $89,890 and $21,465, respectively, is included in accrued expenses and other current liabilities.  The loan was translated into U.S. dollars at current exchange rates at the balance sheet date.  A transaction loss for the years ended December 31, 2009 and 2008 of approximately $48,000 and $55,000, respectively, is included in other expense on the consolidated statement of operations for the year ended December 31, 2009 and 2008.

Note 9 -                      Stockholders’ Deficiency

As of December 31, 2009 and 2008, the Company held 23,534 shares of common stock in its treasury at a cost of $2,322,871. At December 31, 2009 and 2008, there were no outstanding warrants to purchase shares of common stock.

On July 2, 2009, the Company increased its authorized shares of common stock to 7,000,000 in connection with the issuance of shares during the year, as discussed below:

•	The Company issued 1,216,667 shares of its common stock at a price of $0.75 to $1.00. The Company received $1,150,000 for issuance of these shares.

•
On July 2, 2009, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Freedom Brands to sell 3,066,667 shares of the Company’s Common Stock at a price of $0.75 per share. In 2009, the Company issued 1,733,333 shares of its Common Stock to Freedom Brands in 2009 and received proceeds of $1,300,000.  In addition, the Company received proceeds of $1,000,000 in 2009 for which 1,333,333 shares of Common Stock were issued during February 2010.  At December 31, 2009 the stockholder had legal rights of these shares and that was recorded as equity.  From the $1,000,000 proceeds, $500,000 was paid directly to Latitude for royalty payments due.

•
In addition, as part of the Purchase Agreement, the Company granted options to Freedom Brands to purchase an additional 669,333 shares of its Common Stock at a price of $0.75 exercisable on or before March 31, 2010. On October 20, 2010, the option was extended to December 31, 2014.

On October 6, 2009, the Company entered into a warrant agreement (Warrant Agreement) with SAI to issue 15% of the aggregate number of Common Shares deemed outstanding as of the close of business on November 6, 2012 (termination date), as defined in the Warrant Agreement. The Company entered into the warrant agreement in connection with the Sales Representative Agreement defined in Note 1. The warrants are subject to following terms and conditions:

•	The warrant is effective from the original issue date (October 6, 2009) until November 6, 2012.

•
These warrants are exercisable as below: i) on or after October 6, 2010 and on or before November 6, 2010, the warrant shall be exercisable for such number of shares of the Company’s Common Stock as shall equal five percent (5%) of the aggregate number of common shares deemed outstanding as of the close of business on the date of exercise; ii) on or after October 6, 2011 and on or before November 6, 2011, the warrant shall be exercisable for such number of shares of the Company’s Common Stock as shall be equal to the excess of (a) ten percent (10%) of the aggregate number of the common shares deemed outstanding as of the close of business on the date of exercise, over (b) the number shares of common stock previously issued upon exercise(s) of the warrant; iii) on or after October 6, 2012 and on or before November 6, 2012, the warrant shall be exercisable for such number of shares of the Company’s Common Stock as shall equal to the excess of (a) fifteen percent (15%) of the aggregate number of the common shares deemed outstanding as of the close of business on the date of exercise, over (b) the number shares of  common stock previously issued upon exercise(s) of the warrants.

•
The exercise price for the common stock issuable upon the exercise of the warrant shall be: (i) $1.50 per share, if exercised between October 6, 2010 and November 6, 2010; (ii) $2.00 per share, if exercised between October 6, 2011 and November 6, 2011; and (iii) $3.00 per share if exercised between October 6, 2012 and November 6, 2012

The Company used the provisions of Subtopic 505-50 of Accounting Standard Codification (ASC), ‘Equity Based Payments to Non-Employees’ (formally known as EITF 96-18) to account for the compensation expense associated with the warrant issuance. Per terms and conditions of warrant agreement, the warrants are granted on October 6, 2009 but exercisable on October 6, 2010, October 6, 2011 and October 6, 2012.  There was no measurement date to calculate the fair value of this issuance at the date of grant because the performance commitment had not yet occurred and the performance by SAI was not complete. There is no performance commitment date before the performance completion date as there is no large disincentive for non-performance. The Company will calculate the expense at each reporting period based on the fair value of the warrants that will vest during that reporting period. At December 31, 2009, no warrants under this issuance had vested, therefore no expense had been incurred. The Company will record expense as of October 6, 2010 upon the vesting of warrants based on outstanding common stock of the Company on that date.

Note 10 -                      Equity Awards and Share-Based Compensation

Omnibus Stock Option Plan

Under the Omnibus Stock Option Plan (the “Omnibus Plan”), the Company may grant qualified and nonqualified stock options, stock appreciation rights, restricted stock or performance awards, payable in cash or shares of common stock to selected employees. The Company reserved 44,000 shares of common stock for issuance under the Omnibus Plan. During the year ended December 31, 2009 and 2008, no options were granted or exercised.

2005 Non-Employee Directors Stock Option Plan

Under the 2005 Non-Employee Directors Stock Option Plan (the “2005 Plan”), non-employee directors receive automatic grants of options to purchase common stock in amounts that are specified by the 2005 Plan.  The exercise prices of all options granted under the 2005 Plan are fixed at 100% of the market price of the common stock on each automatic grant date.  The Company has reserved 9,000 shares of common stock for issuance under the plan.  During the years ended December 31, 2009 and  2008, no options were granted or exercised under the 2005 Plan.

Stock Incentive Plan

The plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and unrestricted stock and performance shares.  The plan was approved by the Company’s Board of Directors in June 2007.  Subject to certain adjustments contained in the plan, the total number of shares of common stock of the Company, with respect to which awards may be granted pursuant to the plan, shall not exceed the sum of 12,000 shares.  During the years ended December 31, 2009 and 2008, no options were granted or exercised.

Option awards generally vest over periods of zero to three years and have contractual terms of five to ten years.

Share-Based Compensation

The Company is using the Black-Scholes option-pricing model to value compensation expense associated with stock option awards granted under the Company’s above plans. The expected term of stock option awards granted is derived using a simplified method using an average of the vesting term and the contractual term. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant. The forfeiture rate is based on past turnover experience of the Company. Expected volatility is based on the historical volatility of the Company’s stock. During the years ended December 31, 2009 and 2008, the Company recorded share-based compensation expense of approximately $16,000 and $46,000, respectively, which is included in general and administrative expense on the consolidated statement of operations.

A summary of option activity as Of December 31, 2009 and 2008 and changes during the years then ended is presented below:

	Weighted-Average Number of Shares	Weighted-Average Remaining Exercise Price	Contractual Term in Years
Outstanding at January 1,2008	10,533	$120.50	2.54
Granted
Forfeited or expired	(500)	$57.00
Outstanding at December 31, 2008	10,033	$124.00	1.54
Granted
Forfeited or expired	(366)	$117.00
Outstanding at December 31, 2009	9,667	$124.00	1.54
Exercisable at December 31, 2009	8,634	$124.00	1.54

A summary of the status of the Company’s non-vested shares as of December 31, 2009 and changes during the year then ended are presented below:

	Weighted-Average Number of Shares	Grant Date Fair Value
Non-vested at January 1, 2009	1,000	$54.50
Granted	-	$-
Vested	400	$54.00
Forfeited	(367)	$117.00
Non-vested at December 31, 2009	1,033	$54.50

At December 31, 2009, there was approximately $8,000 of total unrecognized compensation cost related to non-vested share-based compensation.

Note 11 -                      Retirement Plan

The Company accounted for its retirement plan in accordance with Topic 715 of FASB ASC, “Compensation - Retirement Benefits.”  The Company sponsors a defined benefit pension plan that covers substantially all employees with more than one year of service. The Company’s policy is to fund pension costs accrued. Contributions to the plan reflect benefits attributed to employees’ service to date. The benefits are based on the number of years of service and the employee’s compensation during the three consecutive complete years of service prior to or including the year of termination of employment. Plan assets consist primarily of common stocks, fixed income securities and cash. The latest available actuarial valuation is as of December 31, 2009. In February 2007, the Company froze the pension plan effective December 31, 2006.  Therefore, no additional benefits for service will accrue after that date.  The Company did not make any contributions to the pension plan during 2009 and does not expect to make any contributions in 2010.

The following table sets forth the plan’s funded status as of December 31, and amounts recognized in the Company’s consolidated financial statements:

	2009	2008
Projected benefit obligation	$(7,123,897)	$(7,704,503)
Plan assets at fair value	3,961,961	4,546,503
Unfunded excess of projected benefit	$(3,161,936)	$(3,158,000)
obligation over plan assets

The accumulated benefit obligation at December 31, 2009 and 2008 was $7,123,897 and $7,704,503, respectively.

Pension expense as of December 31, 2009 and 2008 was approximately $688,000 and $120,000, respectively, and includes the following components:

	2009	2008
Interest on the projected benefit obligation	$436,000	$449,000

Expected return on plan assets	(321,000)	(576,000)
Amortization of loss	573,000	247,000

Pension expense	$688,000	$120,000

Assumptions used by the Company in the determination of benefit obligations consisted of the following as of December 31, 2009:

Weighted-average discount rate	6.5%
Expected long-term rate of return on assets	8.0%

Assumptions used by the Company in the determination of net periodic cost consisted of the following as of December 31, 2008:

Weighted-average discount rate	6.5%
Expected long-term rate of return on assets	8.0%

Amounts included in accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit cost at December 31, 2009 and 2008 are comprised of the unrecognized net loss.

At December 31, 2009 and 2008, the accumulated benefit obligation exceeded the fair value of the pension plan’s assets and a pension liability of $3,161,936 and $3,158,000, respectively,  is included as a non-current liability on the consolidated balance sheets.

The pension plan’s fiduciaries set investment policies and strategies for the trust.  Long-term strategic investment objectives include preserving the funded status of the trust and balancing risk and return.  The pension plan’s fiduciaries oversee the investment allocation process, which includes selecting investment managers, setting long-term strategic targets and monitoring asset allocations.  Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

The Company’s pension plan investments at December 31, 2009 by asset category are as follows:

	2009	2008
Equity securities	69%	61%
Debt securities	30%	38%
Cash accounts	1%	1%
	100%	100%

The Company calculated the fair value of its plan assets as described under Topic 820 of FASB ASC, “Fair Value Measurements and Disclosures.”  Topic 820 clarifies the definition of fair value, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements.  Various inputs are used in determining the fair value of investments, including Level 1 - Price quotations in active markets/exchanges for identical securities.

The plan assets are invested in the marketable securities traded on a securities exchange and are classified within Level 1 of the fair value hierarchy as the value of these securities are available on the active and observable market.

Approximate benefit payments, which reflect expected future services, as appropriate, are expected to be paid as follows:

Year Ending December 31,
2010	$215,000
2011	254,000
2012	178,000
2013	207,000
2014	232,000
2015-2019	2,126,000
$3,212,000

During the year ended December 31, 2009, the plan paid benefits of approximately $1,300,000 to its participants.

Amounts included in other comprehensive loss for the years ended December 31, are comprised of the following:

	2009	2008
Amortization of loss	$(571,794)	$(246,681)
Unrecognized net loss	(112,505)	3,884,681
	$(684,299)	$3,638,000

The amount in accumulated other comprehensive loss expected to be recognized in net periodic cost in 2010 is comprised of net loss of approximately $513,000.

Note 12                                Debt

The Company had a financing arrangement with a commercial bank that provided for a $7,500,000 revolving credit facility. The credit facility provided that the Company could borrow up to 85% of eligible accounts receivable and a portion of eligible inventory, both as defined by the credit facility. Borrowings under the facility will bear interest at .25% above the prime rate (3.25% at December 31, 2008) and for LIBOR contracts, LIBOR plus 2.5%. At December 31, 2008, there were no LIBOR contracts outstanding. Borrowings are based on certain formulas, as defined in the agreement. At December 31, 2008, there were no outstanding letters of credit. In addition, as amended, the financing arrangement includes financial and non-financial covenants as defined. At December 31, 2008, the Company was in violation of a non-financial covenant for which a waiver was obtained. At December 31, 2008, there was $2,784,961 due under this facility.

At December 31, 2008, the Company has approximately $1,000,000 deposited with a commercial bank, which is being held as collateral for cash advances at the rate of 95%. The Company has recorded the above deposit as other assets in the consolidated balance sheet as of December 31, 2008.

The credit facility is collateralized by all unencumbered assets of the Company including the above deposit of $1,000,000.

As a result of entering into the SAI Agreement, in December 2009, the Company terminated the financing agreement and paid off the existing liability under this facility.

Note 13                                Commitments and Contingencies

Operating Leases

The Company leases office space under an operating lease expiring December 2014.  During the year ended December 31, 2009, the Company amended a Stipulation of Settlement signed with the landlord. Per the amendment, the Company will pay approximately $1,700 on the first day of the month for fifty-six months beginning June 2010, related to rent due for 2009, late charges on the monthly rent past due and shortfalls of rent. In addition, the Company will pay $33,333 from December 2009 to May 2010 instead of monthly rent of $39,712. At December 31, 2009, the current portion of rent due of $12,210 is included in accrued expenses and other current liabilities and the long-term portion of rent due of $85,472 is included in other long-term liability on the consolidated balance sheet.

The approximate future minimum lease payments related to the office space are as follows:

Year Ending December 31,
2010	$458,000
2011	510,000
2012	523,000
2013	535,000
2014	547,000
$2,573,000

The accompanying consolidated financial statements reflect rent expense on a straight-line basis over the terms of the lease in accordance with accounting principles generally accepted in the United States of America. An obligation of $285,398 and $273,483, representing future payments, is reflected in the accompanying consolidated balance sheets at December 31, 2009 and 2008, respectively, of which $32,817 and $11,924 is included in total current liabilities at December 31, 2009 and 2008, respectively. Included in rent expense is approximately $12,000 of deferred rent for the year ended December 31, 2009, which represents the difference between the amounts paid pursuant to the lease and the rent expense calculated on the straight-line basis.

Total rent expense charged to operations for the year ended December 31, 2009 was approximately $583,000, including early termination fees of approximately $100,000 for the Company's showroom lease terminated on March 31, 2009. Total rent expense charged to operations for the year ended December 31, 2008 was approximately $470,000,

The Company has an irrevocable standby letter of credit amounting to $100,000 with Wachovia Bank as collateral in lieu of a cash security deposit for an office lease. The sole beneficiary of this letter of credit is the lessor of the office space. This irrevocable standby letter of credit expires on July 14, 2010 and is collateralized by a deposit in the bank of $100,000, which is included in other assets on the consolidated balance sheet.

Girbaud Licensing Agreements

The Company has entered into two exclusive license agreements with Latitude to manufacture and market men’s and women’s apparel under the Girbaud brand and certain related trademarks which expire on December 31, 2014. These licensing agreements were amended for the minimum obligations of royalty payments required at 4% of net sales of regular license merchandise by the Company or SAI (see Note 1) for fiscal 2010. The amendment also waived the minimum payment obligations for advertising and related expenses for promoting the Girbaud brand products.

See Note 8 for additional discussion relating to the reduction of minimum royalty payments in 2009.

Employment Contracts

Under the employment agreement with its Chief Executive Officer (“CEO”), as amended, the CEO is entitled to an annual base compensation of $700,000 beginning in January 2009 until December 31, 2011. During the year ended December 31, 2009, the CEO voluntarily accepted the reduced payment of approximately $410,000 and waived the remaining payment for his minimum salary. In addition to base salary, the CEO received an option to purchase 1,500 shares of the Company’s Common Stock, subject to the Company’s omnibus stock plan, and subject to an amended and restated omnibus stock plan non-statutory stock option grant agreement entered into on April 19, 2007 between the Company and the CEO. (see Note 14)

Under the employment agreement between the Company and Mr. Goldenberg dated June 14, 2006, as amended, Mr. Goldenberg is entitled to an annual base salary and the Company’s normal employee benefits.  If Mr. Goldenberg was terminated without cause, he would be entitled to a severance payment equal to one year’s base salary. All such payments would be made during the one year period following the termination. The severance payment would be reduced by any other employment compensation.

Under the employment agreement between the Company and Mr. Goldberg dated July 2, 2007 (the “Goldberg Agreement”), Mr. Goldberg is entitled to an annual base compensation of $325,000. In addition to base compensation, Mr. Goldberg, is entitled in 2007 to incentive compensation of 1% of the net margin earned by the Company on sales of Girbaud brand in excess of $8 million. For the years 2008 and thereafter, the incentive compensation is 1% of net margin earned by the Company on sales of Girbaud between $16 million and $32 million plus .5% of net margin in excess of $32 million. Incentive compensation is limited to 70% of base compensation.  In the event of termination without cause, Mr. Goldberg will receive a payment equal to 50% of his then current base compensation. If Mr. Goldberg resigns within 60 days following a change of control, it is deemed termination without cause.

Legal Proceedings

In Walter Bud Nixson v. the Company, brought before the Occupational Safety and Health Administration of the Department of Labor, a former independent sales representative, Nixson, asserted that he was terminated in violation of the whistleblower provision of the Sarbanes-Oxley Act of 2002. Nixson claimed economic damages in excess of $1,000,000, including $1,000,000 in non-economic damages, exemplary damages, and reasonable costs and fees. The Company denies that Nixson was subjected to discrimination or retaliation of any kind, but rather was terminated in connection with a reorganization of the Company's sales department.

Flow Society

During November 2009, the Company signed a Memorandum of Understanding (MOU) with Jenno, as its independent contractor to develop the Flow Society brand. The Company is responsible for the daily operations of the business and Jenno receives a percentage of net revenue of the brand annually as compensation for performing the sales management and key account management of the brand on behalf of the Company as an independent contractor. As of February 11, 2010, the Company and Jenno have not entered into a final agreement.

Note 14                                Subsequent Events

On July 2, 2009, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Freedom Brands to sell 3,066,667 shares of the Company’s Common Stock at a price of $0.75 per share. In 2009, the Company issued 1,733,333 shares of its Common Stock to Freedom Brands in 2009 and received proceeds of $1,300,000.  In addition, the Company received proceeds of $1,000,000 in 2009 for which 1,333,333 shares of Common Stock were issued during February 2010.  From the $1,000,000 proceeds, $500,000 was paid directly to Latitude for royalty payments due.  In addition, as part of the Purchase Agreement, the Company granted options to Freedom Brands to purchase an additional 669,333 shares of its Common Stock at a price of $0.75 exercisable on or before March 31, 2010. On October 20, 2010, the option was extended to December 31, 2014.

During the nine months ended September 30, 2010, Mr. Jacquet purchased 666,667 unregistered shares of common stock at a purchase price of $.75 per share. The shares were issued in February 2011.

During May 2010, Mr. Stec, the Company’s CEO, loaned $60,000 to the Company, which is due on demand. The Company agreed to pay $5,000 interest for the period from May 2010 to December 31, 2010.

During April through June 2010, Freedom Capital, advanced the Company a total of $900,000. These advances are evidenced by a promissory note bearing interest at 10% per annum, dated June 14, 2010. The promissory note matures on December 31, 2012.  In addition, on the same date, the Company granted 1,800,000 options at $0.50 exercise price per share to Freedom Capital as a financing incentive to enter into the promissory note. These options have an anti-dilution feature that will increase the amount of the option based upon an increase in authorized shares. The options expire on December 31, 2014.

In August 2010 and in September 30, 2010, Mr. Jacquet advanced the Company $250,000 and $320,000, respectively. The advances are evidenced by the promissory notes of $250,000 dated August 12, 2010 and $320,000 dated September 23, 2010, bearing interest at 10% per annum. The promissory note of $250,000 matures on December 31, 2012 and the promissory note of $320,000 matures on January 14, 2013.  In addition, the Company granted 1,140,000 options to Mr. Jacquet as financing incentive on the same date of the notes.  The Company received additional advances of $110,000 and $100,000 from this stockholder during September 2010 and November 2010, respectively. In November 2010, the Company canceled previously granted 1,140,000 options and replace with 1,560,000 options which includes additional 420,000 options granted as financing incentive for $210,000 advances received.  These options have an anti-dilution feature that will increase the amount of the option based upon an increase in authorized shares.These advances of $210,000 and the two promissory notes of $250,000 and $320,000 consolidated into one note of $780,000, dated November 12, 2010 maturing on December 31, 2012.

On October 29, 2010, the Company entered into a new lease for approximately 10,500 square feet of office space at 252 West 37th Street, 6th Floor, New York, NY. The lease expires during October 2017. The annual rent per lease agreement is from approximately $257,000 to $325,000 during the lease term.

On October 30, 2010 the Company issued a promissory note to its significant stockholder in the amount of $936,000 which is due on December 31, 2014 and bears interest at the rate of 10%. In addition, the stockholder received an option grant for 1,872,000 shares of common stock at a purchase price of $.13 per share. These options have an anti-dilution feature that will increase the amount of the option based upon an increase in authorized shares. The option expires on December 31, 2014.

On November 11, 2010 the Company issued a bridge note to its significant stockholder in the amount of $400,000 which is due on December 31, 2010 and bears interest at the rate of 10%. In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 3, 2011, a partial payment of $20,000 was paid on this note.  On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On December 1, 2010 the Company issued a bridge note to its significant stockholder in the amount of $140,000 which is due on December 31, 2010 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.  On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On December 28, 2010 the Company issued a bridge note to its significant stockholder in the amount of $220,000 which is due on January 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On December 30, 2010 the Company issued a bridge note to its significant stockholder in the amount of $130,000 which is due on January 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On January 14, 2011 the Company issued a bridge note to its significant stockholder in the amount of $100,000 which is due on January 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On February 8, 2011 the Company issued a convertible bridge note to an investor in the amount of $200,000 which is due on July 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note.

On January 20, 2011 the Company issued a bridge note to its significant stockholder in the amount of $50,000 which is due on January 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On February 8, 2011 the Company replaced the 1,800,000 stock options granted to Freedom Capital during June 2010 with warrants to purchase 13,500,000 shares of Common Stock at an exercise price of $0.13 per share; the 1,560,000 stock options granted to Ernest Jacquet during November 2010 with warrants to purchase 11,700,000 shares of Common Stock at an exercise price of $0.13 per share; and the 1,872,000 stock options granted to Ernest Jacquet during November 2010 with warrants to purchase 14,040,000 shares of Common Stock at an exercise price of $0.13 per share.

On January 26, 2011 the Company issued a bridge note to a Ernest Jacquet in the amount of $117,000 which is due on February 28, 2011 and bears interest at the rate of 10%. In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On February 8, 2011 the Company issued a convertible bridge note to an investor in the amount of $50,000 which is due on July 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note.

On November 1, 2010 the Company entered into an agreement to engage Cameron Associates, Inc. (“Cameron”) to provide investor relations services commencing on November 1, 2010. Cameron is a 34-year old New York based full-service investor relations firm that represents a wide variety of publicly-held companies in the U.S., Canada and Australia. The monthly fee for these services will be $5,000 and 120,000 shares of the Company’s Common Stock, restricted under Rule 144, due and earned upon signing of the agreement.  Company raising an aggregate of $5,000,000 in equity capital from the date of the agreement, the monthly fee will be increased to $10,000.

On November 1, 2010, the Company entered into a consulting agreement with ProActive Capital Resources Group LLC (“ProActive”), pursuant to which ProActive provides consulting services on a month-to-month basis to the Company in connection with its business operations. The Company pays a monthly fee of $2,000 and issued 40,000 shares of the Company’s Common Stock, restricted under Rule 144, upon signing of the agreement.

In December 2010, the Company signed a letter of intent to enter into a five-year licensing agreement with a five-year extension clause at the Company’s option with Brandina, The Original for the United States territory and expects to launch branded bags, shoes, and accessories products that feature the seaside lifestyle of the Italian Riviera in 2011.  As of February 11, 2010, the Company has not entered into a final agreement.

The legal proceeding of Walter Bud Nixson v. the Company (discussed in Note 13) was settled in December 2010. The settlement cost was covered by insurance.

During December 2010, the board of directors of the Company approved:

•	change the Company’s name to Passport Brands, Inc,
•	an extension of Mr. Stec’s employment contract till December 31, 2012
•
payment of $65,000 to chairman of audit committee and lead independent director for his services.  The board granted him options to acquire 16,000 shares of the Company’s common stock with following vesting term and exercise price:

Number of Shares/ Vesting Date	Exercise Price
4,000 shares vesting on December 31, 2010	$0.25 per share
2,000 shares vesting on December 31, 2011	80% of Fair market value
4,000 shares vesting on December 31, 2012	80% of Fair Market Value
6,000 shares vesting on December 31, 2013	80% of Fair Market Value

•	resignation of Mr. Bachellerie as a director
•
grant to each independent director of the Company on an annual basis a non-qualified option to purchase up to 15,000 shares of the Company’s Common Stock, such option to vest in full on the grant date.

•	grant of options to acquire 200,000 shares of the Company’s common stock to its Chief Executive Officer with following vesting term and exercise price:

Number of Shares/ Vesting Date	Exercise Price
22,222 shares vesting on the Grant Date	$0.25 per share
22,222 shares vesting on December 31, 2011	$0.25 per share
22,222 shares vesting on December 31, 2012	$0.25 per share
66,667 shares vesting on December 31, 2011	80% of Fair market value
66,667 shares vesting on December 31, 2012	80% of Fair market value

During 2011, the Company increased options to purchase shares of the Company’s Common Stock from 16,000 to 48,000 previously granted to its chairman of the audit committee and lead independent director for his services with the following vesting term and exercise price.

Number of Shares/ Vesting Date	Exercise Price
12,000 shares vesting on December 31, 2010	$0.25 per share
6,000 shares vesting on December 31, 2011	80% of Fair market value
12,000 shares vesting on December 31, 2012	80% of Fair Market Value
18,000 shares vesting on December 31, 2013	80% of Fair Market Value

During 2011, the Company increased options to purchase shares of the Company’s Common Stock from 200,000 to 300,000 granted to its Chief Executive Officer with the following vesting term and exercise price.

Number of Shares/ Vesting Date	Exercise Price
33,333 shares vesting on the Grant Date	$0.25 per share
33,333 shares vesting on December 31, 2011	$0.25 per share
33,334 shares vesting on December 31, 2012	$0.25 per share
100,000 shares vesting on December 31, 2011	80% of Fair market value
100,000 shares vesting on December 31, 2012	80% of Fair market value

•	appointment of Ernest Jacquet as Non-Executive Chairman of the Company
•	the amendment and restatement of the Stock Incentive Plan as the “2010 Stock Incentive Plan”

During January 2011, the Board of Directors of the Company adopted resolutions approving:

•	an increase in the Company’s authorized shares of common stock to 1,900,000,000
•
a 50-1 reverse stock split of its outstanding common stock, with fractional shares being rounded up to nearest whole share.  The stock split was effected on January 18, 2011, upon the filing of a Certificate of Amendment to the Company’s Second Amended and Restated Certificate of Incorporation.  All share and per share data referred to in these consolidated financial statements have been restated to reflect the reverse split.

•	a reduction in the Company’s authorized shares of common stock to 38,000,000

During February 2011, the board of directors of the Company approved an increase in the Company’s authorized shares of common stock to 60,000,000 shares.

PASSPORT BRANDS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,2010	December 31,2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,422	$297,092
Accounts receivable, net	92,064	859,524
Commission receivable, net	192,655	290,101
Prepaid expenses and other current assets (Note 8, 4)	188,813	25,443
Total current assets	474,954	1,472,160

Property and equipment, net (Note 5)	89,787	1,184,397

Other assets (Notes 4 and 11)	64,087	176,381

	$628,828	$2,832,938

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities
Accounts payable (Note 3)	$1,581,884	$1,954,352
Accrued expenses and other current liabilities (Note 6)	1,191,091	1,009,570
Deferred lease obligation - current portion (Note 11)	297,320	32,817
Advance from related party (Note 8)	62,400	-
Term loan - stockholder (Note 8)	1,399,351	1,473,761
Total current liabilities	4,532,046	4,470,500

Long-term liabilities:
Promissory notes payable to stockholders, net of discount (Note 8)	1,470,426	600,000
Liability for pension benefits (Note 10)	3,079,839	3,161,936
Deferred lease obligation - long-term portion (Note 11)	-	252,581
Other long-term liability (Note 11)	-	85,472
Total long-term liabilities	4,550,265	4,099,989

Commitments and contingencies (Note 11)

Stockholders' deficiency (Notes 8 and 11):
Preferred stock: $.0001 par value; 5,000,000 shares authorized, none outstanding	-	-
Common stock: $.0001 par value; 7,000,000 shares authorized, 5,054,640 and 3,721,307 shares issued on September 30, 2010 and December 31, 2009, respectively; 5,031,106 and 3,697,772 shares outstanding on September 30, 2010 and December 31, 2009 respectively	503	370
Additional paid-in capital	55,302,136	53,984,012
Accumulated deficit	(56,092,878)	(51,509,361)
Accumulated other comprehensive loss (Note 10)	(5,340,373)	(5,889,701)
Treasury stock, at cost (23,534 shares)	(2,322,871)	(2,322,871)
Total stockholders' deficiency	(8,453,483)	(5,737,551)

	$628,828	$2,832,938

The accompanying notes are an integral part of these consolidated financial statements

PASSPORT BRANDS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30,2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009

Net sales	$5,584	$3,326,640	$52,050	$11,493,214

Cost of sales	-	2,329,340	-	7,405,830

Gross profit (loss)	5,584	997,300	52,050	4,087,384

Commission income	458,675	-	1,832,975	-

Income before operating expenses	464,259	997,300	1,885,025	4,087,384

Operating expenses:
Selling	1,088,500	950,821	2,843,847	2,405,330
Distribution and shipping	41,613	260,325	151,846	775,546
General and administration	996,724	820,134	2,874,134	2,603,235
Depreciation and amortization	56,279	136,918	230,115	410,754
Loss on fixed asset impairment	779,656	-	779,656	-
Total operating expenses	2,962,772	2,168,198	6,879,598	6,194,865

Operating loss	(2,498,513)	(1,170,898)	(4,994,573)	(2,107,481)

Other income (expense):
Interest expense	(120,141)	(41,557)	(195,829)	(103,572)
Other expense	-	-	-	(40,214)
Other Income	80,075	-	82,012	15,582
Gain on sale of property and equipment (Note 5)	524,873	-	524,873	-
Total Net Other Income	484,807	(41,557)	411,056	(128,204)

Net Loss	$(2,013,706)	$(1,212,455)	$(4,583,517)	$(2,235,685)

Basic and diluted loss per share	$(0.35)	$(0.33)	$(0.83)	$(1.31)

Weighted average number of common shares outstanding - basic and diluted	5,697,772	3,632,937	5,506,964	1,713,030

The accompanying notes are an integral part of these consolidated financial statements

PASSPORT BRANDS, INC. AND SUBSIDIARIES
Consolidated Statement of Cash Flows (Unaudited)
For the Nine Months Ended

	Sept. 30,2010	Sept. 30,2009

Cash flows from operating activities:
Net loss	$(4,583,517)	$(2,235,685)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	230,115	410,754
Deferred rent expense	11,922	11,922
Foreign currency transaction gain	(80,075)	-
Gain on sale of property and equipment	(524,873)	-
Loss from impairment of property and equipment	779,656	-
Amortization of debt discount	68,646	-
Share-based compensation	7,611	11,700
Change in operating assets and liabilities:
Accounts receivable	767,460	224,774
Commission receivable	97,446	-
Inventories	-	(989,127)
Prepaid expenses and other current assets	(56,256)	120,604
Accounts payable	(387,370)	(378,433)
Accrued expenses and other current liabilities	136,540	(292,611)
Liability for pension benefits	467,231	513,224
Net cash used in operating activities	(3,065,464)	(2,602,878)

Cash flows from investing activities:
Decrease in restricted cash	-	(3,199)
Proceeds from sale of property and equipment, net	625,162	-
Proceeds from loan receivable	5,180	-
Purchase of property and equipment	(15,450)	(16,785)
Net cash provided by (used in) investing activities	614,892	(19,984)

Cash flows from financing activities:
Advance from bank overdraft	14,902	-
Net borrowings on revolving line of credit	-	211,617
Proceeds from note to stockholder	1,640,000	-
Proceeds from sale of common stock	500,000	2,450,000
Net cash provided by financing activities	2,154,902	2,661,617

Net increase in cash and cash equivalents	(295,670)	38,755

Cash and cash equivalents, beginning of the period	297,092	25,463

Cash and cash equivalents, end of the period	$1,422	$64,218

Supplemental Disclosures of Cash Flow Information

Cash paid during the period for:
Income taxes	$-	$14,300
Interest	$139,550	$114,354

Supplemental disclosure for non-cash financing activities:

Discount on notes payable	$810,646	$-

The accompanying notes are an integral part of these consolidated financial statements

PASSPORT BRANDS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (unaudited)

Note 1 -                      Basis of Presentation

The accompanying consolidated financial statements include the accounts of Passport Brands, Inc. (“Passport”) (formerly known as I.C. Isaacs & Company, Inc.) and its subsidiaries, I.C. Isaacs & Company L.P. (the “Partnership”), Isaacs Design, Inc. (“Design”) and I.C. Isaacs Far East Ltd. (collectively, the “Company”).  All intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with  Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or any other period. The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date. For further information, refer to the consolidated financial statements and footnotes for December 31, 2009 included elsewhere within this filing.

Organization

The Company is a designer and marketer of branded jeanswear. The Company offers collections of jeanswear for men under the Marithé and François Girbaud brand (“Girbaud brand”) in the United States, Puerto Rico and the U.S. Virgin Islands. The Girbaud brand is an internationally recognized designer label with a distinct European influence. The Company has positioned its Girbaud brand line with a broad assortment of products, styles and fabrications, reflecting a contemporary European look. The Company markets a full collection of men’s jeanswear under the Girbaud brand, including a broad array of bottoms, tops and outerwear. The Company has also recently developed and launched the Flow Society brand of authentic lacrosse brand of shorts and t-shirts.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has experienced continuing losses, has a working capital deficit of approximately $4,057,000 at September 30, 2010, has accumulated losses of approximately $56,000,000, has incurred loss of approximately $4,600,000 for the nine months ended September 30, 2010 and does not have sufficient resources to accomplish its objectives during the next twelve months. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation. The Company’s present plans, the realization of which cannot be assured, to overcome these difficulties include, but are not limited to, continued negotiations to settle old outstanding liabilities, new financing alternatives, additional private placements and other equity financing alternatives.

Note 2 -                      Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, particularly regarding valuation of accounts receivable, inventory and stock-based compensation expense associated with equity awards that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Commission Income

In 2010, the Company earns commission upon the sale of goods by SAI to the customers as discussed below:
On October 6, 2009, the Company entered into a Sales Representative Agreement (“SAI Agreement”) with Samsung America, Inc. (“SAI”). SAI appointed the Company as its exclusive sales representative for the sale of products to be purchased by SAI and then sold to customers by SAI in the territory, as defined in the SAI Agreement. The Company receives monthly commission equal to: (i) 21% of the net invoice amount, if the gross profit ratio is equal to or greater than 35% or (ii) if the gross profit ratio is less than 35%, 21% minus the percentage amount that the gross profit ratio is less than 35%, for the services rendered pursuant to the SAI Agreement. Under the terms of the SAI Agreement, SAI does all invoicing and shipping of goods to the customers and receives 11% of the gross invoice amount defined as “SAI Overhead.” During January 2010 and thereafter, the SAI Overhead increased to 13%.

Sale of Goods

Revenue is recognized upon the transfer of title and risk of ownership to customers. Net revenue is recorded net of discounts and provisions for estimated returns and allowances on a historical basis. On a seasonal basis, the Company negotiates price adjustments with its retail customers as sales incentives. Shipping and handling fees billed to customers are classified in net sales on the consolidated statement of operation.

Shipping and Handling Costs

The Company includes shipping and handling costs in distribution and shipping expense. Shipping and handling costs for the nine months ended September 30, 2010 and 2009 were approximately $5,000 and $776,000, respectively. The decrease in shipping and handling cost is a result of the change in operations due to the SAI Agreement and Sublicense Agreement. Shipping and handling costs for the three months ended September 30, 2010 and 2009 were approximately $2,000 and $260,000, respectively.

Allowance for Doubtful Accounts

An allowance for uncollectible accounts receivable is recorded based on a combination of write-off history, aging analysis and any specific troubled accounts. Accounts are written off when uncollectibility is confirmed. Subsequent recoveries, if any, are credited to the allowance account.

Property and Equipment

Property and equipment is stated at cost and depreciated over its estimated useful lives ranging from five to eighteen years using the straight-line method. Leasehold improvements are amortized using the straight line method over the lesser of the life of the lease or the estimated useful life of the improvement. Maintenance and repairs are charged to expense as incurred.

Asset Impairment

The Company evaluates long-lived assets, including property and equipment, for impairment in accordance with Topic 360 of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. (see Note5)

Income Taxes

The Company provides for taxes under the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and their respective tax bases.

The Company accounts for uncertainty in income taxes in accordance with Topic 740 of FASB ASC.  At September 30, 2010, there were no unrecognized tax benefits. Interest and penalties related to uncertain tax positions will be recognized in income tax expense.  The Company’s income tax returns for the tax years 2006 to 2009 are subject to examination by the Internal Revenue Service.  As of September 30, 2010, no interest and penalties related to uncertain tax positions had been accrued.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period.

Diluted net loss per share is computed by dividing the net loss by the weighted average number of common and common equivalent shares outstanding during the period. Basic and diluted net loss per share are the same.

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Numerator:
Net loss – basic and diluted	$(2,013,706)	$(1,212,455)	$(4,583,517)	$(2,235,685)

Denominator:
Weighted average shares – basic	5,697,772	3,632,937	5,506,964	1,713,030

Effect of dilutive stock
Options and warrants	-	-	-	-

Denominator for diluted	5,697,772	3,632,937	5,506,964	1,713,030
Earnings per share

Loss per share
Basic	$(0.35)	$(0.33)	$(0.83)	$(1.31)

Diluted	$(0.35)	$(0.33)	$(0.83)	$(1.31)

At September 30, 2010 the Company’s stock options outstanding of 2,944,533 were excluded from above calculation.  Inclusion of the Company’s options in diluted loss per share for the three and nine months ended September 30, 2010 and 2009, have an anti-dilutive effect because the Company incurred a net loss from operations

Equity Awards and Share-Based Compensation

The Company accounts for its share-based incentive plan in accordance with Topic 718 of FASB ASC, “Compensation – Stock Compensation.”  Under Topic 718, share-based payments are measured at the estimated fair value on the date of grant and are recognized as an expense over the requisite service period (generally the vesting period).

Advertising Costs

Direct advertising costs included in selling expense are expensed as incurred and were approximately $293,000 for the nine months ended September 30, 2010 and approximately $88,000 for the nine months ended September 30, 2009. Advertising costs were approximately $213,000 and $70,000, respectively for the three months ended September 30, 2010 and 2009.

Note 3 -                      Concentration of Credit Risk

Cash

The Company maintains cash balances at several financial institutions.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000 at September 30, 2010. At September 30, 2010, the bank overdraft of $14,902 is included in accounts payable.

Accounts Receivable/Commission Receivable

Accounts receivable consists of trade receivables recorded at original invoice amounts, less an estimated allowance for uncollectible accounts.  Trade credit is generally extended on a short-term basis; thus, trade receivables do not bear interest, although a finance charge may be applied to receivables that are past due.  Trade receivables are periodically evaluated for collectability based on past credit history with customers and their current financial condition.  Changes in the estimated collectability of trade receivables are recorded in the results of operations for the year in which the estimate is revised.  Trade receivables that are deemed uncollectible are offset against the allowance for uncollectible accounts.  Credit losses have been within management’s expectations. Commission receivable represents amounts due under the SAI Agreement with SAI (see Note 1).

Note 4 -                      Note Receivable

At December 31, 2009, the Company maintains a note receivable of $75,000, which represents the amount from the sale of its Baltimore building and related property and equipment as discussed in Note 5. The note is payable in monthly installments of approximately $900, with a balloon payment of approximately $45,000 in November 2014 and bears interest at the rate of 6.75%, which is payable monthly.  At September 30, 2010, the current portion of the note receivable of $5,733 is included in prepaid expenses and other current assets and the long-term portion of $64,087 is included in other assets on the consolidated balance sheet.

Note 5 -                      Property and Equipment

At September 30, 2010 and December 31, 2009 property and equipment consists of:

	2010	2009
Land	$-	$100,300
Building and improvements	-	963,000
Machinery, equipment and fixtures	290,420	4,097,133
Leasehold improvements and other	-	3,636,557
	290,420	8,796,990
Less: Accumulated depreciation and amortization	200,633	7,612,593
	$89,787	$1,184,397

During the nine months ended September 30, 2010, the Company sold its Milford building, land machinery, equipment and fixtures, for a total of approximately $625,000, net of selling expenses. The Company recorded a gain on sale of assets of approximately $525,000.

During October 2010, the Company entered into a lease for its new office location and terminated its existing office lease. The Company determined that the carrying value of its property and equipment located in its existing office was not recoverable and as such the Company recorded an impairment charge of $779,656 during the period ended September 30, 2010.

The depreciation and amortization expense related to property and equipment was approximately $230,000 and $411,000 for the nine months ended September 30, 2010 and 2009, respectively and included on the statement of operations. Depreciation expense for the three months ended September 30, 2010 and 2009 was approximately $56,000 and $137,000, respectively.

Note 6 -                      Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of:

	September 30, 2010	December 31, 2009
Accrued compensation and related withholdings	$130,373	$43,964
Accrued interest (Note 7)	73,477	126,292
Accrued royalty	82,565	-
Accrued franchise taxes	120,048	120,048
Accrued sample expense	300,000	354,722
Accrued marketing and advertising expense	247,405	332,250
Accrued rent expense (Note 11)	75,008	12,210
Other	121,995	-
Sales commission payable	35,720	15,584
Income tax payable	4,500	4,500
	$1,191,091	$1,009,570

Note 7 -                      Related Party Transactions

During April through June 2010, a stockholder of the Company advanced the Company a total of $900,000. These advances are evidenced by a promissory note bearing interest at 10% per annum, dated June 14, 2010. The promissory note matures on December 31, 2012.  In addition, on the same date, the Company granted 1,800,000 options at $0.50 exercise price per share to this stockholder as a financing incentive to enter into the promissory note. These options have an anti-dilution feature that will increase the amount of the option based upon an increase in authorized shares. The options expire on December 31, 2014. The unpaid balance including accrued interest was $927,794 at September 30, 2010.

In August 2010 and in September 30, 2010, Mr. Jacquet advanced the Company $250,000 and $320,000, respectively. The advances are evidenced by the promissory notes of $250,000 dated August 12, 2010 and $320,000 dated September 23, 2010, bearing interest at 10% per annum. The promissory note of $250,000 matures on December 31, 2012 and the promissory note of $320,000 matures on January 14, 2013.  In addition, the Company granted 1,140,000 options to Mr. Jacquet as financing incentive on the same date of the notes.  The Company received additional advances of $110,000 and $100,000 from this stockholder during September 2010 and November 2010, respectively. In November 2010, the Company canceled previously granted 1,140,000 options and replace with 1,560,000 options which includes additional 420,000 options granted as financing incentive for $210,000 advances received.  These options have an anti-dilution feature that will increase the amount of the option based upon an increase in authorized shares.  These advances of $210,000 and the two promissory notes of $250,000 and $320,000 consolidated into one note of $780,000, dated November 12, 2010 maturing on December 31, 2012.  The unpaid balance including accrued interest was $573,970 and $110,663 at September 30, 2010 for notes payable and advances, respectively.

The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Due to lack of volume of the Company’s stock on exchange, the historical volatility of the share price calculated using actual selling price of the Company’s stock during past two years. The fair value of 1,800,000 options and 1,140,000 options totaling 2,940,000 was determined   utilizing the Black-Scholes option pricing model with the following assumptions: stock price $0.015, expected term of 1.137 to 4.54 years, expected dividends of 0, volatility of -234%,  and a risk-free interest rate of 0.25% to 0.475%.

During May 2010, the Chief Executive Officer of the Company loaned $60,000 to the Company, which is due on demand. The Company agreed to pay $5,000 interest for the period from May 2010 to December 31, 2010. The unpaid balance including accrued interest was $62,400 at September 30, 2010.

At September 30, 2010, above notes payable was $932,826, net of $742,000 discount and includes the accrued interest of $34,827. Proceeds from notes and advances were allocated based on the relative fair values of the debt and options, which results in a discount. The Company amortized the discount using the effective interest rate method over the term of the promissory notes. The amortization of discount for the three and nine months ended September 30, 2010 was approximately $6,000, is included in interest expense on the consolidated statement of operations.

As amended during the year, the promissory note payable to a stockholder of the Company is due no earlier than February 15, 2014 and bears interest at 5%, which is payable annually.  Interest expense and late fees for non-payment of interest charged to operations for the nine months ended September 30, 2010 amounted to $43,250. At September 30, 2010 and December 31, 2009, the accrued interest on this note of $22,500 and $36,402, respectively, is included in accrued expenses and other current liabilities on the consolidated balance sheet. At September 30, 2010 and December 31, 2009, the outstanding balance of the note was $600,000.

During 2010, the Company paid $110,000 to its significant stockholder as professional fees and is included in operating expense on the consolidated statement of operations for the three and nine months ended September 30, 2010.

Term Loan - Stockholder

Under the terms of an amended Junior Creditor Agreement with a stockholder of the Company, the Company opened a line of credit with maximum borrowings of EUR 1,300,000.  At September 30, 2010 and December 31, 2009, $1,399,351 and $1,473,761, respectively, was outstanding under this facility. The credit facility bears interest at 5%, which is payable annually. At September 30, 2010 the term loan is payable on demand. Interest expense and late fees for non-payment of interest charged to operations for the nine months ended September 30, 2010 amounted to approximately $51,000.

At September 30, 2010, the accrued interest on this loan of $52,000 is included in accrued expenses and other current liabilities on the consolidated balance sheet. The loan was translated into U.S. dollars at current exchange rates at the balance sheet date.  A transaction gain on exchange rates of approximately $80,000 is included in other expense on the consolidated statement of operations for the nine months ended September 30, 2010.

Note 8 -                      Stockholders’ Deficiency

As of September 30, 2010, the Company held 23,534 shares of common stock in its treasury at a cost of $2,322,871.

During February 2010, a significant stockholder was issued 1,333,333 unregistered shares of the Company’s Common Stock for proceeds received in 2009.

During the nine months ended September 30, 2010, the Company sold 666,667 unregistered shares of common stock for $500,000 to a significant stockholder of the Company. The Company issued these shares in February 2011.

Note 9 -                      Equity Awards and Share-Based Compensation

During the three and nine months ended September 30, 2010, the Company recorded share-based compensation expense of approximately $2,500 and $7,600, respectively, and during the three and nine months ended September 30, 2009, the Company recorded share-based compensation expense of approximately $4,000 and $12,000, respectively, which is included in general and administrative expense on the consolidated statement of operations.

A summary of option activity under the plans as of September 30, 2010 and the changes during the period are presented below:

	Weighted- Average Number of Shares	Weighted-Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at January 1, 2010	9,667	$124.00	1.54
Granted -
Exercised	-	$-
Forfeited or expired	(5,134)	$117.00
Outstanding at September 30, 2010	4,533	$130.00	1.54
Exercisable at September 30, 2010	4,533	$130.00	1.54

A summary of the status of the Company’s non-vested shares as September 30, 2010 and changes during the nine months year then ended are presented below:

	Weighted- Average Number of Shares	Grant-Date Fair Value
Non-vested at January 1, 2010	1,033	$54.50
Granted	-	$-
Vested	(600)	$54.00
Forfeited	(433)	$117.00
Non-vested at September 30, 2010	-	-

Note 10 -                      Retirement Plan

The Company accounted for its retirement plan in accordance with Topic 715 of FASB ASC, “Compensation - Retirement Benefits.”  The Company sponsors a defined benefit pension plan that covers substantially all employees with more than one year of service. The Company’s policy is to fund pension costs accrued. Contributions to the plan reflect benefits attributed to employees’ service to date. The benefits are based on the number of years of service and the employee’s compensation during the three consecutive complete years of service prior to or including the year of termination of employment. Plan assets consist primarily of common stocks, fixed income securities and cash. The latest available actuarial valuation is as of December 31, 2009. At September 30, 2010, the Company obtained funded status of the plan.  In February 2007, the Company froze the pension plan effective December 31, 2006.  Therefore, no additional benefits for service will accrue after that date.  The Company did not make any contributions to the pension plan during 2009 and does not expect to make any contributions in 2010.

The following table sets forth the plan’s funded status as of September 30, 2010 and December 31, 2009 and amounts recognized in the Company’s consolidated financial statements:

	2010	2009
Projected benefit obligation	$(6,642,704)	$(7,123,897)
Plan assets at fair value	3,562,865	3,961,961
Unfunded excess of projected benefit obligation over plan asset	$(3,079,839)	$(3,161,936)

The accumulated benefit obligation at September 30, 2010 and December 31, 2009 was $6,642,704 and $7,123,897, respectively.

Pension expense for the three and nine months ended September 30, 2010 was approximately $156,000 and $467,000. Pension expense for the three and nine months ended September 30, 2009 was approximately $171,000 and $513,000.

Amounts included in accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit cost are comprised of the unrecognized net loss.

At September 30, 2010 and December 31, 2009, the accumulated benefit obligation exceeded the fair value of the pension plan’s assets and a pension liability of $3,079,839 and $3,161,936, respectively, is included as a non-current liability on the consolidated balance sheets.

The pension plan’s fiduciaries set investment policies and strategies for the trust.  Long-term strategic investment objectives include preserving the funded status of the trust and balancing risk and return.  The pension plan’s fiduciaries oversee the investment allocation process, which includes selecting investment managers, setting long-term strategic targets and monitoring asset allocations.  Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

The Company calculated the fair value of its plan assets as described under Topic 820 of FASB ASC, “Fair Value Measurements and Disclosures.”  Topic 820 clarifies the definition of fair value, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements.  Various inputs are used in determining the fair value of investments, including Level 1 - Price quotations in active markets/exchanges for identical securities.

The plan assets are invested in the marketable securities traded on a securities exchange and are classified within Level 1 of the fair value hierarchy as the value of these securities are available on the active and observable market.

Note 11 -                      Commitments and Contingencies

Flow Society

During November 2009, the Company signed a Memorandum of Understanding (MOU) with Jenno, as its independent contractor to develop the Flow Society brand. The Company is responsible for the daily operations of the business and Jenno receives a percentage of net revenue of the brand annually as compensation for performing the sales management and key account management of the brand on behalf of the Company as an independent contractor. As of February 11, 2010, the Company and Jenno have not entered into a final agreement.

Operating Leases

The Company leases office space under an operating lease expiring December 2014. At September 30, 2010 rent due per amended Stipulation of Settlement agreement signed with the landlord during 2009 was $75,008, which is included in accrued expenses and other current liabilities. At December 31, 2009, the current portion of rent due of $12,210 is included in accrued expenses and other current liabilities and the long-term portion of rent due of $85,472 is included in other long-term liability on the consolidated balance sheet.

The accompanying consolidated financial statements reflect rent expense on a straight-line basis over the terms of the lease in accordance with accounting principles generally accepted in the United States of America. An obligation of $297,320, representing future payments, is reflected as current liability in the accompanying consolidated balance sheet at September 30, 2010, due to termination of lease in October 2010.

Total rent expense charged to operations for the nine months ended to date September 30, 2010 and 2009 was approximately, $339,000, and $331,000, respectively.

The Company has an irrevocable standby letter of credit amounting to $100,000 with Wachovia Bank as collateral in lieu of a cash security deposit for an office lease. The sole beneficiary of this letter of credit is the lessor of the office space. This irrevocable standby letter of credit is collateralized by a deposit in the bank of $100,000, which is included in other current assets on the consolidated balance sheet. Upon termination of office lease, as discussed above, the Company will make payment for rent due to landlord using $100,000 restricted cash.

Girbaud Licensing Agreements

The Company has entered into two exclusive license agreements with Latitude to manufacture and market men’s and women’s apparel under the Girbaud brand and certain related trademarks which expire on December 31, 2014. These licensing agreements were amended for the minimum obligations of royalty payments required at 4% of net sales of regular license merchandise by the Company or SAI (see Note 1) for fiscal 2010. The amendment also waived the minimum payment obligations for advertising and related expenses for promoting the Girbaud brand products.

Employment Contracts:

Under the employment agreement, dated April 19, 2007, with Robert Stec, the Company’s Chief Executive Officer (“CEO”), as amended, Mr. Stec is entitled to an annual base compensation of $700,000 beginning in January 2009 until December 31, 2011.  During the year ended December 31, 2009, Mr. Stec voluntarily accepted the reduced payment of approximately $410,000 and waived the remaining payment for his minimum salary. In addition to base salary, Mr. Stec received an option to purchase 1,500 shares of the Company’s Common Stock, subject to the Company’s omnibus stock plan, and subject to an amended and restated omnibus stock plan non-statutory stock option grant agreement entered into on April 19, 2007 between the Company and the CEO.

Under the employment agreement between the Company and Mr. Goldenberg dated June 14, 2006, as amended, Mr. Goldenberg is entitled to an annual base salary and the Company’s normal employee benefits.  If Mr. Goldenberg was terminated without cause, he would be entitled to a severance payment equal to one year’s base salary. All such payments would be made during the one year period following the termination. The severance payment would be reduced by any other employment compensation.

Under the employment agreement between the Company and Mr. Goldberg dated July 2, 2007 (the “Goldberg Agreement”), Mr. Goldberg is entitled to an annual base compensation of $325,000. In addition to base compensation, Mr. Goldberg, is entitled in 2007 to incentive compensation of 1% of the net margin earned by the Company on sales of Girbaud brand in excess of $8 million. For the years 2008 and thereafter, the incentive compensation is 1% of net margin earned by the Company on sales of Girbaud between $16 million and $32 million plus .5% of net margin in excess of $32 million. Incentive compensation is limited to 70% of base compensation.  In the event of termination without cause, Mr. Goldberg will receive a payment equal to 50% of his then current base compensation. If Mr. Goldberg resigns within 60 days following a change of control, it is deemed termination without cause.

Legal Proceedings

In Walter Bud Nixson v. the Company, brought before the Occupational Safety and Health Administration of the Department of Labor, a former independent sales representative, Nixson, asserted that he was terminated in violation of the whistleblower provision of the Sarbanes-Oxley Act of 2002. Nixson claimed economic damages in excess of $1,000,000, including $1,000,000 in non-economic damages, exemplary damages, and reasonable costs and fees. The Company denies that Nixson was subjected to discrimination or retaliation of any kind, but rather was terminated in connection with a reorganization of the Company's sales department. The proceedings were settled in December 2010. See Note 12 for settlement disclosure.

Note 12 –                      Subsequent Events

On July 2, 2009, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Freedom Brands to sell 3,066,667 shares of the Company’s Common Stock at a price of $0.75 per share. In 2009, the Company issued 1,733,333 shares of its Common Stock to Freedom Brands in 2009 and received proceeds of $1,300,000.  In addition, the Company received proceeds of $1,000,000 in 2009 for which 1,333,333 shares of Common Stock were issued during February 2010.  From the $1,000,000 proceeds, $500,000 was paid directly to Latitude for royalty payments due.  In addition, as part of the Purchase Agreement, the Company granted options to Freedom Brands to purchase an additional 669,333 shares of its Common Stock at a price of $0.75 exercisable on or before March 31, 2010. On October 20, 2010, the option was extended to December 31, 2014.

In August 2010 and in September 30, 2010, Mr. Jacquet advanced the Company $250,000 and $320,000, respectively. The advances are evidenced by the promissory notes of $250,000 dated August 12, 2010 and $320,000 dated September 23, 2010, bearing interest at 10% per annum. The promissory note of $250,000 matures on December 31, 2012 and the promissory note of $320,000 matures on January 14, 2013.  In addition, the Company granted 1,140,000 options to Mr. Jacquet as financing incentive on the same date of the notes.  The Company received additional advances of $110,000 and $100,000 from this stockholder during September 2010 and November 2010, respectively. In November 2010, the Company canceled previously granted 1,140,000 options and replace with 1,560,000 options which includes additional 420,000 options granted as financing incentive for $210,000 advances received.  These options have an anti-dilution feature that will increase the amount of the option based upon an increase in authorized shares.These advances of $210,000 and the two promissory notes of $250,000 and $320,000 consolidated into one note of $780,000, dated November 12, 2010 maturing on December 31, 2012.

On October 29, 2010, the Company entered into a new lease for approximately 10,500 square feet of office space at 252 West 37th Street, 6th Floor, New York, NY. The lease expires during October 2017. The annual rent per lease agreement is from approximately $257,000 to $325,000 during the lease term.

On October 30, 2010 the Company issued a promissory note to its significant stockholder in the amount of $936,000 which is due on December 31, 2014 and bears interest at the rate of 10%. In addition, the stockholder received an option grant for 1,872,000 shares of common stock at a purchase price of $.13 per share. These options have an anti-dilution feature that will increase the amount of the option based upon an increase in authorized shares. The option expires on December 31, 2014.

On November 11, 2010 the Company issued a bridge note to its significant stockholder in the amount of $400,000 which is due on December 31, 2010 and bears interest at the rate of 10%. In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 3, 2011, a partial payment of $20,000 was paid on this note.  On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On December 1, 2010 the Company issued a bridge note to its significant stockholder in the amount of $140,000 which is due on December 31, 2010 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On December 28, 2010 the Company issued a bridge note to its significant stockholder in the amount of $220,000 which is due on January 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On December 30, 2010 the Company issued a bridge note to its significant stockholder in the amount of $130,000 which is due on January 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On January 14, 2011 the Company issued a bridge note to its significant stockholder in the amount of $100,000 which is due on January 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On February 8, 2011 the Company issued a convertible bridge note to an investor in the amount of $200,000 which is due on July 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note.

On January 20, 2011 the Company issued a bridge note to its significant stockholder in the amount of $50,000 which is due on January 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On February 8, 2011 the Company replaced the 1,800,000 stock options granted to Freedom Capital during June 2010 with warrants to purchase 13,500,000 shares of Common Stock at an exercise price of $0.13 per share; the 1,560,000 stock options granted to Ernest Jacquet during November 2010 with warrants to purchase 11,700,000 shares of Common Stock at an exercise price of $0.13 per share; and the 1,872,000 stock options granted to Ernest Jacquet during November 2010 with warrants to purchase 14,040,000 shares of Common Stock at an exercise price of $0.13 per share.

On January 26, 2011 the Company issued a bridge note to a Ernest Jacquet in the amount of $117,000 which is due on February 28, 2011 and bears interest at the rate of 10%. In addition, the stockholder receives a financing fee of 10% upon payment of the note. On February 8, 2011, the Company and the significant stockholder entered into a letter agreement extending the term of the loan to March 31, 2011.

On February 8, 2011 the Company issued a convertible bridge note to an investor in the amount of $50,000 which is due on July 31, 2011 and bears interest at the rate of 10%.  In addition, the stockholder receives a financing fee of 10% upon payment of the note

On November 1, 2010 the Company entered into an agreement to engage Cameron Associates, Inc. (“Cameron”) to provide investor relations services commencing on November 1, 2010. Cameron is a 34-year old New York based full-service investor relations firm that represents a wide variety of publicly-held companies in the U.S., Canada and Australia. The monthly fee for these services will be $5,000 and 120,000 shares of the Company’s Common Stock, restricted under Rule 144, due and earned upon signing of the agreement.  Company raising an aggregate of $5,000,000 in equity capital from the date of this agreement, the monthly fee will be increased to $10,000.

On November 1, 2010, the Company entered into a consulting agreement with ProActive Capital Resources Group LLC (“ProActive”), pursuant to which ProActive provides consulting services on a month-to-month basis to the Company in connection with its business operations. The Company pays a monthly fee of $2,000 and issued 40,000 shares of the Company’s Common Stock, restricted under Rule 144, upon signing of the agreement.

In December 2010, the Company signed a letter of intent to enter into a five-year licensing agreement with a five-year extension clause at the Company’s option with Brandina, The Original for the United States territory and expects to launch branded bags, shoes, and accessories products that feature the seaside lifestyle of the Italian Riviera in 2011.  As of February 11, 2011, the Company has not entered into a final agreement.

 The legal proceeding of Walter Bud Nixson v. the Company (discussed in Note 11) was settled in December 2010. The settlement cost was covered by insurance.

During December 2010, the board of directors of the Company approved:

•	change the Company’s name to Passport Brands, Inc,
•	an extension of Mr. Stec’s employment contract till December 31, 2012
•
payment of $65,000 to chairman of audit committee and lead independent director for his services.  The board granted him options to acquire 16,000 shares of the Company’s common stock with following vesting term and exercise price:

Number of Shares/ Vesting Date	Exercise Price
4,000 shares vesting on December 31, 2010	$0.25 per share
2,000 shares vesting on December 31, 2011	80% of Fair market value
4,000 shares vesting on December 31, 2012	80% of Fair Market Value
6,000 shares vesting on December 31, 2013	80% of Fair Market Value

•	resignation of Mr. Bachellerie as a director
•
grant to each independent director of the Company on an annual basis a non-qualified option to purchase up to 15,000 shares of the Company’s Common Stock, such option to vest in full on the grant date.

•	grant of options to acquire 200,000 shares of the Company’s common stock to its Chief Executive Officer with following vesting term and exercise price:

Number of Shares/ Vesting Date	Exercise Price
22,222 shares vesting on the Grant Date	$0.25 per share
22,222 shares vesting on December 31, 2011	$0.25 per share
22,222 shares vesting on December 31, 2012	$0.25 per share
66,667 shares vesting on December 31, 2011	80% of Fair market value
66,667 shares vesting on December 31, 2012	80% of Fair market value

During 2011, the Company increased options to purchase shares of the Company’s Common Stock from 16,000 to 48,000 previously granted to its chairman of the audit committee and lead independent director for his services with the following vesting term and exercise price.

Number of Shares/ Vesting Date	Exercise Price
12,000 shares vesting on December 31, 2010	$0.25 per share
6,000 shares vesting on December 31, 2011	80% of Fair market value
12,000 shares vesting on December 31, 2012	80% of Fair Market Value
18,000 shares vesting on December 31, 2013	80% of Fair Market Value

During 2011, the Company increased options to purchase shares of the Company’s Common Stock from 200,000 to 300,000 granted to its Chief Executive Officer with the following vesting term and exercise price.

Number of Shares/ Vesting Date	Exercise Price
33,333 shares vesting on the Grant Date	$0.25 per share
33,333 shares vesting on December 31, 2011	$0.25 per share
33,334 shares vesting on December 31, 2012	$0.25 per share
100,000 shares vesting on December 31, 2011	80% of Fair market value
100,000 shares vesting on December 31, 2012	80% of Fair market value

•	appointment of Ernest Jacquet as Non-Executive Chairman of the Company
•	the amendment and restatement of the Stock Incentive Plan as the “2010 Stock Incentive Plan”

During January 2011, the Board of Directors of the Company adopted resolutions approving:

•	an increase in the Company’s authorized shares of common stock to 1,900,000,000
•
a 50-1 reverse stock split of its outstanding common stock, with fractional shares being rounded up to nearest whole share.  The stock split was effected on January 18, 2011, upon the filing of a Certificate of Amendment to the Company’s Second Amended and Restated Certificate of Incorporation.  All share and per share data referred to in these consolidated financial statements have been restated to reflect the reverse split.

•	a reduction in the Company’s authorized shares of common stock to 38,000,000

During February 2011, the board of directors of the Company approved an increase in the Company’s authorized shares of common stock to 60,000,000 shares.